   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 4, 1996
                                                     REGISTRATION NO. 33-62305

==============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    ------
                        POST-EFFECTIVE AMENDMENT NO. 1
                                      TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                                    ------
                            MERIDIAN BANCORP, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 PENNSYLVANIA
                         (State or other jurisdiction
                               of incorporation
                               or organization)

                                     6711
                              (Primary Standard
                          Industrial Classification
                                 Code Number)

                                  23-2237529
                               (I.R.S. Employer
                             Identification No.)

                            35 North Sixth Street
                         Reading, Pennsylvania 19601
                                (610) 655-2000
        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             Samuel A. McCullough
                     Chairman and Chief Executive Officer
                            Meridian Bancorp, Inc.
                            35 North Sixth Street
                         Reading, Pennsylvania 19601
                                (610) 655-2000

          (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                                 ---------------

                                  Copies to:

Joseph M. Harenza, Esquire                   Ronald H. Janis, Esquire
David W. Swartz, Esquire                     Michael W. Zelenty, Esquire
Stevens & Lee                                Pitney, Hardin, Kipp & Szuch
111 North Sixth Street                       P.O. Box 1945
P.O. Box 679                                 Morristown, New Jersey 07962
Reading, Pennsylvania 19603
                                 ---------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]
==============================================================================

          UNITED COUNTIES BANCORPORATION
          Four Commerce Drive, Cranford, New Jersey 07016
LOGO
          EUGENE H. BAUER
          CHAIRMAN OF THE BOARD AND
          CHIEF EXECUTIVE OFFICER
          (908) 931-6548



                               JANUARY 4, 1996

Dear Stockholder:

   On September 25, 1995, United Counties Bancorporation ("UCB") mailed to you a Notice of Special Meeting and Proxy Statement/Prospectus ("Proxy Statement/Prospectus") relating to the Special Meeting of Stockholders of UCB (the "Special Meeting") initially convened on Wednesday, November 1, 1995 at 10:00 a.m. at the corporate headquarters of UCB, Four Commerce Drive, Cranford, New Jersey 07016. The Special Meeting was adjourned until further notice in order to permit UCB stockholders to receive and consider the information contained in the accompanying Proxy Statement/Prospectus Supplement (the "Supplement") and the Special Meeting will now be held, in accordance with the enclosed Notice of Meeting, at 10:00 a.m., Wednesday, February 7, 1996 at the corporate headquarters of UCB.

   As described in the Proxy Statement/Prospectus, another copy of which has been included with this Supplement for your convenience, at the reconvened Special Meeting you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of May 23, 1995 (the "Merger Agreement"), by and between Meridian Bancorp, Inc. ("Meridian") and UCB, pursuant to which UCB will merge (the "Merger") with and into Meridian, with Meridian surviving the Merger and each share of common stock, no par value, $1.00 stated value per share, of UCB ("UCB Common Stock") at the closing of the Merger will be converted into 5.00 shares of common stock, par value $5.00 per share, of Meridian ("Meridian Common Stock").

   After the mailing of the Proxy Statement/Prospectus, Meridian and CoreStates Financial Corp, a bank holding company with its principal offices located in Philadelphia, Pennsylvania ("CoreStates"), entered into an Agreement and Plan of Merger, dated as of October 10, 1995 (the "Meridian/CoreStates Merger Agreement"), pursuant to which Meridian will merge with and into CoreStates (the "Meridian/CoreStates Merger"), with CoreStates being the surviving corporation. The Meridian/CoreStates Merger Agreement provides that upon completion of the Meridian/CoreStates Merger, each share of Meridian Common Stock will be exchanged for 1.225 shares of common stock, par value $1.00 per share, of CoreStates ("CoreStates Common Stock"), subject to increase under certain limited circumstances but not subject to decrease. Accordingly, if the Merger is completed, each share of UCB Common Stock ultimately will be converted into 6.125 shares of CoreStates Common Stock, assuming the Meridian/CoreStates Merger is also completed, subject to increase under certain limited circumstances but not subject to decrease.

   Because of the pendency of the Meridian/CoreStates Merger, UCB postponed the stockholder vote on the Merger Agreement in order to furnish you with information regarding the proposed Meridian/CoreStates Merger. The enclosed Supplement provides you with such information.

   As described in the Proxy Statement/Prospectus, completion of the Merger is subject to certain conditions, including the approval of the Merger Agreement by UCB's stockholders and by various regulatory agencies. Subject to the foregoing conditions, the Merger currently is expected to close early in the first quarter of 1996, but there can be no assurance that such conditions will be met or, if met, as to the timing of the closing of the Merger.

   As described in this Supplement, the Meridian/CoreStates Merger is subject to certain conditions, including the approval of the Meridian/CoreStates Merger Agreement by the shareholders of both Meridian and CoreStates and various regulatory agencies, including the Board of Governors of the Federal Reserve System. Subject to the foregoing conditions, the Meridian/CoreStates Merger currently is expected to close in the second quarter of 1996, but there can be no assurance as to whether such conditions will be met or, if met, as to the timing of the closing.

   UCB's Board of Directors has considered the Meridian/CoreStates Merger, confirmed its approval of the Merger and determined that the Merger remains in the best interests of the stockholders of UCB. The Board accordingly confirms its recommendation that you vote for APPROVAL of the Merger Agreement.

   This Supplement describes the Meridian/CoreStates Merger and provides information which may be important to your vote at the Special Meeting. Please review this material carefully. The Supplement should be read in conjunction with the Proxy Statement/Prospectus mailed to you on or about September 25, 1995, a copy of which has been included with the Supplement for your convenience.

   IF YOU HAVE NOT YET SIGNED AND RETURNED THE PROXY CARD ENCLOSED WITH THE PROXY STATEMENT/PROSPECTUS DATED SEPTEMBER 25, 1995, OR IF YOU WISH TO REVOKE SUCH PROXY AND CHANGE YOUR VOTE, I URGE YOU TO EXECUTE, DATE, AND RETURN THE ENCLOSED BLUE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE TO ENSURE THAT YOUR SHARES WILL BE VOTED AT THE SPECIAL MEETING. YOU NEED NOT EXECUTE THE ENCLOSED BLUE PROXY CARD IF YOU PREVIOUSLY HAVE EXECUTED, DATED, AND RETURNED A PROXY CARD AND YOU DO NOT WISH TO CHANGE YOUR VOTE. YOU SHOULD NOT SEND IN CERTIFICATES FOR YOUR SHARES OF UCB COMMON STOCK AT THIS TIME.



As of November 1, 1995, the date the Special Meeting was originally convened, UCB had received proxies from holders representing 91.7% of the outstanding shares of UCB Common Stock and 91.4% of the outstanding shares had been voted in favor of the Merger Agreement. Unless a substantial number of such proxies are revoked, the management of UCB expects the Merger Agreement to be approved at the Special Meeting, although there can be no assurance that stockholders will not revoke their proxies.

   It is very important for your shares to be represented at the Special Meeting, regardless of whether you plan to attend in person and whether or not you have previously executed and returned the proxy card enclosed with the Proxy Statement/Prospectus dated September 25, 1995. The affirmative vote of at least 66 2/3 % of the outstanding shares of UCB Common Stock is required to approve the Merger Agreement. Therefore, a failure to vote will have the same effect as a vote against the Merger Agreement.

   On behalf of the UCB Board of Directors, I thank you for your support and patience in light of the delay resulting from the proposed
Meridian/CoreStates Merger, and urge you to vote for approval of the Merger Agreement.






                                Sincerely yours,


                                /s/  Eugene H. Bauer
                                ------------------------------
                                Eugene H. Bauer
                                Chairman of the Board and
                                Chief Executive Officer

                            MERIDIAN BANCORP, INC.
                            CROSS-REFERENCE SHEET
    PURSUANT TO ITEM 501(B) OF REGULATION S-K SHOWING THE LOCATION IN THE
     PROXY STATEMENT/PROSPECTUS OR PROXY STATEMENT/PROSPECTUS SUPPLEMENT
              OF THE INFORMATION REQUIRED BY PART I OF FORM S-4

                                                                 Location in Proxy
                                                               Statement/Prospectus
                       Form S-4 Item No.                           or Supplement
            ---------------------------------------   ---------------------------------------
A.         Information About the Transaction.
           1.  Forepart of Registration Statement
               and Outside Front Cover Page of
               Prospectus........................... Proxy Statement/Prospectus: Outside
                                                     Front Cover Page of Registration
                                                     Statement; Supplement: Outside Front
                                                     Cover Page

           2.  Inside Front and Outside Back Cover
               Pages of Prospectus.................. Proxy Statement/Prospectus: Table of
                                                     Contents; Available Information;
                                                     Incorporation of Certain Documents by
                                                     Reference Supplement: Table of
                                                     Contents; Available Information;
                                                     Incorporation of Certain Documents by
                                                     Reference

           3.  Risk Factors, Ratio of Earnings to
               Fixed Charges and Other Information.. Proxy Statement/Prospectus: Summary;
                                                     Supplement: Recent Developments;
                                                     Updated Market Prices; Updated
                                                     Comparative Per Common Share Data;
                                                     Update of Required Regulatory
                                                     Approvals; Meridian Selected Historical
                                                     Financial Data; UCB Selected Historical
                                                     Financial Data; Certain Information
                                                     Regarding Pending Meridian/CoreStates
                                                     Merger

           4.  Terms of the Transaction............. Proxy Statement/Prospectus:
                                                     Introduction; The Special Meeting; The
                                                     Merger; Interests of Certain Persons in
                                                     the Merger; Certain Related
                                                     Transactions; Description of Meridian
                                                     Capital Securities; Comparison of
                                                     Shareholder Rights; Supplement: Certain
                                                     Information Regarding the Pending
                                                     Meridian/CoreStates Merger; Comparison
                                                     of Shareholder Rights

           5.  Pro Forma Financial Information ..... Proxy Statement/Prospectus: Summary;
                                                     Selected Pro Forma Combined Financial
                                                     Information; Supplement: Selected Pro
                                                     Forma Combined Financial Information


                                                                 Location in Proxy
                                                               Statement/Prospectus
                       Form S-4 Item No.                           or Supplement
            ---------------------------------------   ---------------------------------------
           6.  Material Contacts with the Company
               Being Acquired....................... Proxy Statement/Prospectus: The Merger;
                                                     Interests of Certain Persons in the
                                                     Merger; Certain Related Transactions

           7.  Additional Information Required for
               Reoffering by Persons and Parties
               Deemed to be Underwriters...........  Not Applicable

           8.  Interests of Named Experts and
               Counsel.............................  Legal Matters

           9.  Disclosure of Commission Position
               on Indemnification for Securities
               Act Liabilities ....................  Not Applicable

B.         Information About the Registrant.
           10. Information with Respect to S-3
               Registrants ........................  Proxy Statement/Prospectus: Summary;
                                                     Description of Meridian; Meridian
                                                     Selected Historical Financial
                                                     Information; Supplement: Available
                                                     Information; Incorporation of Certain
                                                     Information by Reference; Meridian
                                                     Selected Historical Financial Data;
                                                     Certain Information Regarding Pending
                                                     Meridian/CoreStates Merger.

           11. Incorporation of Certain Information
               by Reference......................... Proxy Statement/Prospectus:
                                                     Incorporation of Certain Information by
                                                     Reference; Supplement: Incorporation of
                                                     Certain Documents by Reference

           12. Information with Respect to S-2 or
               S-3 Registrants ..................... Not Applicable

           13. Incorporation of Certain Information
               by Reference......................... Not Applicable

           14. Information with Respect to
               Registrants Other Than S-2 or
               S-3 Registrants...................... Not Applicable

                                                                 Location in Proxy
                                                               Statement/Prospectus
                       Form S-4 Item No.                           or Supplement
            ---------------------------------------   ---------------------------------------
C.         Information About the Company Being
           Acquired.
           15. Information with Respect to S-3
               Companies............................ Proxy Statement/Prospectus: Description
                                                     of UCB; UCB Selected Historical
                                                     Financial Data; Supplement: Available
                                                     Information; Incorporation of Certain
                                                     Information by Reference; UCB Selected
                                                     Historical Financial Data

           16. Information with Respect to S-2 or
               S-3 Companies........................ Not Applicable

           17. Information with Respect to Companies
               Other Than S-2 or S-3 Companies...... Not Applicable

D.         Voting and Management Information.
           18. Information if Proxies, Consents or
               Authorizations are to be Solicited... Proxy Statement/Prospectus:
                                                     Incorporation of Certain Documents by
                                                     Reference; Summary; The Special
                                                     Meeting; The Merger; Supplement:
                                                     Incorporation of Certain Documents by
                                                     Reference; Recent Developments;
                                                     Comparison of Shareholder Rights

           19. Information if Proxies, Consents or
               Authorizations are not to be
               Solicited or in an Exchange Offer.....Not Applicable


                             NOTICE OF ADJOURNED
                       SPECIAL MEETING OF STOCKHOLDERS
                                      OF
                        UNITED COUNTIES BANCORPORATION
                    INITIALLY CONVENED ON NOVEMBER 1, 1995
               FOUR COMMERCE DRIVE, CRANFORD, NEW JERSEY 07016

   NOTICE is hereby given that the adjourned Special Meeting of Stockholders of United Counties Bancorporation ("UCB") originally convened at 10:00 a.m., November 1, 1995, will be reconvened and held at 10:00 a.m., local time, Wednesday, February 7, 1996 at the Corporate Headquarters of UCB, Four Commerce Drive, Cranford, New Jersey 07016. As set forth in the original Notice of Special Meeting, the following matters will be considered at the Special Meeting:


   1. The approval and adoption of the Agreement and Plan of Merger, dated as of May 23, 1995 (the "Merger Agreement"), between UCB and Meridian Bancorp, Inc. ("Meridian"), a copy of which is attached as Annex A to the accompanying Proxy Statement/Prospectus, providing for the merger of UCB with and into Meridian (the "Merger"), pursuant to which each share of the common stock, no par value, $1.00 stated value per share, of UCB outstanding at the closing of the Merger will be converted into and become a right to receive 5.00 shares of the common stock, par value $5.00 per share, of Meridian.

   2. Adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Special Meeting to constitute a quorum or to approve the Merger Agreement.

   3. Such other matters as may properly be brought before the Special Meeting or any adjournments thereof.

   The Board of Directors of UCB has fixed the close of business on September 15, 1995, as the record date for determining stockholders entitled to notice of, and to vote at, the Special Meeting and any adjournments thereof, including this adjournment.

   A supplement to the Proxy Statement/Prospectus, as well as the Proxy Statement/Prospectus, is set forth on the following pages and an additional form of blue proxy card is enclosed herewith. YOU SHOULD COMPLETE THE ENCLOSED BLUE PROXY CARD ONLY IF YOU HAVE NOT PREVIOUSLY VOTED OR IF YOU WISH TO CHANGE YOUR VOTE. To send in a proxy, please complete, sign, date and return the blue proxy card in the enclosed return envelope. If you attend the Special Meeting, you may revoke your proxy in accordance with the procedures described in the Proxy Statement/Prospectus and vote your shares in person.


                                BY ORDER OF THE BOARD OF DIRECTORS

                                /s/ Alice R. Cadby
                                --------------------------------
                                Alice R. Cadby
                                Corporate Secretary

Cranford, New Jersey
January 4, 1996


     PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME.

                          PROXY STATEMENT SUPPLEMENT
                (TO PROXY STATEMENT DATED SEPTEMBER 25, 1995)
                                     FOR
                      SPECIAL MEETING OF STOCKHOLDERS OF
                        UNITED COUNTIES BANCORPORATION
                    INITIALLY CONVENED ON NOVEMBER 1, 1995
                      AND ADJOURNED TO FEBRUARY 7, 1996
                             FOUR COMMERCE DRIVE
                          CRANFORD, NEW JERSEY 07016

                            PROSPECTUS SUPPLEMENT
                   (TO PROSPECTUS DATED SEPTEMBER 25, 1995)
                            MERIDIAN BANCORP, INC.
                                 COMMON STOCK
                            35 NORTH SIXTH STREET
                         READING, PENNSYLVANIA 19601

   This Proxy Statement/Prospectus Supplement (the "Supplement") is being furnished by United Counties Bancorporation, a New Jersey corporation ("UCB"), to the holders of UCB common stock, no par value, $1.00 stated value per share ("UCB Common Stock"), in connection with the solicitation of proxies by UCB's Board of Directors for use at a Special Meeting of Stockholders of UCB initially convened on Wednesday, November 1, 1995, at Four Commerce Drive, Cranford, New Jersey 07016 (the "Special Meeting"), and at any adjournment or adjournments thereof. The Special Meeting was adjourned until further notice as a result of events subsequent to the mailing of the Proxy Statement/Prospectus to permit stockholders of UCB to receive and consider the information contained herein. The Special Meeting will be reconvened at 10:00 a.m., Wednesday, February 7, 1996, at the corporate headquarters of UCB, Four Commerce Drive, Cranford, New Jersey. If there are not sufficient shares represented for a quorum or votes to approve the Merger Agreement at the Special Meeting, the Special Meeting may be further adjourned to permit further solicitation. This Supplement is a supplement to and should be read in conjunction with the accompanying Proxy Statement/Prospectus dated September 25, 1995, which was initially mailed to UCB stockholders on or about September 25, 1995. Any statement contained in that Proxy Statement/Prospectus will be deemed to be modified or superseded to the extent that a statement set forth herein, or in a document subsequently filed under the Securities Exchange Act of 1934 and incorporated by reference herein, modifies or supersedes such statement but, except as so modified or superseded, all statements contained therein shall remain in full force and effect as if fully set forth herein.

   This Supplement and the accompanying form of Proxy are first being mailed to the stockholders of record of UCB on or about January 5, 1996.

   The purpose of the Special Meeting is to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of May 23, 1995 (the "Merger Agreement"), between UCB and Meridian Bancorp, Inc. ("Meridian"), pursuant to which UCB will merge with and into Meridian (the "Merger"), subject to the terms and conditions contained therein. See "SUMMARY" and "THE MERGER AGREEMENT" in the accompanying Proxy Statement/Prospectus, and a copy of the Merger Agreement which is attached as ANNEX A to the accompanying Proxy Statement/Prospectus.

   Upon completion of the Merger each outstanding share of UCB Common Stock will be converted into and represent the right to receive 5.00 shares (the "Exchange Ratio") of Meridian's common stock, $5.00 par value per share ("Meridian Common Stock"). Pursuant to the terms of the Merger Agreement, cash will be paid in lieu of fractional shares of Meridian Common Stock. For a more complete description of the Merger Agreement and the terms of the Merger, see "THE MERGER" in the accompanying Proxy Statement/Prospectus.

   Subsequent to mailing the Proxy Statement/Prospectus, Meridian and CoreStates Financial Corp ("CoreStates") entered into an Agreement and Plan of Merger, dated as of October 10, 1995 (the "Meridian/CoreStates Merger Agreement"), which provides for the merger (the "Meridian/CoreStates Merger") of Meridian into CoreStates, with CoreStates the surviving corporation in the Meridian/CoreStates Merger. The Meridian/CoreStates Merger Agreement provides that upon completion of the Meridian/CoreStates Merger, each share of Meridian Common Stock will be exchanged for 1.225 shares of common stock, par value $1.00 per share, of CoreStates ("CoreStates Common Stock"), subject to possible increase under certain limited circumstances but not subject to decrease. Accordingly, if the Merger is completed, each share of UCB Common Stock ultimately will be converted into 6.125 shares of CoreStates Common Stock, assuming the Meridian/CoreStates Merger is also completed. The Meridian/CoreStates Merger is subject to certain conditions, including the approval of the Meridian/CoreStates Merger Agreement by the shareholders of both Meridian and CoreStates and various regulatory agencies.

   Meridian Common Stock is traded on the NASDAQ Stock Market under the symbol "MRDN." On January 3, 1996, the closing price of Meridian Common Stock was $46.875 per share. UCB Common Stock is listed on the NASDAQ Small-Cap Market under the symbol "UCTC." On January 3, 1996, the last reported sale price of UCB Common Stock on the NASDAQ Small-Cap Market was $230.50 per share. CoreStates Common Stock is listed on the New York Stock Exchange under the symbol "CFL." On January 3, 1996, the last reported sale price of

CoreStates Common Stock was $38.25 per share. See "UPDATED MARKET PRICES" herein. UCB stockholders are urged to obtain current market quotations for Meridian Common Stock, UCB Common Stock and CoreStates Common Stock. UCB stockholders are not assured of receiving any specific market value of Meridian Common Stock or CoreStates Common Stock. The price of Meridian Common Stock at the effective date of the Merger may be higher or lower than the market price at the time of entering into the Merger Agreement, at the time of mailing this Supplement or at the time the Special Meeting is reconvened. Similarly, the price of CoreStates Common Stock at the effective date of the Meridian/CoreStates Merger may be higher or lower than the market price at the time Meridian and CoreStates entered into the Meridian/CoreStates Merger Agreement, at the time of mailing this Supplement or at the time the Special Meeting is reconvened or on the dates of the meetings of CoreStates and Meridian shareholders at which those shareholders will vote on the Meridian/CoreStates Merger.

   Meridian has filed a Registration Statement pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering the shares of Meridian Common Stock which will be issued in connection with the Merger. In addition to constituting the UCB Proxy Statement for the Special Meeting, the accompanying Proxy Statement/Prospectus, as amended and supplemented by this Supplement, constitutes a Prospectus of Meridian with respect to the Meridian Common Stock to be issued if the Merger is consummated.

   THE SHARES OF MERIDIAN COMMON STOCK OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   THE SHARES OF MERIDIAN COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.
                                    ------

               THE DATE OF THIS SUPPLEMENT IS JANUARY 4, 1996.

                             TABLE OF CONTENTS

                                                                                                   PAGE
                                                                                                  -------
AVAILABLE INFORMATION  ..........................................................................      1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE  ................................................      2
RECENT DEVELOPMENTS  ............................................................................      4
UPDATED MARKET PRICES  ..........................................................................      4
UPDATED COMPARATIVE PER COMMON SHARE DATA  ......................................................      6
UPDATE OF REQUIRED REGULATORY APPROVALS  ........................................................      9
MERIDIAN SELECTED HISTORICAL FINANCIAL DATA  ....................................................     10
UCB SELECTED HISTORICAL FINANCIAL DATA  .........................................................     12
SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION  ..............................................     13
Pro Forma Condensed Consolidated Balance Sheet as of September 30, 1995  ........................     14
Pro Forma Condensed Consolidated Statements of Income for the Nine Months Ended September 30,
  1995 and September 30, 1994 and the Years Ended December 31, 1994, 1993 and 1992 ..............     19
Pro Forma Consolidated Capitalization as of September 30, 1995  .................................     26
UPDATED OPINION OF UCB's FINANCIAL ADVISOR  .....................................................     27
CERTAIN INFORMATION REGARDING PENDING MERIDIAN/CORESTATES MERGER  ...............................     27
     Structure of the Meridian/CoreStates Merger  ...............................................     27
     Effect of Meridian/CoreStates Merger on UCB and UCB Stockholders  ..........................     27
     Meridian and CoreStates Stock Option Agreements  ...........................................     28
     Meridian/CoreStates Effective Time  ........................................................     30
     Conduct of Business Pending Meridian/CoreStates Merger and Related Matters  ................     30
     Representations and Warranties  ............................................................     31
     Conditions to Completion of the Meridian/CoreStates Merger  ................................     32
     Dividends  .................................................................................     32
     Regulatory Approvals Required  .............................................................     33
     Certain Federal Income Tax Consequences  ...................................................     34
     Anticipated Accounting Treatment  ..........................................................     35
     Termination; Possible Exchange Ratio Increase  .............................................     35
     Amendment and Waiver  ......................................................................     38
     Interests of Certain Persons in the Meridian/CoreStates Merger  ............................     38
     Management and Operations After the Meridian/CoreStates Merger  ............................     39
     Consolidation of Operations; Anticipated Cost Savings  .....................................     40
DESCRIPTION OF CORESTATES CAPITAL STOCK  ........................................................     42
     General  ...................................................................................     42
     Common Shares  .............................................................................     42
     CoreStates Series Preferred Stock  .........................................................     43
COMPARISON OF SHAREHOLDER RIGHTS  ...............................................................     44
     General  ...................................................................................     44
     Authorized Capital  ........................................................................     45
     Directors  .................................................................................     45
          Removal  ..............................................................................     45
          Nomination  ...........................................................................     45
          Election of Directors  ................................................................     46
          Cumulative Voting  ....................................................................     46
          Limited Liability  ....................................................................     46


                                        i





                                                                                                   PAGE
                                                                                                  -------
          Indemnification  ......................................................................     47
     Shareholders' Meetings  ....................................................................     47
     Shareholder Rights Plan  ...................................................................     48
     Antitakeover Provisions  ...................................................................     48
     Required Shareholder Vote  .................................................................     50
          General  ..............................................................................     50
          Fundamental Changes  ..................................................................     50
          Amendment of Articles or Certificate of Incorporation  ................................     51
     Amendment of Bylaws  .......................................................................     52
     Mandatory Tender Offer Provision  ..........................................................     52
     Dissenters' Rights  ........................................................................     52
     Dividends  .................................................................................     53
     Voluntary Dissolution  .....................................................................     53
     Preemptive Rights  .........................................................................     53
EXPERTS  ........................................................................................     54

ANNEX A
-------
UPDATED OPINION OF GOLDMAN, SACHS & CO  .........................................................    A-1


   THIS SUPPLEMENT SHOULD BE READ CAREFULLY AND SHOULD BE READ IN CONJUNCTION WITH THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS DATED SEPTEMBER 25, 1995, WHICH WAS INITIALLY MAILED TO UCB STOCKHOLDERS ON OR ABOUT SEPTEMBER 25, 1995.

   IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, IN THE EVENT YOU HAVE NOT YET SIGNED AND RETURNED THE PROXY CARD ENCLOSED WITH THE PROXY STATEMENT/PROSPECTUS DATED SEPTEMBER 25, 1995, OR IN THE EVENT YOU WISH TO REVOKE SUCH PROXY AND CHANGE YOUR VOTE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE SPECIAL MEETING, PLEASE VOTE, DATE AND SIGN THE ENCLOSED BLUE PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ARE PRESENT AT THE MEETING.


   YOU NEED NOT EXECUTE THE ENCLOSED BLUE PROXY CARD IF YOU PREVIOUSLY HAVE EXECUTED, DATED AND RETURNED A PROXY CARD AND YOU DO NOT WISH TO CHANGE YOUR VOTE. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. SEE "THE SPECIAL MEETING -- Revocability of Proxies." ANY STOCKHOLDER PRESENT AT THE SPECIAL MEETING, INCLUDING ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE SPECIAL MEETING.


   No persons have been authorized to give any information or to make any representations other than those contained in this Supplement, the accompanying Proxy Statement/Prospectus or incorporated by reference herein or therein in connection with the solicitation of proxies or the offering of securities made hereby and, if given or made, such information or representation must not be relied upon as having been authorized by Meridian or UCB. This Supplement, together with the accompanying Proxy Statement/Prospectus, does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this Supplement, together with the accompanying Proxy Statement/Prospectus, nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of Meridian, CoreStates or UCB since the date hereof or that the information contained herein is correct as of any time subsequent to its date.


   All information concerning Meridian and its subsidiaries contained herein, incorporated herein by reference or supplied herewith has been furnished by Meridian; all information concerning UCB and its subsidiaries contained herein, incorporated herein by reference or supplied herewith has been furnished by UCB; and all information concerning CoreStates and its subsidiaries contained herein, incorporated by reference or supplied herewith has been furnished by CoreStates. NO ASSURANCES CAN BE GIVEN BY MERIDIAN, CORESTATES OR UCB AS TO THE FUTURE VALUE OF MERIDIAN COMMON STOCK OR CORE-STATES COMMON STOCK OR THAT MERIDIAN OR CORESTATES WILL REALIZE THEIR RESPECTIVE REVENUE ENHANCEMENT, COST SAVINGS OR OTHER POST-MERGER GOALS, IF ANY. See "THE MERGER -- Consolidation of Operations: Projected Operating Cost Savings and Revenue Enhancement" in the accompanying Proxy Statement/Prospectus and "CERTAIN INFORMATION REGARDING PENDING MERIDIAN/CORESTATES MERGER -- Consolidation of Options; Anticipated Cost Savings" herein.


                            AVAILABLE INFORMATION

   Meridian, UCB and CoreStates are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by Meridian, UCB and CoreStates with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available for inspection and copying at the following regional offices of the Commission: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048;

and the Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.


   Meridian has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Meridian Common Stock to be issued pursuant to the Merger Agreement. This Supplement and the accompanying Proxy Statement/Prospectus do not contain all the information set forth in the Registration Statement and the exhibits thereto. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Supplement, the Proxy Statement/Prospectus or in any document incorporated by reference herein or therein or supplied herewith or therewith as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.


                      INCORPORATION OF CERTAIN DOCUMENTS
                                 BY REFERENCE

   The following documents filed with the Commission by Meridian (File No. 0-12364) pursuant to the Exchange Act are incorporated by reference in this Supplement and the accompanying Proxy Statement/Prospectus:


   1. Meridian's Annual Report on Form 10-K for the year ended December 31, 1994 (including certain information contained in Meridian's Proxy Statement dated March 17, 1995 used in connection with Meridian's 1995 Annual Meeting of Shareholders and incorporated by reference in the Form 10-K), as amended by a Form 10-K/A No. 1 filed on December 27, 1995.


   2. Meridian's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995.


   3. Meridian's Current Reports on Form 8-K dated May 23, 1995, June 28, 1995, September 22, 1995, September 26, 1995, October 10, 1995, and
      December 28, 1995 (containing consolidated financial statements of CoreStates for the three years ended December 31, 1994 and the nine months ended September 30, 1995 and September 30, 1994).


   4. Meridian's Registration Statement on Form 8-A dated August 14, 1989, as amended on July 25, 1994 and November 6, 1995, with respect to Preferred Stock Purchase Rights registered pursuant to Section12(g) of the Exchange Act.

   The following documents filed with the Commission by UCB (File No. 0-11282) pursuant to the Exchange Act are incorporated by reference in this Supplement and the accompanying Proxy Statement/Prospectus:

   1. UCB's Annual Report on Form 10-K for the year ended December 31, 1994 (including certain information contained in UCB's Proxy Statement dated March 10, 1995 used in connection with UCB's 1995 Annual Meeting of Shareholders and incorporated by reference in the Form 10-K).

   2. UCB's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995.

   3. UCB's Current Reports on Form 8-K filed on June 8, 1995, August 8, 1995 and October 19, 1995.

   4. The description of UCB Common Stock set forth in UCB's Registration Statement filed on Form 8-A filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

   All documents and reports filed by Meridian and UCB pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Supplement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Supplement and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Supplement or the accompanying Proxy Statement/Prospectus.


   THIS SUPPLEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS SUPPLEMENT IS DELIVERED, ON WRITTEN OR ORAL REQUEST. DOCUMENTS RELATING TO MERIDIAN MAY BE REQUESTED FROM MERIDIAN BANCORP, INC., 35 NORTH SIXTH STREET, READING, PENNSYLVANIA 19601 (TELEPHONE NUMBER (610) 655-2438), ATTENTION: INVESTOR RELATIONS. DOCUMENTS RELATING TO UCB MAY BE REQUESTED FROM UNITED COUNTIES BANCORPORATION, FOUR COMMERCE DRIVE, CRANFORD, NEW JERSEY 07016 (TELEPHONE NUMBER (908) 931-6844),
ATTENTION: CORPORATE SECRETARY. IN ORDER TO ENSURE DELIVERY OF THE DOCUMENTS PRIOR TO THE SPECIAL MEETING, REQUESTS SHOULD BE RECEIVED BY JANUARY 19, 1996.

                             RECENT DEVELOPMENTS

MERIDIAN/CORESTATES MERGER AGREEMENT


   On October 10, 1995, Meridian entered into the Meridian/CoreStates Merger Agreement with CoreStates, which provides for the Meridian/CoreStates Merger. Upon completion of the Meridian/CoreStates Merger, among other things, each outstanding share of Meridian Common Stock will be converted into and exchanged for 1.225 shares of CoreStates Common Stock, subject to possible increase under certain limited circum- stances but not subject to decrease. See "CERTAIN INFORMATION REGARDING PENDING MERIDIAN/CORESTATES MERGER -- Termination; Possible Exchange Ratio Increase."

   Under applicable law, the Meridian/CoreStates Merger requires distribution to UCB stockholders of the information contained herein for their consideration in connection with their vote regarding the Merger Agreement. As a result, UCB adjourned until further notice the Special Meeting from its originally scheduled date of November 1, 1995 and by means of this Supplement has notified shareholders of record as of the record date that the adjourned meeting will be reconvened at 10:00 a.m. on February 7, 1996. Assuming (i) UCB stockholders approve the Merger Agreement at the Special Meeting, (ii) the Merger is completed and (iii) the Merger is completed prior to the completion of the Meridian/CoreStates Merger, each outstanding share of UCB Common Stock will be converted into and exchangeable for 5.00 shares of Meridian Common Stock.

   In addition, assuming completion of the Meridian/CoreStates Merger, each outstanding share of Meridian Common Stock (including each share of Meridian Common Stock that will have been issued to UCB stockholders pursuant to the Merger, assuming the Meridian/CoreStates Merger is completed subsequent to completion of the Merger) will be converted into and exchanged for 1.225 shares of CoreStates Common Stock, subject to possible increase under certain limited circumstances but not subject to decrease (the "Meridian/CoreStates Exchange Ratio"), pursuant to the terms of the Meridian/CoreStates Merger Agreement. See "CERTAIN INFORMATION REGARDING PENDING MERIDIAN/CORESTATES MERGER -- Termination; Possible Exchange Ratio Increase." If both the Merger and the Meridian/CoreStates Merger are completed, each share of UCB Common Stock ultimately would be converted into 6.125 shares of CoreStates Common Stock (the product of the Exchange Ratio and the Meridian/CoreStates Exchange Ratio) except that cash will be paid in lieu of fractional shares of CoreStates Common Stock, subject to possible increase under certain limited circumstances but not subject to decrease.

   Meridian has set ____________, 1996 as the date for a special meeting of shareholders at which the holders of Meridian Common Stock are to vote on the Meridian/CoreStates Merger Agreement and has established December 26, 1995 as the record date for its shareholders entitled to vote at such meeting. ACCORDINGLY, THE MERGER WILL NOT BE COMPLETED IN TIME FOR UCB STOCKHOLDERS TO BECOME MERIDIAN SHAREHOLDERS AND HAVE AN OPPORTUNITY TO VOTE AS MERIDIAN SHAREHOLDERS ON THE MERIDIAN/CORESTATES MERGER.


   AT THE SPECIAL MEETING UCB STOCKHOLDERS WILL BE VOTING ON THE MERGER, AND THERE IS NO ASSURANCE THAT THE MERIDIAN/CORESTATES MERGER WILL BE COMPLETED. IF UCB STOCKHOLDERS VOTE TO APPROVE THE MERGER, SUCH STOCKHOLDERS MUST BE WILLING TO ACCEPT THEIR OWNERSHIP INTEREST IN MERIDIAN WITHOUT REGARD TO WHETHER THE MERIDIAN/CORESTATES MERGER IS CONSUMMATED. SEE "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION" HEREIN.


   Subject to the conditions described in "CERTAIN INFORMATION REGARDING PENDING MERIDIAN/CORESTATES MERGER -- Conditions to Completion of the Meridian/CoreStates Merger" below and the accompanying Proxy Statement/Prospectus under "THE MERGER -- Conditions to the Merger," the Merger presently is expected to close early in the first quarter of 1996 and the Meridian/CoreStates Merger presently is expected to close in the second quarter of 1996.


                            UPDATED MARKET PRICES

   Meridian Common Stock is traded in the over-the-counter market and is quoted on the NASDAQ Stock Market (formerly the NASDAQ National Market System), under the symbol "MRDN." CoreStates Common Stock is listed and traded principally on the New York Stock Exchange (the "NYSE") under the symbol "CFL." UCB Common Stock is traded in the over-the-counter market, and is quoted on the NASDAQ Small-Cap Market under the symbol "UCTC."

   The following table sets forth, for the periods indicated, the high and low sale prices per share for Meridian Common Stock, CoreStates Common Stock and UCB Common Stock as reported by the NASDAQ Stock Market, in the case of Meridian, the NYSE, in the case of CoreStates, and the NASDAQ Small-Cap Market, in the case of UCB.

                            Meridian          CoreStates              UCB
                        ----------------   ----------------    ----------------
                          High     Low      High      Low        High     Low
                         ------   ------    ------   ------     ------   ------
Year
1994:
   First Quarter .....  $ 31 1/8  $ 26 7/8  $ 27 3/8  $ 26 7/8   $ 98     $ 95
   Second Quarter ....    33 1/4    27 3/8    28        25        100 1/2   95 1/2
   Third Quarter .....    33 1/8    28 3/4    29 1/8    25 5/8    154 1/4   98
   Fourth Quarter ....    29 1/4    25 1/2    27 5/8    22 7/8    143      100
1995:
   First Quarter .....    31 1/4    26 1/4    33        25 5/8    127 1/2  110
   Second Quarter ....    34 3/8    30 5/8    36        30 1/2    162      124
   Third Quarter .....    41        34 1/8    38 7/8    33 1/2    195 1/2  162
   Fourth Quarter ....    47 7/8    38                            234 7/8  187
   First Quarter
     (through January
     3, 1996)  .......    47 1/8    46                            232      230 1/2
                         -------   ------    ------     ------    -------  ------



   For the nine-month period ended September 30, 1995, the average daily trading volume in shares of Meridian Common Stock, CoreStates Common Stock and UCB Common Stock was 218,000, 311,000, and 2,585, respectively.

   The following table sets forth market value per share of Meridian Common Stock, UCB Common Stock, and CoreStates Common Stock for the dates indicated, and the equivalent market values per share of UCB Common Stock for such dates based on both the Exchange Ratio and the Meridian/CoreStates Exchange Ratio.

                                                                   UCB                             UCB
                                                               Equivalent                       Equivalent
                                                                Per Share                       Per Share
                                                                  Value                           Value
                                 Meridian         UCB           (Meridian      CoreStates      (CoreStates
                                Historical     Historical    Transaction)(2)   Historical    Transaction)(3)
                               ------------   ------------    --------------   ------------   --------------
Market Value per share (1):
May 23, 1995  ..............      $33.00        $127.50          $165.00         $34.25          $209.78
January 3, 1996  ...........       46.875        230.50           234.375         38.25           234.28
                                  ------        -------          -------         ------          -------

------
(1) The market value for Meridian Common Stock, UCB Common Stock and CoreStates Common Stock represents the last reported sale prices per share on May 23, 1995, the last business day preceding public announcement of the Merger and January 3, 1996, the latest practicable date prior to the mailing of this Supplement.


(2) The pro forma equivalent per share market value of UCB Common Stock at each specified date was determined by multiplying the last reported sale price of a share of Meridian Common Stock on such date by the Exchange Ratio of 5.00 shares of Meridian Common Stock for each share of UCB Common Stock outstanding.


(3) The pro forma equivalent per share market value of UCB Common Stock at each specified date was determined by multiplying the last reported sale price of CoreStates Common Stock on such date by 6.125 (the product of the Exchange Ratio of 5.00 shares of Meridian Common Stock for each share of UCB Common Stock outstanding and the Meridian/CoreStates Exchange Ratio of 1.225 shares of CoreStates Common Stock for each share of Meridian Common Stock). The Meridian/CoreStates Exchange Ratio is subject to possible increase under certain limited circumstances but is not subject to decrease. See "CERTAIN INFORMATION REGARDING PENDING MERIDIAN/CORESTATES MERGER -- Termination; Possible Exchange Ratio Increase."


   Stockholders are advised to obtain current market quotations for Meridian Common Stock. No assurance can be given as to the market price of Meridian Common Stock on or after the Effective Date of the Merger. Stockholders are also advised to obtain current market quotations for CoreStates Common Stock. No assurance can be given as to the market price of CoreStates Common Stock at the effective date of the Meridian/CoreStates Merger (assuming the Meridian/CoreStates Merger is completed). It is expected that the market price of Core- States Common Stock will fluctuate between the date of this Proxy Statement/Prospectus Supplement and the date on which the Meridian/CoreStates Merger is completed (assuming the Meridian/CoreStates Merger is completed) and thereafter. UCB stockholders should understand that at the Special Meeting the stockholders are voting on the Merger, and that there is no assurance that the Meridian/CoreStates Merger will be completed. If UCB stockholders vote to approve the Merger, such stockholders must be willing to accept their ownership interest in Meridian without regard to whether the Meridian/CoreStates Merger is completed. See "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION" herein.

                  UPDATED COMPARATIVE PER COMMON SHARE DATA


   The following table sets forth certain unaudited comparative per share data relating to book value per common share, cash dividends declared per common share, net income per common share and net income per common share excluding significant items (i) on an historical basis for Meridian, CoreStates and UCB, (ii) on a pro forma basis to reflect completion of the Merger, (iii) on a pro forma basis to reflect completion of the Meridian/CoreStates Merger, (iv) on an equivalent pro forma basis per share of UCB Common Stock to reflect completion of the Merger, and (v) on an equivalent pro forma basis per share of UCB Common Stock to reflect completion of the Meridian/CoreStates Merger. The following equivalent per share data assume the Exchange Ratio of 5.00 shares of Meridian Common Stock for each share of UCB Common Stock outstanding for the Merger and an exchange ratio of 1.225 shares of CoreStates Common Stock for each share of Meridian Common Stock for the Meridian/CoreStates Merger.

   Meridian expects to achieve certain operating cost savings and revenue enhancements as a result of the Merger and similarly CoreStates expects to achieve operating cost savings as a result of the Meridian/CoreStates Merger. Such cost savings and revenue enhancements are not reflected in the historical pro forma information set forth in this Supplement. See "THE MERGER -- Management and Operations After the Merger" in the accompanying Proxy Statement/Prospectus and "CERTAIN INFORMATION REGARDING PENDING MERIDIAN/CORESTATES MERGER -- Consolidation of Operations; Anticipated Cost Savings" herein. This information should be read in conjunction with the consolidated financial statements of Meridian, CoreStates, UCB, including the notes thereto, incorporated by reference in this Supplement and accompanying Proxy Statement/Prospectus and the other financial data appearing elsewhere in this Supplement and accompanying Proxy Statement/Prospectus. The information set forth below is not necessarily indicative of the results of operations of future periods or future combined financial position. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "AVAILABLE INFORMATION" herein.

                                   At or for the
                                    Nine Months
                                Ended September 30,           At or for the Year Ended December 31,
                               --------------------    -----------------------------------------------------
                                  1995       1994       1994       1993        1992       1991       1990
                                --------   --------    --------   --------   --------   --------    --------
Book Value Per Common Share:
Historical:
   Meridian .................   $ 22.65    $ 21.31     $ 21.50    $20.39      $18.75     $17.21     $15.88
   CoreStates ...............     16.67      15.65       16.22     16.29       14.48      14.40      13.77
   UCB ......................     92.68      83.09       84.55     74.02       66.02      60.95      56.85
Pro Forma:
   Meridian and UCB .........     21.77      20.57       20.77     19.52       17.86      16.38      15.08
   Meridian, CoreStates and
     UCB  ...................     16.46      16.01       16.42     16.13       14.46      14.04      13.27
   Equivalent Per Share of
     UCB Common Stock:
     Meridian and UCB  ......    108.85     102.85      103.85     97.60       89.30      81.90      75.40
     Meridian, CoreStates
        and UCB .............    100.82      98.06      100.57     98.80       88.57      86.00      81.28
Cash Dividends Declared Per
   Common Share:
Historical:
   Meridian .................      1.08       1.00        1.34      1.26         .90       1.20       1.20
   CoreStates ...............      1.02        .90        1.24      1.14        1.02        .97        .96
   UCB ......................      3.45       2.30        3.29      2.60        2.85       2.20       2.70
Pro Forma(1):
   Meridian and UCB .........      1.08       1.00        1.34      1.26         .90       1.20       1.20


                                      6



                                   At or for the
                                    Nine Months
                                Ended September 30,           At or for the Year Ended December 31,
                               --------------------    -----------------------------------------------------
                                  1995       1994       1994       1993        1992       1991       1990
                                --------   --------    --------   --------   --------   --------    --------
   Meridian, CoreStates and
     UCB  ...................    $ 1.02     $  .90     $ 1.24     $ 1.14      $ 1.02     $  .97      $ .96
   Equivalent Per Share of
     UCB Common Stock:
     Meridian and UCB  ......      5.40       5.00       6.70       6.30        4.50       6.00       6.00
     Meridian, CoreStates
        and UCB .............      6.25       5.51       7.60       6.98        6.25       5.94       5.88
Net Income Per Common Share:(2)
Historical:
   Meridian .................      2.14       2.03       2.80       2.61        2.44       2.35       1.22
   CoreStates ...............      2.23        .97       1.75       2.49        1.97       1.35        .78
   UCB ......................     11.89       8.30      11.12      11.29        9.96       6.28       9.23
Pro Forma:  .................
   Meridian and UCB(3) ......      2.21       1.98       2.72       2.57        2.40       2.19       1.34
   Meridian, CoreStates and
     UCB(4)  ................      2.08       1.21       1.93       2.35        1.97       1.51        .92
   Equivalent Per Share of
     UCB Common Stock:  .....
     Meridian and UCB(3)  ...     11.05       9.90      13.60      12.85       12.00      10.95       6.70
     Meridian, CoreStates
        and UCB(4) ..........     12.74       7.41      11.82      14.39       12.07       9.25       5.64
Net Income Per Common Share
   Excluding Significant Items:
     (2),(5)
Historical:
   Meridian .................      2.51       2.03       2.80       2.81        2.44       2.35       1.22
   CoreStates ...............      2.62       2.14       2.92       2.49        1.97       1.35        .78
   UCB ......................      8.33       8.30      11.12      11.29        9.96       6.28       9.23
Pro Forma:
   Meridian and UCB(3) ......      2.40       1.98       2.72       2.74        2.40       2.19       1.34
   Meridian, CoreStates and
     UCB(4)  ................      2.38       1.95       2.67       2.40        1.97       1.51        .92
   Equivalent Per Share of
     UCB Common Stock
     Meridian and UCB(3)  ...     12.00       9.90      13.60      13.70       12.00      10.95       6.70
     Meridian, CoreStates
        and UCB(4) ..........     14.58      11.94      16.35      14.70       12.07       9.25       5.64



------
(1) Pro forma dividends per share for Meridian and UCB represent historical dividends paid by Meridian. UCB pro forma equivalent dividends per share (Meridian and UCB) represent such amounts multiplied by 5.00. Based on Meridian's current quarterly dividend of $.37 per share, equivalent pro forma quarterly cash dividends per share of UCB Common Stock (Meridian and UCB) would be $1.85 per share as a result of the Merger, an increase of 131.25% from the $.80 normal quarterly dividend paid by UCB for the quarter immediately prior to execution of the Merger Agreement. See "UPDATED MARKET PRICES," herein and "DESCRIPTION OF MERIDIAN -- Market Price of and Dividends on Meridian Common Stock"; "THE MERGER -- Terms of the Merger -- Management and Operations After the Merger; Post-Merger Dividend Policy" in the accompanying Proxy Statement/Prospectus.


    Pro forma dividends per share for Meridian, CoreStates and UCB represent historical dividends paid by CoreStates. UCB pro forma equivalent dividends per share (Meridian, CoreStates and UCB) represent such amounts multiplied by 6.125). Based on CoreStates' current quarterly dividend of $.42 per share, equivalent pro forma quarterly cash dividends per share of UCB Common Stock would be $2.5725 per share as a result of the Merger and the Meridian/CoreStates Merger, an increase of 221.6% from the $.80 normal quarterly dividend paid by UCB for the quarter immediately prior to execution of the Merger Agreement. See "UPDATED MARKET PRICES," herein.

(2) Based on income before cumulative effect of a change in accounting principle.

    The computation of earnings per share does not include the effect of (i) Meridian Common Stock which may be issued in connection with Meridian's Floating Rate Subordinated Capital Notes (the "Notes"), (ii) a repurchase of up to one million shares of Meridian Common Stock authorized by Meridian, provided such repurchase does not adversely affect the ability of Meridian to account for the Merger as a pooling of interests or (iii) any repurchase of CoreStates Common Stock by CoreStates. See "DESCRIPTION OF MERIDIAN CAPITAL SECURITIES -- Capital Notes" in the accompanying Proxy Statement/Prospectus.
    Meridian's historical earnings per share are based on weighted average fully diluted shares outstanding. CoreStates and UCB historical earnings per share and all pro forma earnings per share are based on weighted average common shares outstanding.


(3) Pro forma net income per common share for Meridian and UCB represents historical net income for Meridian and UCB combined on the assumption that Meridian and UCB had been combined for each period presented on a pooling of interests basis, divided by the number of shares of Meridian Common Stock which will be issued and outstanding after the Merger. UCB equivalent pro forma net income per common share (Meridian and UCB) represents such amounts multiplied by 5.00.


(4) Pro forma net income per common share for Meridian, CoreStates and UCB represents historical net income for CoreStates, Meridian and UCB combined on the assumption that CoreStates, Meridian and UCB had been combined for each period presented on a pooling of interests basis, divided by the number of shares of CoreStates Common Stock which will be issued and outstanding after both the Merger and the Meridian/CoreStates Merger. UCB equivalent pro forma net income per common share (Meridian, CoreStates and UCB) represents such amounts multiplied by 6.125.

(5) The following significant non-recurring items are excluded from net income per share for the nine-month periods ended September 30, 1995 and 1994 and for the years ended December 31, 1994 and 1993:


                                                                       Pre-tax
                                                                   Income Statement    Per Share
                                                                        Impact          Impact
                                                                   ----------------   -----------
                                                                    (in thousands)    (after tax)
     Meridian:
          Nine Months ended September 30, 1995:
               Net restructuring charge (see note 7 on page 24)       $  (32,000)       $(0.37)
          Year ended December 31, 1993:
            Mortgage banking restructuring charge  .............        (17,500)         (0.20)
     CoreStates:
          Nine months ended September 30, 1995:
            Net restructuring charge (see note 7 on page 24)  ..       (104,563)         (0.47)
            Gain on change in ownership interests in joint
             venture ...........................................         19,000           0.08
          Nine months ended September 30, 1994 and year ended
             December 31, 1994:
            Merger-related provision for losses on loans and
             other charges .....................................       (253,700)         (1.17)
     UCB:
       Nine months ended September 30, 1995:
         Gain on exchange of investment securities  ............         12,008           3.56

                   UPDATE OF REQUIRED REGULATORY APPROVALS

   The Merger is subject to approval by the Board of Governors of the Federal Reserve System (the "Federal Reserve") under Sections 3 and 4 of the Bank Holding Company Act of 1956 (the "BHCA"), but the Federal Reserve's regulations permit such approval requirement to be waived and for the Federal Deposit Insurance Corporation (the "FDIC") to undertake the approval process in connection with its review under the Bank Merger Act. The Federal Reserve granted Meridian's waiver request by letter dated September 15, 1995.

   The FDIC approved the merger of United Counties Trust Company into Meridian Bank, New Jersey (the "Bank Merger") under the Bank Merger Act by order dated November 2, 1995. The FDIC approval order expires if the Bank Merger is not completed by June 2, 1996.


   The New Jersey Department of Banking has not yet approved the Bank Merger.


   The Meridian/CoreStates Merger is also subject to various regulatory approvals. See "CERTAIN INFORMATION REGARDING PENDING MERIDIAN/CORESTATES MERGER -- Regulatory Approvals Required."

                 MERIDIAN SELECTED HISTORICAL FINANCIAL DATA


   The following table sets forth certain selected historical consolidated summary financial data for Meridian. This data is derived from, and should be read in conjunction with, the consolidated financial statements of Meridian, including the notes thereto, and management's discussions and analysis of financial conditions and results of operations incorporated by reference in this Supplement and the accompanying Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "AVAILABLE INFORMATION." The data for the years ended December 31, 1994 through December 31, 1990 are derived from Meridian's consolidated financial statements, which have been audited. Interim unaudited data for the nine months ended September 30, 1995 and 1994 reflect, in the opinion of management of Meridian, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of such data. During the second quarter of 1995, Meridian recorded a restructuring charge of $32.0 million ($20.8 million after tax). The restructuring charge related to the implementation of a program intended to reduce Meridian's performance ratio (non-interest expense as a percentage of income) from its current level to 59.9% or lower by the end of the first quarter of 1996. The following historical financial data at and for the nine month period ended September 30, 1995 reflect this restructuring charge. Results for the nine months ended September 30, 1995 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

                 MERIDIAN SELECTED HISTORICAL FINANCIAL DATA
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     At or for the Nine Months
                                        Ended September 30,                     At or for the Year Ended December 31,
                                    ----------------------------   -------------------------------------------------------------
                                       1995           1994           1994       1993        1992        1991           1990
                                     ----------   ------------     ---------- ------------------------ -----------   ------------

RESULTS OF OPERATIONS FOR THE YEAR
Interest Income  ...................     $835,178     $720,919     $985,040      $961,690    $1,016,181 $1,123,711   $1,246,867
Interest Expense  ..................      375,848      261,736      372,624       344,398       442,998    623,675      775,495
                                       -----------  ------------  ------------   ---------- ------------ ----------- ----------
Net Interest Income  ...............      459,330      459,183      612,416       617,292       573,183    500,036      471,372
Provision for Possible Loan
  Losses(1) ........................       28,652       22,017       28,086        58,781        81,096    108,990      141,326
                                       -----------  ------------  ------------   ---------- ------------- ---------- ----------
Net Interest Income After Provision
  for Possible Loan Losses .........      430,678      437,166      584,330       558,511       492,087    391,046      330,046
Non-Interest Income  ...............      187,820      170,573      228,026       274,623       233,613    253,689      180,420
Non-Interest Expenses:
   Restructuring Charge(2) .........       32,000         --           --               --         --         --           --
   All Other Expenses ..............      408,302      435,566      579,668       623,526       540,316    476,676      423,993
                                       -----------  ---------   ---------     ---------    ---------    ---------     ---------
Total Non-Interest Expenses ........      440,302      435,566      579,668       623,526       540,316     476,676     423,993
Income from Continuing Operations
   Before Income Taxes and
   Cumulative Effect of Changes in
   Accounting Principles ...........       178,196    172,173     232,688       209,608      185,384      168,059        86,473
Provision for Income Taxes .........        56,660     54,230      70,600        59,068       48,679       43,873        23,806
                                       -----------  ---------   ---------     ---------    ---------    ---------     ---------
Income from Continuing Operations
   Before Cumulative Effect of
   Changes in Accounting Principles        121,536    117,943     162,088       150,540      136,705      124,186        62,667
Loss From Discontinued Operations,
   Net of Taxes ....................          --         --          --            --           --         (6,500)      (25,983)
                                       -----------  ---------   ---------     ---------    ---------    ---------     ---------
Income Before Cumulative Effect of
   Changes in Accounting Principles        121,536    117,943     162,088       150,540      136,705      117,686        36,684
Cumulative After-Tax Effect of
   Changes in Accounting Principles           --       (2,730)     (2,730)        7,221         --           --            --
                                       -----------  ---------   ---------     ---------    ---------    ---------     ---------
Net Income .........................   $   121,536  $ 115,213   $ 159,358     $ 157,761    $ 136,705    $ 117,686     $  36,684
                                       ===========  =========   =========     =========    =========    =========     =========
Net Interest Margin (Taxable
   Equivalent Basis) ...............         4.63%     4.78%         4.73%         4.96%        4.77%        4.47%         4.16%
Return on Average Assets(3) ........         1.10%     1.07%         1.10%         1.11%        1.00%         .96%          .47%
Return on Average Assets Before
   Restructuring Charge(3) .........         1.29%     --            --            --           --           --            --
Return on Average Common
   Shareholders' Equity(3) .........        13.24%    12.89%        13.26%        14.17%       13.63%       14.31%         7.46%
Return on Average Common
   Shareholders' Equity Before
   Restructuring Charge ............         15.50%     --            --            --           --           --            --
Fully Diluted Earnings Per Share:
   Income from Continuing Operations
     Before Cumulative Effect of
     Changes in Accounting
     Principles ....................   $      2.14 $    2.03     $    2.80     $    2.61    $    2.44    $    2.35     $    1.22
   Loss from Discontinued
     Operations, Net of Taxes ......       --           --            --            --           --           (.12)         (.51)
   Income Before Cumulative Effect
     of Changes in Accounting
     Principles ....................          2.14      2.03          2.80          2.61         2.44         2.23           .71
   Cumulative After-Tax Effect of
     Changes in Accounting
     Principles ....................          --        (.05)         (.05)          .13         --           --            --



                                      10





                                     At or for the Nine Months
                                        Ended September 30,                     At or for the Year Ended December 31,
                                    ----------------------------   -------------------------------------------------------------
                                       1995           1994           1994       1993        1992        1991           1990
                                     ----------   ------------     ---------- ------------------------ -----------   ------------
   Net Income .....................         2.14         1.98         2.75         2.74          2.44          2.23           .71
   Net Income Before Restructuring
     Charge  ......................         2.51           --           --          --           --            --          --
   Dividends Declared Per Common
     Share(4)  ....................         1.08         1.00         1.34         1.26           .90          1.20          1.20
   Dividends Paid Per Common Share          1.08         1.00         1.34         1.26          1.20          1.20          1.20
   Ratio of Dividends Declared to
     Net Income  ..................           50%          50%          49%          43%           35%           48%          149%
FINANCIAL CONDITION AT PERIOD-END
Securities  .......................  $ 2,800,620  $ 3,475,980  $ 3,307,413  $ 3,060,147   $ 3,405,727   $ 2,853,581   $ 2,153,977
Loans  ............................   10,246,035    9,444,630    9,763,523    9,010,187     8,592,427     8,553,402     9,463,148
Assets  ...........................   14,563,170   14,782,400   15,052,647   14,084,787    14,290,325    13,205,391    13,444,753
Deposits  .........................   11,104,414   11,310,179   11,379,567   11,346,151    11,774,702    10,948,133    10,573,972
Total Shareholders' Equity  .......    1,266,311    1,231,596    1,215,085    1,185,633     1,059,319       947,733       817,413
Book Value Per Common Share  ......        22.65        21.31        21.50        20.39         18.75         17.21         15.88
Common Shares Outstanding  ........   55,897,604   57,803,902   56,506,642   58,154,486    56,491,396    55,064,521    51,475,965
Total Shareholders' Equity to
   Assets .........................         8.70%        8.33%        8.07%        8.42%         7.41%         7.18%         6.08%
Risk-Based Capital Ratio
   (Unaudited) ....................        13.04%       13.07%       12.73%       13.67%        11.61%        10.37%         8.23%
Allowance for Possible Loan Losses   $   174,133  $   173,503  $   169,402  $   175,078   $   166,842   $   179,747   $   157,785
Allowance for Possible Loan Losses
   to Loans .......................         1.70%        1.84%        1.74%        1.94%         1.94%         2.10%         1.67%
Allowance for Possible Loan Losses
   to Non- Performing Loans .......          195%         168%         176%         117%           90%           80%           90%
Non-Performing Assets as Percentage
   of Loans and Assets Acquired in
   Foreclosures ...................         1.03%        1.35%        1.24%        2.00%         2.50%         2.88%         1.97%
Non-Performing Assets and Loans
   Past Due 90 or more Days as to
   Interest or Principal as a
   Percentage of Loans and Assets
   Acquired in Foreclosures .......         1.30%        1.56%        1.47%        2.27%         2.98%         3.52%         2.56%


------
(1) Meridian's provision for loan losses on loans in 1990 included an addition of $75 million to its provision in the third quarter of that year made in response to weakening of the economy and the real estate sector in particular and to the changing banking climate.

(2) In June 1995, Meridian completed an internal review of its operations and businesses and announced a company-wide plan designed to improve its operating performance and competitive position. As a result of this review, Meridian recorded a restructuring charge in the second quarter of 1995 of $32.0 million ($20.8 million after-tax or $0.37 per share). Implementation of the plan began at the end of the second quarter of 1995 and will continue over approximately the next twelve months from that date. At the end of that period, the process is expected to reduce net operating expenses on an annualized pre-tax basis by $55 million, while providing recurring revenue enhancements of $13 million, increasing Meridian's net income on an annual basis by $0.78 per share.

(3) Return on average total assets and return on average total shareholders' equity are calculated based on income before cumulative effect of a change in accounting principle, and where applicable, on income from continuing operations, net of income taxes. The interim data is calculated on an annualized basis for purposes of comparability with full year data.

(4) Cash dividends declared per share for the respective periods prior to Meridian's acquisition of Commonwealth Bancshares Corporation (on August 31, 1993) and UCB assume that Meridian would have declared cash dividends per share equal to the cash dividends per share actually declared by Meridian.

    Meridian's historical cash dividends declared per share for the year ended December 31, 1992, reflect a new dividend payment schedule adopted in the first quarter of 1992. Dividends paid in 1992 aggregated $1.20 per share.

                    UCB SELECTED HISTORICAL FINANCIAL DATA

   The following table sets forth certain selected historical consolidated financial data for UCB. This data is derived from, and should be read in conjunction with, the consolidated financial statements of UCB, including the notes thereto, incorporated by reference into this Supplement and the accompanying Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "AVAILABLE INFORMATION." The data for the years ended December 31, 1994 through December 31, 1990 are derived from UCB's consolidated financial statements, which have been audited. Interim unaudited data for the nine months ended September 30, 1995 and 1994 reflect, in the opinion of the management of UCB, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of such data. Results for the nine months ended September 30, 1995 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.


                    UCB SELECTED HISTORICAL FINANCIAL DATA
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                     At or for the Nine Months
                                        Ended September 30,                    At or for the Year Ended December 31,
                                   -----------------------------    -----------------------------------------------------------
                                        1995            1994           1994        1993        1992           1991      1990
                                    ----------       ----------    ----------   ---------  -----------   ----------  ----------
Selected Statistics:
 Total assets  ..................    $1,630,462      $1,638,975    $1,680,940  $1,686,513   $1,634,908   $1,542,170    $1,312,161
 Total deposits  ................     1,303,225       1,371,234     1,354,738   1,392,837    1,372,463    1,335,641     1,121,793
 Total loans, net of unearned
   discounts ....................       388,600         368,645       374,375     375,645      376,343      401,766       407,798
 Securities available-for-sale  .       104,228         106,193       100,070        --           --           --             --
 Investment securities  .........       935,114         995,206       965,239   1,083,017    1,035,843      948,147       656,186
 Allowance for loan losses  .....        11,042          10,831        11,091      11,014       10,930        9,722         7,772
 Stockholders' equity  ..........       199,091         178,066       181,583     157,968      142,139      132,867       125,635
Average Balances:
 Total assets  ..................     1,595,442       1,634,729     1,630,289   1,589,090    1,534,287    1,394,828     1,249,194
 Stockholders' equity  ..........       190,297         168,616       171,444     150,627      134,586      127,937       117,548
Summary of Operations:
 Interest income  ...............        77,786          75,166       100,810     101,972      108,053      107,216       106,037
 Interest expense  ..............        30,498          25,401        34,580      33,399       45,498       59,009        58,271
                                    -------------   ------------   ----------- ----------- ------------ ------------ ------------
 Net interest income  ...........        47,288          49,765        66,230      68,573       62,555       48,207        47,766
 Provision for loan losses  .....          (500)           (825)         (825)        175        1,527        2,875         1,019
                                    -------------   ------------   ----------- ----------- ------------ ------------ ------------
 Net interest income after
   provision for loan losses ....        47,788          50,590        67,055      68,398       61,028       45,332        46,747
 Other operating income  ........        16,346(1)        5,504         7,108       8,408        9,774        9,654        10,785
 Gain on sale of MasterCard/Visa
   receivables ..................            --              --            --          --           --           --         8,442
 Other operating expense  .......        26,125          29,780        39,333      40,946       38,953       36,254        38,238
                                    -------------   ------------   ----------- ----------- ------------ ------------ ------------
 Income before income taxes and
   cumulative effect of change in
   accounting principles ........        38,009(1)       26,314        34,830      35,860       31,849       18,732        27,736
 Income taxes  ..................        12,500           8,595        11,038      11,667       10,256        4,976         7,123
                                    -------------   ------------   ----------- ----------- ------------ ------------ ------------
 Income before cumulative effect
   of change in accounting
    principles ..................        25,509(1)       17,719        23,792      24,193       21,593       13,756        20,613
 Cumulative effect of change in
   accounting principles -- .....           --              --            --         (579)      (4,031)         --           --
                                    -------------   ------------   ----------- ----------- ------------ ------------ ------------
 Net income  ....................    $   25,509(1)   $   17,719    $   23,792  $   23,614   $   17,562   $   13,756    $   20,613
                                    =============   ============   =========== =========== ============ ============ ============
Dividends:
 Cash dividends paid  ...........    $    7,405      $    4,700    $    8,537  $    5,358   $    4,881   $    4,825    $    6,028
 Payout ratio  ..................            29%             27%           36%         23%          28%          35%           29%

                                      12


(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     At or for the Nine Months
                                        Ended September 30,                    At or for the Year Ended December 31,
                                   -----------------------------    -----------------------------------------------------------
                                        1995            1994           1994        1993        1992           1991      1990
                                    ----------       ----------    ----------   ---------  -----------   ----------  ----------
Per Share:
 Income before cumulative effect
   of change in accounting
   principles ...................     $   11.89(1)     $ 8.30    $11.12         $11.29         $  9.96         $ 6.28      $ 9.23
 Cumulative effect of change in
   accounting principles ........            --            --        --          (.27)          (1.86)             --        --
                                    -------------   ---------- ------------   ------------   ------------   ------------  --------
 Net income  ....................     $   11.89(1)     $ 8.30    $11.12         $11.02         $  8.10         $ 6.28      $ 9.23
                                    =============   ========== ============   ============   ============   ============  ========
 Cash dividends paid  ...........     $    3.45        $ 2.20    $ 3.99         $ 2.50         $  2.25         $ 2.20      $ 2.70
 Book value (period-end)  .......         92.68         83.09     84.55          74.02           66.02          60.95       56.85
Outstanding shares:
 Average during period  .........         2,145         2,136     2,139          2,142           2,167          2,191       2,232
 Period-end  ....................         2,148         2,143     2,148          2,134           2,153          2,180       2,210
Operating ratios:
 Return on average assets  ......          1.97%(1)      1.45%     1.46%          1.49%           1.14%          0.99%       1.65%
 Return on average stockholders'
   equity .......................          16.54(1)     14.01     13.88          15.68           13.05          10.75       17.54
 Average stockholders' equity to
   average assets ...............         11.93         10.31     10.52           9.48            8.77           9.17        9.41
Regulatory Capital Ratios
  (Unaudited):
 Leverage  ......................          12.1          10.4      10.8%           9.7%            9.0%           9.5%       10.1%
 Tier 1  ........................          37.6          36.4      35.8           33.3            30.6           25.8        21.3
Total Risk-Based Capital  .......          38.9          37.6      37.0           34.6            31.9           27.3        22.6


------
(1) Includes gain on exchange of securities available for sale of $12.0 million pre-tax ($7.6 million after tax, or $3.56 per share).

              SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION

   The following sets forth selected unaudited pro forma financial data reflecting the Merger and the Meridian/CoreStates Merger (each accounted for using the pooling of interests method of accounting). The pro forma financial information does not necessarily reflect what the actual results of Meridian or CoreStates would be following completion of the Merger or the Meridian/CoreStates Merger.


   The pro forma information has been prepared based upon a fixed exchange ratio of 5.00 shares of Meridian Common Stock for each share of UCB Common Stock outstanding with respect to the Merger. See "THE MERGER -- Terms of the Merger" in the accompanying Proxy Statement/Prospectus. The pro forma information also has been prepared assuming that options to purchase 47,601 shares of UCB Common Stock are converted into options to purchase or exercised for 238,005 shares of Meridian Common Stock as required by the Merger Agreement. The pro forma information also assumes a fixed exchange ratio of 1.225 shares of CoreStates Common Stock for each share of Meridian Common Stock outstanding with respect to Meridian/CoreStates Merger. The Meridian/CoreStates Exchange Ratio is subject to possible increase under certain limited circumstances but is not subject to decrease. See "CERTAIN INFORMATION REGARDING PENDING MERIDIAN/CORESTATES MERGER -- Termination; Possible Exchange Ratio Increase" herein.


   Meridian expects to realize certain revenue enhancements and to achieve certain cost savings through the consolidation of certain back office and support functions and through elimination of redundant costs after the Merger and CoreStates also expects to achieve operating costs savings as a result of the Meridian/CoreStates Merger. No assurance can be given that any such cost savings or revenue enhancements will be realized. The pro forma information does not reflect any of these anticipated cost savings or revenue enhancements. See "THE MERGER -- Management and Operations After the Merger" in the accompanying Proxy Statement/Prospectus and "CERTAIN INFORMATION REGARDING PENDING MERIDIAN/CORESTATES MERGER -- Consolidation of Operations; Anticipated Cost Savings" herein.

PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF SEPTEMBER 30, 1995

   The following unaudited pro forma condensed combined balance sheet information combines the historical consolidated balance sheets of Meridian and UCB as of September 30, 1995. The following unaudited pro forma condensed combined balance sheet also reflects the Meridian/CoreStates Merger. The Merger and the Meridian/CoreStates Merger have been reflected as poolings of interests. Such pro forma financial information does not necessarily reflect what the actual results of Meridian or CoreStates would be following completion of the Merger or the Meridian/CoreStates Merger, respectively. This pro forma information should be read in conjunction with the historical consolidated financial statements of Meridian, CoreStates and UCB, including the notes thereto, incorporated by reference in this Supplement and the accompanying Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" herein.

                  PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 (UNAUDITED)
                              SEPTEMBER 30, 1995
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)




                                                                                                                     Pro Forma
                      Meridian       UCB                      Meridian   CoreStates                                   Combined
                        and          and        Pro Forma     and UCB       and        Pro Forma                        all
                   Subsidiaries  Subsidiaries  Adjustments   Pro Forma  Subsidiaries  Adjustments   Eliminations    Transactions
                   ------------  ------------  -----------  ----------- ------------  -----------   ------------    ------------
ASSETS
Cash and due from
  banks ........... $   610,239  $   75,663               $   685,902  $ 2,214,933                                      $ 2,900,835
Time deposits  ....      63,556         --                     63,556    1,755,526                                        1,819,082
Investment
  securities ......   2,800,620   1,039,342                 3,839,962    2,136,612                                        5,976,574
Loans  ............  10,246,035     388,600                10,634,635   21,168,026  $ 144,252(4,5)                       31,946,913
Allowance for loan
  losses ..........    (174,133)    (11,042)                 (185,175)    (501,392)   (70,000)(6)                          (756,567)
Federal funds sold
  and securities
  purchased under
  agreements to
  resell ..........      13,996      97,460                   111,456      294,916                      ($20,000)(1)        386,372
Trading account
  securities ......     116,249         --                    116,249          349                                          116,598
Due from customer
  on acceptances ..      17,960         --                     17,960      493,212                                          511,172
Premises and
  equipment and
  other assets ....     886,608      40,439  $  1,500(2)      928,547    1,283,550    (81,688)(4,5,6,7)                   2,130,409
                    ------------ ---------- ----------    -----------  -----------  ---------           --------        -----------
  Total assets  ... $14,581,130  $1,630,462  $  1,500     $16,213,092  $28,845,732    ($7,436)          ($20,000)       $45,031,388
                    ============ =========== ========     ===========  ===========  ==========          ========        ===========
LIABILITIES
Deposits:
 Domestic:
     Non-interest
        bearing ... $ 1,782,975  $  249,211               $ 2,032,186  $ 6,051,497                                      $ 8,083,683
     Interest
        bearing ...   9,321,439   1,054,014                10,375,453   13,718,685                                       24,094,138
Overseas branches
 and subsidiaries .        --         --                       --        923,930                                            923,930
                    ------------ ---------- ----------    -----------  -----------  ---------          ---------        -----------
Total deposits  ...  11,104,414   1,303,225                12,407,639   20,694,112                                       33,101,751
Funds borrowed  ...   1,362,129      99,890                 1,462,019    2,245,238                      ($20,000)(1)      3,687,257
Bank acceptances
   outstanding ....      17,960        --                      17,960      490,520                       508,480
Other liabilities       315,792      28,256  $ 16,000(2)      360,048    1,238,126  $ 128,305(6,7)                        1,726,479
Long-term debt  ...     514,524        --                     514,524    1,861,946                     2,376,470
                    ------------ ---------- ----------    -----------  -----------  ---------          ---------        -----------
  Total
   liabilities ....  13,314,819   1,431,371    16,000      14,762,190   26,529,942    128,305            (20,000)        41,400,437
                    ------------ ---------- ----------    -----------  -----------  ---------          ---------        -----------
SHAREHOLDERS'
   EQUITY
Common stock  .....     291,690       2,530    51,170 (3)     345,390      145,875   (261,400)(8)                           229,865
Capital surplus  ..     211,426      24,244   (73,403)(3)     162,267      781,905    245,570 (8)                         1,189,742
Retained earnings
   (6) ............     833,397     194,550   (14,500)(2)   1,013,447    1,606,581   (135,741)(6,7)                       2,484,287
Treasury Stock  ...     (15,830)    (22,233)   22,233 (3)     (15,830)    (218,571)    15,830 (8)                          (218,571)
Unallocated shares
   held by ESOP ...     (54,372)       --                     (54,372)         --                                           (54,372)
                    ------------ ---------- ----------    -----------  -----------  ---------          ----------       -----------
 Total
   shareholders'
   equity .........   1,266,311     199,091   (14,500)      1,450,902    2,315,790   (135,741)                            3,630,951
                    ------------ ---------- ----------    -----------  -----------  ---------          ----------       -----------
 Total liabilities
   and shareholders'
    equity ........ $14,581,130  $1,630,462  $  1,500     $16,213,092  $28,845,732    ($7,436)          ($20,000)       $45,031,388
                    ============ =========== ========     ===========  ===========  =========          =========        ===========
Book value per
   share (6) ......   $   22.65  $   92.68                 $    21.77  $     16.67                                      $     16.46
                    ============ =========== ========     ===========  ===========                                      ===========


       See footnotes to the Pro Forma Condensed Combined Balance Sheet

           FOOTNOTES TO PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 (UNAUDITED)

(1) Reflects elimination of intercompany Federal funds transactions between CoreStates and UCB.


(2) Reflects charges of approximately $16.0 million, $14.5 million after the related tax effects, which include expenses directly attributable to the Merger. These expenses include $10.3 million of human resources-related costs, including employment contracts and severance; $1.5 million of operations and data processing integration-related expenses; and $4.2 million of other expenses, including investment banker fees and legal expenses. Deferred taxes receivable, at statutory rates, totalling $1.5 million are reflected in other assets.


(3) Reflects the conversion of 2.148 million outstanding shares of UCB Common Stock into 10.740 million shares of Meridian Common Stock on September 30, 1995 after giving effect to the cancellation of 381 thousand shares of UCB Common Stock held as treasury stock.


(4) Effective January 1, 1995, Meridian adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan". Prior period financial information has been restated to reflect the reclassification of in-substance foreclosed loans to non-performing loans and writedowns against in-substance foreclosed loans from non-interest expenses to the provision for possible loan losses.

    In-substance foreclosed loans for UCB are immaterial.

    CoreStates prospectively adopted FAS 114 on January 1, 1995, and as foreclosed loans are immaterial to CoreStates, prior period financial information was not restated.

    As permitted under pooling of interests accounting, the pro forma financial information is presented as if CoreStates reclassified in-substance foreclosed loans to loans, and writedowns against in-substance foreclosed loans from non-interest expenses to the provision for possible loan losses for all periods presented.


(5) Loans held for sale in CoreStates' historical financial information have not exceeded the requirements for separate balance sheet disclosure and accordingly have been included in total loans. Meridian's historical financial information reflects loans held for sale as a separate caption on the balance sheet (or in other assets in a condensed balance sheet). In the pro forma financial information, combined loans held for sale do not exceed the requirements for separate balance sheet disclosure and therefore Meridian's loans held for sale have been reclassified to total loans.


(6) Based on a preliminary review of Meridian's loan portfolio, CoreStates has decided to take a different approach to the workout of certain assets. In CoreStates' general experience, a strategy that involves the accelerated resolution of problem assets has been more economical than a long-term work out approach. It has been CoreStates' general experience that the costs of working out assets as well as other carrying costs typically outweigh any improvement in those assets' realized value. CoreStates currently estimates that in connection with the change in strategic direction and to conform Meridian's consumer lending charge-off policies to those of CoreStates, CoreStates will take an addition to the allowance for possible loan losses of approximately $50 million to $80 million and, accordingly, has adjusted September 30, 1995 pro forma shareholders' equity by $70.0 million, $45.5 million after-tax, the current estimate based on the preliminary review. CoreStates currently estimates that the assets related to $66 million of the $70 million estimated provision will be disposed of within eighteen months of completion of the Meridian/CoreStates Merger. The carrying value of these assets is approximately $225 million and the estimated provision represents 29% of this amount. It is also estimated that the conforming adjustments, mostly related to consumer lending charge-off policies, will comprise approximately $4 million of the $70 million estimated provision.

    Pro forma shareholders' equity at September 30, 1995 also reflects charges of approximately $105.0 million, which include: $40.0 million for employee severance costs; $24.1 million for the costs of consolidating and closing branches and other duplicate facilities; and $40.9 million for other expenses directly attributable to CoreStates' pending acquisition of Meridian. Accordingly, pro forma shareholders' equity at September 30, 1995 has been reduced by $75.1 million, the after-tax effect of the charges and expenses directly attributable to CoreStates' pending acquisition of Meridian. The aggregate cash outflow related to these charges is expected to be approximately $80 million.

    Deferred taxes receivable at statutory rates totalling $54.4 million related to the approximately $105.0 million of expenses directly attributable to CoreStates' pending acquisition of Meridian and the $70.0 million addition to Meridian's allowance for possible loan losses are reflected in other assets.

(7) Reflects the pro forma adoption by Meridian of the FAS 106 transitional liability of $28.8 million, $18.7 million after-tax, effective January 1, 1992. See footnote 4 on page 24.


(8) Reflects the conversion of 68.563 million pro forma shares of Meridian Common Stock into 83.990 million shares of CoreStates Common Stock on September 30, 1995 after giving effect to the cancellation of 515 thousand shares of Meridian Common Stock held as treasury stock.

              PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
     FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND SEPTEMBER 30, 1994
             AND THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

   The following unaudited pro forma condensed combined statements of income for the nine-month periods ended September 30, 1995 and 1994 give effect to the Merger and the Meridian/CoreStates Merger as if each had occurred on January 1, 1995 and 1994, respectively. The unaudited pro forma condensed combined statements of income for the years ended December 31, 1994, 1993, and 1992 give effect to the Merger and the Meridian/CoreStates Merger as if each had occurred on January 1, 1994, 1993 and 1992, respectively. The Merger and the Meridian/CoreStates Merger have been reflected as poolings of interests. See "RECENT DEVELOPMENTS" herein and "THE MERGER -- Accounting Treatment" in the accompanying Proxy Statement/Prospectus. This pro forma information should be read in conjunction with the historical consolidated financial statements of Meridian, CoreStates and UCB, including the notes thereto, incorporated by reference in this Supplement and the accompanying Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" herein.

               PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                                  UNAUDITED
                     NINE MONTHS ENDED SEPTEMBER 30, 1995
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                              Meridian                                                 Pro Forma
                                Meridian           UCB          and       CoreStates                                    Combined
                                  and              and          UCB           and        Pro Forma                         All
                              Subsidiaries     Subsidiaries  Pro Forma   Subsidiaries    Adjustments  Eliminations(1)  Transactions
                             --------------   -------------- ----------  -------------  ------------   --------------   -----------
INTEREST INCOME
Interest and fees on loans  .    $676,172    $  24,854     $701,026    $1,487,997                                       $2,189,023
Interest on investment
  securities ................     136,142       50,215      186,357       108,532                                          294,889
Interest on time deposits in
  banks .....................       4,365          --         4,365        89,729                                           94,094
Other interest income  ......      18,499        2,717       21,216         7,689                         ($348)(2)         28,557
                              ------------  ------------- ----------- ------------  --------------   --------------    -----------
 Total interest income  .....     835,178       77,786      912,964     1,693,947                          (348)         2,606,563
                              ------------  ------------- ----------- ------------  --------------   --------------    -----------
INTEREST EXPENSE
Interest on deposits  .......     281,164       27,888      309,052       400,622                                          709,674
Interest on funds borrowed  .      72,079        2,610       74,689        87,284                          (348)(2)        161,625
Interest on long-term debt  .      22,605          --        22,605        92,157                                          114,762
                              ------------  ------------- ----------- ------------  --------------   --------------   ------------
 Total interest expense  ....     375,848       30,498      406,346       580,063                          (348)           986,061
                              ------------  ------------- ----------- ------------  --------------   --------------   ------------
Net interest income  ........     459,330       47,288      506,618     1,113,884                                        1,620,502
Provision for possible loan
  losses ....................      28,652         (500)    28,152          77,500     $   125 (10)                         105,777
                              ------------  ------------- ----------- ------------  --------------   --------------    -----------
Net interest income after
  provision for possible loan
  losses ....................     430,678       47,788      478,466     1,036,384        (125)                           1,514,725
                              ------------  ------------- ----------- ------------  --------------   --------------   ------------
NON-INTEREST INCOME
Securities gains  ...........       4,671       12,263(3)    16,934         8,457                                           25,391
Other operating income  .....     183,149        4,083      187,232       443,740                                          630,972
                              ------------  ------------- ----------- ------------  --------------   --------------    -----------
 Total non-interest income  .     187,820       16,346      204,166       452,197                                          656,363
                              ------------  ------------- ----------- ------------  --------------   --------------    -----------
NON-INTEREST EXPENSES
Restructuring charge (7)  ...      32,000          --        32,000       104,563                                          136,563
All other expenses  .........     408,302       26,125      434,427       885,620      (1,205)(4,10)                     1,318,842
                              ------------  ------------- ----------- ------------  --------------   --------------   ------------
 Total non-interest expenses      440,302       26,125      466,427       990,183      (1,205)                           1,455,405
                              ------------  ------------- ----------- ------------  --------------   --------------   ------------
Income before income taxes  .     178,196       38,009      216,205       498,398       1,080                              715,683
Provision for income taxes  .      56,660       12,500       69,160       183,115         378(4)                           252,653
                              ------------  ------------- ----------- ------------  --------------   --------------   ------------
Net Income  .................    $121,536    $25,509(3)    $147,045    $  315,283     $   702            $    0         $  463,030
                              ============  ============= =========== ============  ==============   ==============   ============
Average common shares
  outstanding ...............      55,928      2,145         66,653       141,427                                          223,078
PER COMMON SHARE DATA (5)
Net Income  .................       $2.17     $11.89          $2.21         $2.23                                            $2.08
Cash dividends declared (8)         $1.08      $3.45          $1.08         $1.02                                            $1.02


See Footnotes to Pro Forma Condensed Combined Statements of Income.

               PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                                  UNAUDITED
                     NINE MONTHS ENDED SEPTEMBER 30, 1994
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                             Meridian                                                 Pro Forma
                                Meridian          UCB          and       CoreStates                                    Combined
                                  and             and          UCB           and        Pro Forma                         All
                              Subsidiaries    Subsidiaries  Pro Forma   Subsidiaries    Adjustments  Eliminations(1)  Transactions
                             -------------   -------------- ----------  -------------  ------------   --------------   -----------
INTEREST INCOME
Interest and fees on loans  .    $576,959      $23,170      $600,129   $1,244,735                                        $1,844,864
Interest on investment
  securities ................     131,496       49,700       181,196      117,069                                           298,265
Interest on time deposits in
  banks .....................       3,092          --          3,092       44,911                                            48,003
Other interest income  ......       9,372        2,296        11,668        4,856                    ($  675)(2)             15,849
                                ---------    ---------   -----------   ----------   ------------    ----------          -----------
 Total interest income  .....     720,919       75,166       796,085    1,411,571                       (675)             2,206,981
                                ---------    ---------   -----------   ----------   ------------    ----------          -----------
INTEREST EXPENSE
Interest on deposits  .......     201,393       23,818       225,211      258,540                                           483,751
Interest on funds borrowed  .      40,644        1,583        42,227       62,768                       (675)(2)            104,320
Interest on long-term debt  .      19,699         --          19,699       60,141                                            79,840
                                ---------    ---------   -----------   ----------   ------------    ----------          -----------
 Total interest expense  ....     261,736       25,401       287,137      381,449                       (675)               667,911
                                ---------    ---------   -----------   ----------   ------------    ----------          -----------
Net interest income  ........     459,183       49,765       508,948    1,030,122                                         1,539,070
Provision for possible loan
  losses ....................      22,017         (825)       21,192      221,900  $ 4,092(10)                              247,184
                                ---------    ---------   -----------   ----------   ------------    ----------          -----------
Net interest income after
  provision for possible loan
  losses ....................     437,166       50,590       487,756      808,222   (4,092)                               1,291,886
                                ---------    ---------   -----------   ----------   ------------    ----------          -----------
NON-INTEREST INCOME
Securities gains  ...........       2,751          --          2,751       14,143                                            16,894
Other operating income  .....     167,822        4,497       172,319      407,136                                           579,455
                                ---------    ---------   -----------   ----------   ------------    ----------          -----------
 Total non-interest income  .     170,573        4,497       175,070      421,279                                           596,349
                                ---------    ---------   -----------   ----------   ------------    ----------          -----------
NON-INTEREST EXPENSES
Restructuring and merger-
  related charges ...........        --           --            --        108,700                                           108,700
All other expenses  .........     435,566       28,773       464,339      902,158   (5,172)(4,10)                         1,361,325
                                ---------    ---------   -----------   ----------   ------------    ----------          -----------
 Total non-interest
   expenses .................     435,566       28,773       464,339    1,010,858   (5,172)                               1,470,025
                                ---------    ---------   -----------   ----------   ------------    ----------          -----------
Income before income taxes  .     172,173       26,314       198,487      218,643    1,080                                  418,210
Provision for income taxes  .      54,230        8,595        62,825       81,326      378 (4)                              144,529
                                ---------    ---------   -----------   ----------   ------------    ----------          -----------
Income before cumulative
  effect of a change in
  accounting principle (6) ..    $117,943      $17,719      $135,662   $  137,317  $   702            $    0             $  273,681
                                =========    =========   ===========   ==========   ===========     ==========          ===========
Average common shares
  outstanding ...............      57,798        2,136        68,478      142,581                                           226,467
PER COMMON SHARE DATA (5)
Income before cumulative
   effect of a change in
   accounting principle (6) .    $   2.04      $  8.30       $  1.98     $  0.97                                          $    1.21
Cash dividends declared (8)      $   1.00      $  2.30       $  1.00     $  0.90                                          $    0.90


See Footnotes to Pro Forma Condensed Combined Statements of Income

               PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                                  UNAUDITED
                    TWELVE MONTHS ENDED DECEMBER 31, 1994
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                             Meridian                                                 Pro Forma
                                Meridian          UCB          and       CoreStates                                    Combined
                                  and             and          UCB           and        Pro Forma                         All
                              Subsidiaries    Subsidiaries  Pro Forma   Subsidiaries    Adjustments  Eliminations    Transactions
                             -------------   -------------- ----------  -------------  ------------   --------------   -----------
INTEREST INCOME
Interest and fees on loans  .  $789,290      $ 31,196    $  820,486   $1,698,350                                      $2,518,836
Interest on investment
  securities ................   179,568        66,637       246,205      156,931                                         403,136
Interest on time deposits in
  banks .....................     4,607           --          4,607       66,389                                          70,996
Other interest income  ......    11,575         2,977        14,552        7,857                          ($818)(2)       21,591
                               ---------- -------------- ----------- -------------  ---------------   ---------------------------
 Total interest income  .....   985,040       100,810     1,085,850    1,929,527                           (818)       3,014,559
                               ---------- -------------- ----------- -------------  ---------------     ------------  -----------
INTEREST EXPENSE
Interest on deposits  .......   283,256        32,393       315,649      364,858                                         680,507
Interest on funds borrowed  .    63,126         2,187        65,313       85,123                           (818)(2)      149,618
Interest on long-term debt  .    26,242           --         26,242       90,177                                         116,419
                               ---------- -------------- ----------- -------------  ---------------     ------------  -----------
 Total interest expense  ....   372,624        34,580       407,204      540,158                           (818)         946,544
                               ---------- -------------- ----------- -------------  ---------------      -----------   ----------
Net interest income  ........   612,416        66,230       678,646    1,389,369                                       2,068,015
Provision for possible loan
  losses ....................    28,086          (825)       27,261      246,900        $ 5,034 (10)                     279,195
                               ---------- -------------- ----------- -------------  ---------------     ------------  -----------
Net interest income after
  provision for possible loan
  losses ....................   584,330        67,055       651,385    1,142,469         (5,034)                       1,788,820
                               ---------- -------------- ----------- -------------  ---------------     ------------  -----------
NON-INTEREST INCOME
Securities gains  ...........     2,998           --          2,998       18,753                                          21,751
Other operating income  .....   225,028         6,101       231,129      548,787                                         779,916
                               ---------- -------------- ----------- -------------  ---------------     ------------  -----------
 Total non-interest income  .   228,026         6,101       234,127      567,540                                         801,667
                               ---------- -------------- ----------- -------------  ---------------      ---------- -------------
NON-INTEREST EXPENSES
Restructuring and merger
  related charges ...........       -             --            --       108,700                                         108,700
All other expenses  .........   579,668        38,326       617,994    1,208,861         (6,474)(4,10)                 1,820,381
                               ---------- -------------- ----------- -------------  ---------------     ------------  -----------
 Total non-interest expenses    579,668        38,326       617,994    1,317,561         (6,474)                       1,929,081
                               ---------- -------------- ----------- -------------  ---------------     ------------  -----------
Income before income taxes  .   232,688        34,830       267,518      392,448          1,440                          661,406
Provision for income taxes  .    70,600        11,038        81,638      143,656            504(4)                       225,798
                               ---------- -------------- ----------- -------------  ---------------     ------------  -----------
Income before cumulative
  effect of a change in
  accounting principle (6) ..  $162,088      $ 23,792    $  185,880   $  248,792        $   936           $    0      $  435,608
                               ========== ============== =========== =============  ===============     ============  ===========
Average common shares
  outstanding ...............    57,661         2,139        68,356      142,498                                         226,234
PER COMMON SHARE DATA (5)
Income before cumulative
  effect of a change in
  accounting principle (6) ..   $2.81         $11.12       $2.72         $1.75                                             $1.93
Cash dividends declared (8)     $1.34         $3.29        $1.34         $1.24                                             $1.24


See Footnotes to Pro Forma Condensed Combined Statements of Income

               PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                                  UNAUDITED
                    TWELVE MONTHS ENDED DECEMBER 31, 1993
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                             Meridian                                                 Pro Forma
                                Meridian          UCB          and       CoreStates                                    Combined
                                  and             and          UCB           and        Pro Forma                         All
                              Subsidiaries    Subsidiaries  Pro Forma   Subsidiaries    Adjustments   Eliminations    Transactions
                             -------------   -------------- ----------  -------------   -----------   --------------  ------------
INTEREST INCOME
Interest and fees on loans  .  $742,298      $ 31,666       $  773,964   $1,585,015                                    $2,358,979
Interest on investment
  securities ................   203,399        68,207          271,606      205,170                                       476,776
Interest on time deposits in
  banks .....................     3,874            --            3,874       44,340                                        48,214
Other interest income  ......    12,119         2,099           14,218        7,339                       ($577)(2)        20,980
                               --------      --------       ----------   ----------     --------         ------         ---------
 Total interest income  .....   961,690       101,972        1,063,662    1,841,864                        (577)        2,904,949
                               --------      --------       ----------   ----------     --------         ------         ---------
INTEREST EXPENSE
Interest on deposits  .......   283,822        31,652          315,474      379,813                                       695,287
Interest on funds borrowed  .    30,518         1,747           32,265       67,001                        (577)(2)        98,689
Interest on long-term debt  .    30,058            --           30,058       69,779                                        99,837
                               --------      --------       ----------   ----------     --------         ------         ---------
 Total interest expense  ....   344,398        33,399          377,797      516,593                        (577)          893,813
                               --------      --------       ----------   ----------     --------         ------         ---------
Net interest income  ........   617,292        68,573          685,865    1,325,271                                     2,011,136
Provision for possible loan
  losses ....................    58,781           175           58,956      121,201     $  9,215(10)                      189,372
                               --------      --------       ----------   ----------     --------         ------         ---------
Net interest income after
  provision for possible loan
  losses ....................   558,511        68,398          626,909    1,204,070       (9,215)                       1,821,764
                               --------      --------       ----------   ----------     --------         ------         ---------
NON-INTEREST INCOME
Securities gains (losses)  ..    25,280          (172)          25,108       16,110                                        41,218
Other operating income  .....   249,343         7,190          256,533      557,920                                       814,453
                               --------      --------       ----------   ----------     --------         ------         ---------
 Total non-interest income  .   274,623         7,018          281,641      574,030                                       855,671
                               --------      --------       ----------   ----------     --------         ------         ---------
NON-INTEREST EXPENSES
Restructuring charge  .......    17,500           --            17,500           --                                        17,500
All other expenses  .......     606,026        39,556          645,582    1,241,862      (10,636)(4,10)                 1,876,808
                               --------      --------       ----------   ----------     --------         ------         ---------
 Total non-interest
   expenses .................   623,526        39,556          663,082    1,241,862      (10,636)                       1,894,308
                               --------      --------       ----------   ----------     --------         ------         ---------
Income before income taxes  .   209,608        35,860          245,468      536,238        1,421                          783,127
Provision for income taxes  .    59,068        11,667           70,735      173,809          497(4)                       245,041
                               --------      --------       ----------   ----------     --------         ------         ---------
Income before cumulative
  effect of a change in
  accounting principle (6,9)   $150,540      $ 24,193       $  174,733   $  362,429     $    924         $    0        $  538,086
                               ========      ========       ==========   ==========     ========         ======        ==========
Average common shares
  outstanding ...............    57,194         2,142           67,904      145,398                                       228,580
PER COMMON SHARE DATA (5)
Income before cumulative
  effect of a change in
  accounting principle (6) ..  $   2.63      $  11.29       $     2.57   $     2.49                                    $     2.35
Cash dividends declared (8)    $   1.26      $   2.60       $     1.26   $     1.14                                    $     1.14



See Footnotes to Pro Forma Condensed Combined Statements of Income

               PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                                  UNAUDITED
                    TWELVE MONTHS ENDED DECEMBER 31, 1992
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                             Meridian                                                  Pro Forma
                                Meridian          UCB          and       CoreStates                                     Combined
                                  and             and          UCB           and        Pro Forma                         All
                              Subsidiaries    Subsidiaries  Pro Forma   Subsidiaries    Adjustments   Eliminations     Transactions
                             -------------   -------------- ----------  -------------  ------------   --------------   ------------
INTEREST INCOME
Interest and fees on loans  . $ 778,878      $ 35,094       $  813,972   $1,647,763                                    $2,461,735
Interest on investment
  securities ................   223,427        70,453          293,880      238,851                                       532,731
Interest on time deposits in
  banks .....................     8,326            --            8,326       58,613                                        66,939
Other interest income  ......     5,550         2,506            8,056       16,611                       ($450)(2)        24,217
                              ---------      --------       ----------   ----------     --------         ------         ---------
 Total interest income  ..... 1,016,181       108,053        1,124,234    1,961,838                        (450)        3,085,622
                              ---------      --------       ----------   ----------     --------         ------         ---------
INTEREST EXPENSE
Interest on deposits  .......   396,175        43,572          439,747      570,455                                     1,010,202
Interest on funds borrowed  .    29,359         1,926           31,285       60,480                        (450)(2)        91,315
Interest on long-term debt  .    17,464            --           17,464       78,425                                        95,889
                              ---------      --------       ----------   ----------     --------         ------         ---------
 Total interest expense  ....   442,998        45,498          488,496      709,360                        (450)        1,197,406
                              ---------      --------       ----------   ----------     --------         ------         ---------
Net interest income  ........   573,183        62,555          635,738    1,252,478                                     1,888,216
Provision for possible loan
  losses ....................    81,096         1,527           82,623      160,250     $ 17,936(10)                      260,809
                              ---------      --------       ----------   ----------     --------         ------         ---------
Net interest income after
  provision for possible loan
  losses ....................   492,087        61,028          553,115    1,092,228      (17,936)                       1,627,407
                              ---------      --------       ----------   ----------     --------         ------         ---------
NON-INTEREST INCOME
Securities gains  ...........     2,764            69            2,833       13,805                                        16,638
Other operating income  .....   230,849         7,698          238,547      596,859                                       835,406
                              ---------      --------       ----------   ----------     --------         ------         ---------
 Total non-interest income  .   233,613         7,767          241,380      610,664                                       852,044
                              ---------      --------       ----------   ----------     --------         ------         ---------
NON-INTEREST EXPENSES
All other expenses  .........   540,316        36,946          577,262    1,306,593      (17,936)(10)                   1,865,919
                              ---------      --------       ----------   ----------     --------         ------         ---------
 Total non-interest
   expenses ................    540,316        36,946          577,262    1,306,593      (17,936)                       1,865,919
                              ---------      --------       ----------   ----------     --------         ------         ---------
Income before income taxes  .   185,384        31,849          217,233      396,299                                       613,532
Provision for income taxes  .    48,679        10,256           58,935      128,165                                    $  187,100
                              ---------      --------       ----------   ----------     --------         ------         ---------
Income before cumulative
  effect of a change in
  accounting principle (4) .. $ 136,705      $ 21,593       $  158,298   $  268,134     $      0         $    0        $  426,432
                              =========      ========       ==========   ==========     ========         ======         =========
Average common shares
  outstanding ...............    55,201         2,167           66,036      135,813                                       216,707
PER COMMON SHARE DATA (5)
Income before cumulative
  effect of a change in
  accounting principle (4) .. $    2.48      $   9.96       $     2.40   $     1.97                                    $     1.97
Cash dividends declared (8)   $    0.90      $   2.85       $     0.90   $     1.02                                    $     1.02



See Footnotes to Pro Forma Condensed Combined Statements of Income

        FOOTNOTES TO PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                                 (UNAUDITED)


(1) The Pro Forma Condensed Combined Statements of Income do not reflect the estimated $16.0 million of charges and expenses directly attributable to the Merger since these charges are non-recurring. See footnote 2 on page
    16. The Pro Forma Condensed Combined Statements of Income also do not reflect the estimated $70.0 million provision for possible loan losses related to Meridian's loan portfolio, or charges and expenses of approximately $105.0 million directly attributable to CoreStates pending acquisition of Meridian, since these charges are non-recurring. Were these expenses reflected in the Pro Forma Condensed Combined Statement of Income for the nine months ended September 30, 1995, net income would decrease by $135.1 million, or $0.61 per share.


(2) Reflects the elimination of intercompany interest on Federal funds transactions between CoreStates and UCB.

(3) Includes gain on exchange of securities available for sale of $12 million pre-tax and $7.6 million after-tax.


(4) Reflects the adoption of FAS 106, "Employers Accounting for Postretirement Benefits Other Than Pensions." Meridian adopted FAS 106 on January 1, 1993, the date required under that statement. As permitted by FAS 106, Meridian elected not to recognize immediately its $28.8 million transitional liability, but to amortize that liability over 20 years.

    UCB adopted FAS 106 effective January 1, 1992 and elected to recognize immediately the transitional liability of $6.2 million, $4.0 million after-tax, as the cumulative effect of a change in accounting principle.

    As permitted under FAS 106, CoreStates elected to recognize immediately the January 1, 1992 transitional liability of $128.7 million pre-tax, $84.9 million after-tax, as the cumulative effect of a change in accounting principle in the first quarter of 1992.

    As permitted under pooling of interests accounting, the pro forma financial information is prepared as if Meridian adopted FAS 106 effective January 1, 1992 and immediately recognized the $28.8 million, $18.7 million after-tax, transitional liability. Pro forma salaries, wages and benefits have been adjusted accordingly.


(5) CoreStates, Meridian, UCB and pro forma earnings per common share for the nine months ended September 30, 1995 and 1994 and for the years ended December 31, 1994, 1993 and 1992 were based on weighted average common shares outstanding as dilution from potentially dilutive common stock equivalents was less than 3% for each period.

(6) Meridian adopted FAS 112, "Employers' Accounting for Postemployment Benefits" on January 1, 1994, the date required under the statement. The adoption of FAS 112 resulted in a charge of $4.2 million, $2.7 million after-tax, in the first quarter of 1994. As permitted under pooling of interests accounting, the pro forma information is prepared as if Meridian adopted FAS 112 effective January 1, 1993.

    The impact of FAS 112 on UCB is immaterial.

    Effective January 1, 1993, CoreStates adopted FAS 112. CoreStates recognized the January 1, 1993 FAS 112 transitional liability of $20.0 million, $13.0 million after-tax as the cumulative effect of a change in accounting principle.

(7) In June 1995, Meridian completed an internal review of its operations and businesses and announced a company-wide plan designed to improve its operating performance and competitive position. As a result of this review Meridian recorded a restructuring charge in the second quarter of 1995 of $32.0 million ($20.8 million after-tax or $0.37 per share).

    In March 1995, CoreStates completed an intensive review of its operations and businesses and announced a corporate-wide process redesign plan, which restructures its banking services around customers and enhances employees' authority to make decisions to benefit customers. As a result of this process redesign, CoreStates recorded a $110 million pre-tax restructuring charge, $70.0 million after-tax or $0.49 per share, in March 1995. CoreStates recorded restructuring credits of $3.0 million, $1.9 million after-tax or $0.01 per share in the second quarter of 1995 and $2.4 million, $1.5 million after-tax or $0.01 per share in the third quarter of 1995, related to gains on the curtailment of future pension benefits associated with employees terminated during the second and third quarters.


 (8) Cash dividends declared per share for the respective periods prior to Meridian's acquisition of Commonwealth Bancshares Corporation (on August 31, 1993) and UCB assume that Meridian would have declared cash dividends per share equal to the cash dividends declared per share actually declared by Meridian.

     Cash dividends declared per share for the respective periods prior to CoreStates' acquisition of First Peoples Corporation (on September 3,
     1992), Constellation Bancorp (on March 16, 1994), Independence Bancorp, Inc. (on June 27, 1994) and Meridian assume that CoreStates would have declared cash dividends per share equal to the cash dividends per share actually declared by CoreStates.

 (9) Meridian and UCB elected to prospectively adopt FAS 109 on January 1, 1993 and recognize a cumulative benefit/(expense) of $7.2 million and $(579) thousand, respectively, as the cumulative effect of a change in accounting principle. CoreStates retroactively adopted FAS 109 in the first quarter of 1992. As permitted under pooling of interests accounting, the pro forma financial information is prepared as if Meridian and UCB also retroactively adopted FAS 109 effective January 1, 1987.

(10) In connection with the adoption of FAS 114, Meridian's historical Condensed Combined Statements of Income reflect the reclassification of writedowns against in-substance foreclosed loans from non-interest expenses to the provision for possible loan losses. As in-substance foreclosed loans are immaterial to Core- States, CoreStates' historical financial information reflects the charges associated with writedowns against in substance foreclosed loans in other non-interest expenses. As permitted under pooling of interests accounting, the pro forma financial information is presented as if CoreStates reclassified writedowns against in substance foreclosed loans from other non-interest expenses to the provision for possible loan losses.

     In-substance foreclosed loans for UCB are immaterial.

          PRO FORMA COMBINED CAPITAL RATIOS AS OF SEPTEMBER 30, 1995

   The following sets forth certain unaudited pro forma combined capital ratios of Meridian and United Counties as of September 30, 1995 and, as adjusted, to give effect to the Merger. The following unaudited pro forma combined capital ratios also reflect the Meridian/CoreStates transaction. The unaudited information should be read in conjunction with the historical consolidated financial statements of Meridian, CoreStates, and UCB, including the notes thereto, incorporated by reference in this Supplement and the accompanying Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                      PRO FORMA COMBINED CAPITAL RATIOS
                           AS OF SEPTEMBER 30, 1995

                                                             MERIDIAN                      PRO FORMA
                                                                AND                         COMBINED
                                                                UCB                           ALL
                                     MERIDIAN      UCB       PRO FORMA    CORESTATES      TRANSACTIONS
                                    ----------   --------    ----------   ------------   --------------
Shareholders' Equity to Assets  .      8.70%      12.21%        9.05%         8.03%           8.40%
Tangible Shareholders' Equity to
  Assets ........................      7.93       12.21         8.36          7.25            7.65
Risk-Based Capital:
   Tier 1 Ratio .................      9.60       37.64        10.63          8.09            8.58
   Tier 2 Ratio .................      3.46        1.26         3.37          3.67            3.58
                                    ----------   --------    ----------   ------------   --------------
   Total Risk-Based Capital .....     13.06       38.90        14.00         11.76           12.16
Tier 1 Leverage Ratio  ..........      7.97       12.15         8.29          7.39            7.41

                  UPDATED OPINION OF UCB'S FINANCIAL ADVISOR

   On May 23, 1995, Goldman, Sachs & Co. ("Goldman Sachs") delivered its written opinion to the Board of Directors of UCB that as of the date of such opinion, the Exchange Ratio pursuant to the Merger Agreement was fair to the holders of shares of UCB Common Stock. Goldman Sachs subsequently confirmed its earlier opinion by delivery of its written opinion dated as of September 21, 1995 and its written opinion dated as of January 4, 1996.

   The full text of the written opinion of Goldman Sachs dated as of January 3, 1996, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex A to this Supplement and is incorporated herein by reference. Stockholders of UCB are urged to, and should, read such opinion in its entirety. In connection with the delivery of its written opinion dated as of January 4, 1996, Goldman Sachs reviewed the analyses referred to in the accompanying Proxy Statement/Prospectus (a summary of which is set forth in the accompanying Proxy Statement/Prospectus, see "THE MERGER -- Opinion of Financial Advisor") and updated such analyses to the extent they considered appropriate and also reviewed certain financial information relating to CoreStates and the Meridian/CoreStates Merger, as set forth in the Goldman Sachs opinion dated as of January 4, 1996. In addition, Goldman Sachs confirmed with the managements of UCB, Meridian and CoreStates the absence of any material change to the information previously reviewed.

   Pursuant to a letter agreement dated July 27, 1994 and executed by UCB on August 5, 1994 (the "Engagement Letter"), UCB has agreed to pay Goldman Sachs a transaction fee upon consummation of the Merger based on the value of the consideration received by UCB stockholders. As a result of the increase in the value of Meridian Common Stock following execution of the Meridian/CoreStates Merger Agreement, UCB will pay Goldman Sachs a transaction fee of approximately $3.2 million.

   As indicated in the Proxy Statement/Prospectus, Goldman Sachs regularly provides investment banking and financial advisory services to Meridian. In that regard, Goldman Sachs has been engaged to provide Meridian certain financial advisory services in connection with the Meridian/Corestates Merger. Meridian has paid Goldman Sachs a fee of $3.3 million for providing such services. In addition, Meridian has paid Goldman Sachs a fee of $250,000 for work relating to preparation of a strategic alternatives study and presentation of such study to Meridian's Board of Directors in September 1995. Meridian has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws, in connection with these engagements.


                    CERTAIN INFORMATION REGARDING PENDING
                          MERIDIAN/CORESTATES MERGER


   The following summary of the pending Meridian/CoreStates Merger is included to provide certain information regarding that transaction should it be completed. Information provided regarding the Meridian/CoreStates Merger will apply to UCB stockholders only if both the Merger and the Meridian/CoreStates Merger are completed. This summary is necessarily incomplete and is qualified in its entirety by reference to the more detailed information, including a copy of the Meridian/CoreStates Merger Agreement and historical financial information regarding CoreStates, contained in Meridian's Current Reports on Form 8-K dated October 10, 1995 and December 28, 1995 (which are incorporated herein by reference).

CORESTATES FINANCIAL CORP

   CoreStates is a bank holding company incorporated under the laws of the Commonwealth of Pennsylvania. CoreStates' principal bank subsidiaries are CoreStates Bank, N.A., a national banking association headquartered in Philadelphia, Pennsylvania; New Jersey National Bank, a national banking association headquartered in Ewing Township, New Jersey; and CoreStates Bank of Delaware, N.A., a national banking association with its sole office in New Castle County, Delaware (collectively, the "CoreStates Banking Subsidiaries"). Through the CoreStates Banking Subsidiaries, CoreStates is engaged in the business of providing wholesale banking services, Consumer Financial Services, including retail banking, trust and investment management services, and electronic payment services. As of September 30, 1995, CoreStates had, on a consolidated basis, approximately $28.85 bil-lion in assets, $20.69 billion in deposits and $2.32 billion in shareholders' equity. CoreStates was the 31st largest bank holding company in the United States measured by total assets at September 30, 1995; after giving effect to the Meridian/CoreStates Merger, CoreStates believes it would have been the 21st largest in the United States as of that date.


STRUCTURE OF THE MERIDIAN/CORESTATES MERGER


   Subject to the terms and conditions of the Meridian/CoreStates Merger Agreement and in accordance with Pennsylvania law, at the effective time of the Meridian/CoreStates Merger (the "Meridian/CoreStates Effective Time"), Meridian will merge with and into CoreStates. CoreStates will be the continuing corporation in the Meridian/CoreStates Merger, and will continue its corporate existence under Pennsylvania law under the name "CoreStates Financial Corp." At the Meridian/CoreStates Effective Time, the separate corporate existence of Meridian will terminate. The Articles of Incorporation and Bylaws of CoreStates, as in effect immediately prior to the Meridian/CoreStates Effective Time, will continue unchanged after the Meridian/CoreStates Effective Time.


EFFECT OF MERIDIAN/CORESTATES MERGER ON UCB AND UCB STOCKHOLDERS


   Upon completion of the Meridian/CoreStates Merger, except as described below, each outstanding share of Meridian Common Stock, other than certain shares held in Meridian's treasury or held by CoreStates or any wholly-owned subsidiary of CoreStates or Meridian, will be automatically converted into
1.225 fully paid and nonassessable shares of CoreStates Common Stock (except that cash will be paid in lieu of fractional shares), subject to possible increase in certain limited circumstances but not subject to decrease. See "-- Termination; Possible Exchange Ratio Increase" below. Accordingly, if both the Merger and the Meridian/CoreStates Merger are completed, each share of UCB Common Stock ultimately would be converted into 6.125 shares of CoreStates Common Stock (the product of the Exchange Ratio and the Meridian/CoreStates Exchange Ratio), except that cash will be paid in lieu of fractional shares of Meridian Common Stock.

   Meridian and UCB presently expect that the Merger, if approved by UCB's stockholders at the Special Meeting, will close early in the first quarter of 1996, although there can be no assurance that all conditions to the Merger will be met or as to the timing of such conditions being met and, accordingly, there can be no assurance as to the timing or occurrence of the Merger. See "THE MERGER -- Conditions to the Merger" in the accompanying Proxy Statement/Prospectus. As of November 1, 1995, the date the Special Meeting was originally convened, UCB had received proxies from holders representing 91.7% of the outstanding shares of UCB Common Stock and 91.4% of the outstanding shares had been voted in favor of the Merger Agreement. Unless a substantial number of such proxies are revoked, the management of UCB expects the Merger Agreement to be approved at the Special Meeting, although there can be no assurance that shareholders will not revoke their proxies.


   The Meridian/CoreStates Merger is subject to the conditions described below under "Conditions to Completion of the Meridian/CoreStates Merger." The Meridian/CoreStates Merger presently is expected to close in the second quarter of 1996, but there can be no assurance that all conditions to the Meridian/CoreStates Merger will be met or as to the timing of such conditions being met and, accordingly, there can be no assurance as to the timing or occurrence of the Meridian/CoreStates Merger.


   Meridian has set ____________, 1996 as the date for a special meeting of shareholders at which the holders of Meridian Common Stock are to vote on the Meridian/CoreStates Merger Agreement and has established December 26, 1995 as the record date for its shareholders entitled to vote at such meeting. ACCORDINGLY, THE MERGER WILL NOT BE COMPLETED IN TIME FOR UCB STOCKHOLDERS TO BECOME MERIDIAN SHAREHOLDERS AND HAVE AN OPPORTUNITY TO VOTE AS MERIDIAN SHAREHOLDERS ON THE MERIDIAN/CORESTATES MERGER.

   The Meridian/CoreStates Exchange Ratio was determined through arm's-length negotiations between Core- States and Meridian. The Meridian/CoreStates Exchange Ratio is subject to increase in certain limited circumstances but is not subject to decrease. See "-- Termination; Possible Exchange Ratio Increase."

   On a pro forma basis after giving effect to the Meridian/CoreStates Merger (and after giving effect to the Merger), the percentage of total assets, shareholders' equity, net interest income and net income of CoreStates at and for the three months ended September 30, 1995 contributed by Meridian would have been 36.0%, 40.0%, 31.2% and 31.7%, respectively.


MERIDIAN AND CORESTATES STOCK OPTION AGREEMENTS


   In conjunction with the execution and delivery of the Meridian/CoreStates Merger Agreement, Meridian and CoreStates entered into stock option agreements, dated as of October 10, 1995 (in each case, a "Stock Option Agreement"), pursuant to which Meridian and CoreStates granted to each other options to purchase up to 19.9% of the outstanding Meridian Common Stock, in the case of CoreStates, and up to 19.9% of the outstanding Core- States Common Stock, in the case of Meridian. The Stock Option Agreements will become exercisable upon the occurrence of certain events as set forth in the respective Stock Option Agreements and will be exercisable at a per share price of $38.50, in the case of Meridian Common Stock, and $38.8125, in the case of CoreStates Common Stock. The number of shares subject to such options and the purchase price per share provided for therein are subject to adjustment as provided in the respective Stock Option Agreements. Meridian and Core- States approved and entered into the respective Stock Option Agreements to induce each other to enter into the Meridian/CoreStates Merger Agreement. The Stock Option Agreements are intended to increase the likelihood that the Meridian/CoreStates Merger will be completed in accordance with its terms. Consequently, certain aspects of the Stock Option Agreements may have the effect of discouraging persons who might now or prior to the completion of the Meridian/CoreStates Merger be interested in acquiring all of or a significant interest in Meridian or CoreStates from considering or proposing such an acquisition, even if, in the case of Meridian, such persons were prepared to offer to pay consideration to Meridian shareholders which had a higher current market price than the shares of CoreStates Common Stock to be received per share of Meridian Common Stock pursuant to the Meridian/CoreStates Merger Agreement.


REQUIRED SHAREHOLDER VOTE


   Meridian. Shareholders of Meridian entitled to cast at least 66-2/3% of the votes which all shareholders are entitled to cast on the record date (the "Meridian Record Date," which has been established as the close of business on December 26, 1995) must be represented in person or by proxy at the special meeting of Meridian shareholders called to approve the Meridian/CoreStates Merger Agreement in order for a quorum to be present for purposes of voting on the Meridian/CoreStates Merger Agreement. The approval and adoption of the Meridian/CoreStates Merger Agreement will require the affirmative vote of the holders of a majority of the shares of Meridian Common Stock present and voting at the special meeting of Meridian shareholders.

   As of the Meridian Record Date, directors and executive officers of Meridian and their affiliates beneficially owned and were entitled to vote 4,970,703 shares of Meridian Common Stock, which represented approximately 8.55% of the shares of Meridian Common Stock outstanding on the Meridian Record Date. Each Meridian director and executive officer has indicated his or her present intention to vote the Meridian Common Stock so owned by him or her for approval and adoption of the Meridian/CoreStates Merger Agreement. As of the Meridian Record Date, various subsidiaries of Meridian, as fiduciaries, custodians or agents, had sole or shared voting power with respect to 6,078,960 shares of Meridian Common Stock, representing approximately 10.46% of the shares of Meridian Common Stock outstanding on the Meridian Record Date. As of the Meridian Record Date, CoreStates' directors and executive officers beneficially owned 1,700 shares of Meridian Common Stock, which represented less than 0.01% of the shares of Meridian Common Stock outstanding on the Meridian Record Date, and various subsidiaries of CoreStates, as fiduciaries, custodians of agents, had sole of shared voting power with respect to 94,867 shares of Meridian Common Stock, or 0.16% of the shares of Meridian Common Stock outstanding on the Meridian Record Date. Each CoreStates director and executive officer has indicated his or her present intention to vote all of the shares of Meridian Common Stock so owned by him or her for approval and adoption of the Meridian/CoreStates Merger Agreement. Based on the foregoing, persons holding an aggregate of approximately 8.5% of the outstanding shares of Meridian Common Stock on the Meridian Record Date have indicated their present intention to vote for approval and adoption of the Meridian/CoreStates Merger Agreement.

   CoreStates. Shareholders of CoreStates entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the record date (the "CoreStates Record Date," which has been established as the close of business on December 18, 1995) must represented in person or by proxy at the special meeting of CoreStates shareholders called to approve the Meridian/CoreStates Merger Agreement in order for a quorum to be present for purposes of voting on the Meridian/CoreStates Merger Agreement and the proposal to amend the Articles of Incorporation of CoreStates to increase authorized shares of CoreStates Common Stock (the "CoreStates Charter Amendment"). See "DESCRIPTION OF CORESTATES CAPITAL STOCK -- General." The approval and adoption of the Meridian/CoreStates Merger Agreement and the approval of the CoreStates Charter Amendment will each require the affirmative vote of the holders of a majority of the shares of CoreStates Common Stock present and voting at the special meeting of CoreStates shareholders. The approval of the Meridian/CoreStates Merger Agreement and the CoreStates Charter Amendment are each contingent upon approval of both such proposals by CoreStates shareholders. Unless both proposals are approved, neither will be effected by CoreStates, and the Meridian/CoreStates Merger will not be consummated.

   As of the CoreStates Record Date, directors and executive officers of CoreStates and their affiliates beneficially owned and were entitled to vote 1,688,238 shares of CoreStates Common Stock, which represented approximately 1.22% of the shares of CoreStates Common Stock outstanding on the CoreStates Record Date. Each CoreStates director and executive officer has indicated his or her present intention to vote the CoreStates Common Stock so owned by him or her for approval of the Meridian/CoreStates Merger Agreement and the CoreStates Charter Amendment. As of the CoreStates Record Date, CoreStates and its subsidiaries, as fiduciaries, custodians or agents, had sole or shared voting power with respect to 2,357,967 shares of CoreStates Common Stock, representing approximately 1.71% of the shares of CoreStates Common Stock outstanding on the CoreStates Record Date. As of the CoreStates Record Date, Meridian's directors or executive officers beneficially owned 4,132 shares of CoreStates Common Stock, which represented less than 0.01% of the shares of CoreStates Common Stock outstanding on the CoreStates Record Date, and various subsidiaries of Meridian, as fiduciaries, custodians of agents, had sole of shared voting power with respect to 373,027 shares of CoreStates Common Stock, representing approximately 0.16% of the shares of CoreStates Common Stock outstanding on the CoreStates Record Date. Each Meridian director and executive officer has indicated his or her present intention to vote all of the shares of CoreStates Common Stock so owned by him or her for approval and adoption of the Meridian/ CoreStates Merger Agreement and approval of the CoreStates Charter Amendment. Based on the foregoing, persons holding an aggregate of approximately 1.23% of the shares of Core-States Common Stock outstanding on the CoreStates Record Date have indicated a present intention to vote for approval and adoption of the Meridian/CoreStates Merger Agreement and approval of the CoreStates Charter Amendment.


MERIDIAN/CORESTATES EFFECTIVE TIME

   The Meridian/CoreStates Effective Time will be the time of the filing of Articles of Merger with the Secretary of the Commonwealth of Pennsylvania or such later time as is specified in such Articles of Merger. The closing of the Meridian/CoreStates Merger will occur on the first day which is at least two business days after satisfaction or waiver (subject to applicable law) of the conditions to completion of the Meridian/CoreStates Merger set forth in the Meridian/CoreStates Merger Agreement (excluding conditions that, by their terms, cannot be satisfied until the date of closing) unless another date is agreed to in writing by Meridian and CoreStates. The Meridian/CoreStates Merger Agreement may be terminated by either party if, among other reasons, the Merger is not completed on or before September 30, 1996. See "-- Conditions to Completion of the Meridian/CoreStates Merger" and "-- Termination; Possible Exchange Ratio Increase" below.

CONDUCT OF BUSINESS PENDING MERIDIAN/CORESTATES MERGER AND RELATED MATTERS

   Pursuant to the Meridian/CoreStates Merger Agreement, each of CoreStates and Meridian has made certain covenants, with respect to itself and its subsidiaries, relating to the conduct of business pending completion of the Meridian/CoreStates Merger. Among other things, each has agreed (except as otherwise contemplated by the Meridian/CoreStates Merger Agreement or with the written consent of the other party) not to do any of the following:

       (i) conduct its business other than in the ordinary and usual course;

       (ii) issue, sell or otherwise permit to become outstanding any additional shares of capital stock or give any person the right to acquire any such shares, other than (a) pursuant to the exercise of stock options outstanding on October 10, 1995, (b) in connection with acquisitions of businesses otherwise permitted pending the Meridian/CoreStates Merger, including the Merger, (c) in the case of CoreStates, pursuant to (x) employee benefit plans in effect on October 10, 1995 or (y) a rights agreement which CoreStates may enter into pending the Meridian/CoreStates Merger of similar effect as the Meridian rights agreement relating to its shareholder rights plan or (d) under the relevant Stock Option Agreement;

       (iii) make, declare or pay dividends on shares of its capital stock other than regular quarterly cash dividends of $.37 per share of Meridian Common Stock and $.34 per share of CoreStates Common Stock (provided that CoreStates may increase its first quarterly dividend in 1996 and thereafter and in such case the limit on dividends payable on Meridian Common Stock will increase proportionately) and dividends by a wholly owned subsidiary, or redeem or otherwise acquire shares of its capital stock;

       (iv) in the case of Meridian, increase any salaries or employee benefits or enter into or modify any employee agreements (other than certain termination agreements contemplated by the Meridian/CoreStates Merger Agreement) or benefit plans, except for certain increases in the ordinary course of business, as required by law, to satisfy pre-existing contractual obligations;

       (v) dispose of any material assets, business or property or acquire material business or property of any other entities except that (a) Meridian may complete the Merger and (b) CoreStates may make acquisitions in which the aggregate purchase price paid does not exceed $1.0 billion or in which the aggregate number of CoreStates shares issued does not exceed 20% of the number of such shares outstanding on September 30, 1995;

       (vi) amend its articles of incorporation or bylaws or, in the case of Meridian, the Meridian Rights Agreement, except that CoreStates may amend its Articles of Incorporation to increase its authorized capital stock (see "DESCRIPTION OF CORESTATES CAPITAL STOCK -- General" herein);

       (vii) change its accounting methods;

       (viii) knowingly take any action that (a) would, or is reasonably likely to, prevent or impede the Meridian/CoreStates Merger from qualifying for "pooling of interests" accounting treatment or as a reorganization within the meaning of Section 368(a) of the Code, or (b) is intended or is reasonably likely to result in a breach of any representation or warranty, a condition not being satisfied or a violation of either Stock Option Agreement or of the Meridian/CoreStates Merger Agreement; or

       (ix) incur any long-term debt other than in the ordinary course.

   The Meridian/CoreStates Merger Agreement also provides that without the prior written consent of the other party, neither Meridian nor CoreStates will solicit or encourage inquiries or proposals with respect to, or engage in negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to a Takeover Proposal (as defined in the Meridian/CoreStates Merger Agreement).

REPRESENTATIONS AND WARRANTIES

   The Meridian/CoreStates Merger Agreement contains customary mutual representations and warranties of Meridian and CoreStates relating to, among other things, (a) corporate organization and similar corporate matters and capital structures, (b) good standing and the authority to carry on business,
(c) shares of capital stock, (d) subsidiaries, (e) corporate power and authority, (f) the authorization, execution and delivery of the Meridian/CoreStates Merger Agreement and Stock Option Agreements, (g) the absence of violations of or defaults under application laws and such party's articles of incorporation or bylaws, (h) documents filed by such party with the Securities and Exchange Commission and the accuracy of the information included therein, (i) the absence of litigation, (j) compliance with applicable laws and certain bank regulatory matters, (k) the absence of defaults under various contracts and the possession of good title to various properties, (l) brokers and finders' fees, (m) retirement and other employee plans and matters under the Employee Retirement Income Security Act of 1974, as amended, (n) the absence of labor unions and the status of labor relations, (o) directors' and officers' liability insurance, (p) the inapplicability of certain takeover laws, including Chapter 25 of the Pennsylvania Business Corporation Law (the "PaBCL"), and, in the case of Meridian, the inapplicability of Articles Eleventh and Sixteenth of its Articles of Incorporation and certain provisions of the Meridian Rights Agreement, (q) required shareholder votes, (r) environmental matters, (s) the filing of tax returns and payment of taxes, (t) qualification for "pooling of interests" accounting and treatment as a "reorganization" for purposes of
Section 368(a) of the Code and (u) the conduct of the business in the ordinary course and the absence of certain changes since December 31, 1994 which would be likely to have a Material Adverse Effect (as defined in the Meridian/CoreStates Merger Agreement). The Meridian/CoreStates Merger Agreement provides that no representation or warranty shall be deemed to be untrue or incorrect as a result of the existence or absence of any fact, if such fact together with all other facts inconsistent with any such representation or warranty, is not reasonably likely to have a Material Adverse Effect, except that certain representations and warranties, including those concerning subsidiaries, corporate power and authority, the inapplicability of certain takeover laws, the required vote and the conduct of the business in the ordinary course, must be true and correct in all material respects.

CONDITIONS TO COMPLETION OF THE MERIDIAN/CORESTATES MERGER

   Each party's obligation to effect the Meridian/CoreStates Merger is subject to various conditions which include, in addition to other customary closing conditions, the following:


       (i) approval of the Meridian/CoreStates Merger Agreement by the requisite vote of the shareholders of CoreStates and Meridian;

       (ii) receipt of all required regulatory approvals without the imposition of any condition or restriction which would reasonably be expected either (x) to have a Material Adverse Effect after the Meridian/CoreStates Effective Time on the present or prospective consolidated financial condition, business or operating results of CoreStates, or (y) to prevent the parties from realizing a major portion of the economic benefits of the Meridian/CoreStates Effective Time that they anticipated at the date of entering into the Meridian/CoreStates Merger Agreement;

       (iii) the receipt of any required third party consents;

       (iv) no court or agency having taken any action, nor law or regulation having been enacted or adopted, which prohibits the Meridian/CoreStates Merger;

       (v) the receipt of letters from each party's independent auditors relating to "pooling of interests" accounting treatment for the Meridian/CoreStates Merger;

       (vi) in the case of Meridian, the continued accuracy of the representations and warranties of Core- States, the performance by CoreStates of all covenants and the delivery by CoreStates of an officers' certificate to such effect;

       (vii) in the case of CoreStates, (a) the continued accuracy of the representations and warranties of Meridian, the performance by Meridian of all covenants and the delivery of an officers' certificate to such effect, and (b) certain events not having occurred for purposes of the Meridian shareholder rights plan;

       (viii) the receipt by CoreStates of an opinion from Simpson Thacher & Bartlett, and the receipt by Meridian of an opinion from Stevens & Lee, as to certain federal income tax consequences of the Meridian/CoreStates Merger; and

       (ix) the shares of CoreStates Common Stock issuable in the Merger having been approved for listing on the NYSE, subject to official notice of issuance.

   The Meridian/CoreStates Merger Agreement permits any condition (other than a condition required in order to comply with applicable law) to be waived by the party benefitted thereby.


DIVIDENDS

   Each of CoreStates and Meridian has elected to continue to declare until the Meridian/CoreStates Effective Time their respective regularly scheduled dividends. The Meridian/CoreStates Merger Agreement requires each of CoreStates and Meridian to coordinate with the other the payment of dividends with the intent that holders of CoreStates Common Stock and Meridian Common Stock shall not receive two dividends, or fail to receive one dividend, for any calendar quarter.

REGULATORY APPROVALS REQUIRED

   The Meridian/CoreStates Merger is subject to the prior approval of the Federal Reserve Board and the banking authorities of the Commonwealth of Pennsylvania and the States of New Jersey and Delaware. In addition, aspects of the Meridian/CoreStates Merger will require notifications to, and/or approvals from, certain other federal and state authorities.


   The Meridian/CoreStates Merger is subject to approval by the Federal Reserve Board under Sections 3 and 4 of the Bank Holding Company Act of 1956, as amended (the "BHCA"). CoreStates filed applications for such approvals with the Federal Reserve Board on December 12, 1995. Under Section 3 of the BHCA, the Federal Reserve Board must withhold approval of the Meridian/CoreStates Merger if it finds that the transaction would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States. In addition, the Federal Reserve Board may not approve the Meridian/CoreStates Merger if it finds that the effect thereof may be substantially to lessen competition or to tend to create a monopoly or would in any other matter be in restraint of trade, unless it finds that any such anti-competitive effects are clearly outweighed in the public interest by the probable effects of the Meridian/CoreStates Merger in meeting the convenience and needs of the communities to be served. In each case, the Federal Reserve Board will also take into consideration the financial and managerial resources and future prospects of the banking subsidiaries following the transactions. The Federal Reserve Board has indicated that it will not approve a significant acquisition unless the resulting institution has sufficient capitalization, taking into account, among other things, asset quality.


   In addition, under the Community Reinvestment Act of 1977, as amended (the "CRA"), the Federal Reserve Board must take into account the record of performance of each of CoreStates and Meridian in meeting the credit needs of the entire community, including low and moderate income neighborhoods, served by each company. As part of its review process in merger transactions, the Federal Reserve Board frequently receives protests from community groups and others. All of the banking subsidiaries of CoreStates and Meridian have received either an "outstanding" or a "satisfactory" CRA rating in their most recent CRA examinations by their respective federal regulators.

   Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act"), certain sections of which became effective September 29, 1995, the Federal Reserve Board generally may not approve an application if the applicant (including all insured depository institutions which are affiliates of the applicant), upon completion of the acquisition, would control more than 10% of the total deposits of all insured depository institutions in the United States or 30% or more of the total amount of deposits of all insured depository institutions in a particular state. CoreStates does not believe that after the Meridian/CoreStates Merger it would control deposits in excess of either limitation.

   The Federal Reserve Board will furnish notice and a copy of the application for approval of the Meridian/CoreStates Merger to the Office of the Comptroller of the Currency (the "OCC"), the Federal Deposit Insurance Corporation (the "FDIC") and the appropriate state regulatory authorities. These agencies have 30 days to submit their views and recommendations to the Federal Reserve Board. The Federal Reserve Board is required to hold a public hearing in the event it receives a written recommendation of disapproval of the application from any of these agencies within such 30-day period. Furthermore, the BHCA and Federal Reserve Board regulations require publication of notice of, and the opportunity for public comment on the application submitted by CoreStates for approval of the Meridian/CoreStates Merger and authorize the Federal Reserve Board to hold a public hearing in connection therewith if the Federal Reserve Board determines that such a hearing would be appropriate. Any such hearing or comments provided by third parties could prolong the period during which the application is subject to review by the Federal Reserve Board.

   Under Section 3 of the BHCA, the Meridian/CoreStates Merger may not be completed for 30 days from the date of approval by the Federal Reserve Board, during which time the Merger could be challenged on antitrust grounds. With the approval of the Federal Reserve Board and the Department of Justice, however, this waiting period may be reduced to no less than 15 days. The commencement of an antitrust action by the Justice Department would stay the effectiveness of Federal Reserve Board approval of the Meridian/CoreStates Merger unless a court specifically orders otherwise. In reviewing the Meridian/CoreStates Merger, the Justice Department could analyze the Meridian/CoreStates Merger's effect on competition differently than the Federal Reserve Board, and thus it is possible that the Justice Department could reach a different conclusion than the Federal Reserve Board regarding competitive effects.

   Under Section 4 of the BHCA and related regulations, the Federal Reserve Board must consider whether the performance of CoreStates' and Meridian's nonbanking activities on a combined basis can reasonably be expected to produce benefits to the public (such as greater convenience, increased competition and gains in efficiency) that outweigh possible adverse effects (such as undue concentration of resources, decreased or unfair competition, conflicts of interest and unsound banking practices). This consideration includes an evaluation of the financial and managerial resources of CoreStates and Meridian and the effect of the proposed transaction on those resources.

   Using the above standards, CoreStates and Meridian expect that the Federal Reserve Board or the Justice Department will request that CoreStates and/or Meridian divest certain operations in order to alleviate what such agencies believe would otherwise be an adverse competitive effect. At present, only preliminary discussions with regulatory authorities have taken place and the nature and amount of divestitures cannot be determined until further discussions with the Federal Reserve Board and the Justice Department are held; accordingly, as of the date of this Supplement, neither CoreStates nor Meridian can predict with any assurance what the aggregate amount of any such divestitures might be. While any potential divestitures may affect certain pro forma combined financial statement amounts, merger and restructuring costs, cost savings and revenues, CoreStates and Meridian believe, based on divestitures required in recent comparable transactions, that the aggregate amount and financial impact of divestitures should not be material to the business, operations or financial condition of CoreStates and its subsidiaries, taken as a whole. Under the Meridian/CoreStates Merger Agreement, CoreStates and Meridian are not obligated to complete the Meridian/CoreStates Merger if any requisite approval or consent of a Regulatory Authority (as defined in the Meridian/CoreStates Merger Agreement) is subject to the imposition of any condition or restriction which would be reasonably expected either (i) to have a Material Adverse Effect (as defined in the Meridian/CoreStates Merger Agreement) after the Meridian/CoreStates Effective Time in the present or prospective consolidated financial condition, business or operating results of CoreStates, or (ii) to prevent the parties from realizing the major portion of the economic benefits of the Meridian/CoreStates Merger and the transactions contemplated thereby that they anticipated obtaining therefrom on the date of the Meridian/CoreStates Merger Agreement.

   The Meridian/CoreStates Merger will be subject to the prior approval of the banking regulatory authorities of Pennsylvania, New Jersey and Delaware. The factors that such state banking authorities will consider in determining whether to grant their approval include the competitive effects of the Meridian/CoreStates Merger, the principles of sound banking and the public interest and the needs of the communities served by CoreStates and Meridian. Information regarding the competitive effects of the Meridian/CoreStates Merger is also being provided to the Attorney General of Pennsylvania.


   CoreStates' and Meridian's rights to exercise their respective options under the Stock Option Agreements are also subject to the prior approval of the Federal Reserve Board, to the extent that the exercise of such respective options would result in CoreStates or Meridian, as the case may be, owning more than 5% of the outstanding shares of the other party's common stock. In considering whether to approve CoreStates' or Meridian's right to exercise its option, the Federal Reserve Board would generally apply the same statutory criteria it would apply to its consideration of approval of the Meridian/CoreStates Merger.

   There can be no assurance as to whether or when any of the above-described regulatory approvals required for completion of the Meridian/CoreStates Merger will be obtained or as to any conditions that may be imposed in connection with the granting of such approvals. See "-- Conditions to Completion of the Meridian/CoreStates Merger."


CERTAIN FEDERAL INCOME TAX CONSEQUENCES

   The following describes the principal federal income tax consequences of the Meridian/CoreStates Merger under the Code, assuming that the Meridian/CoreStates Merger is completed as contemplated herein. This discussion is based on current laws and interpretations thereof, which are subject to change. The discussion assumes that the Meridian Common Stock exchanged by each holder thereof in the Meridian/CoreStates Merger is held as a capital asset and does not take account of rules that may apply to holders of Meridian Common Stock ("Meridian Shareholders") that are subject to special treatment under the Code (including, without limitation, insurance companies, dealers in securities, certain retirement plans, financial institutions, tax exempt organizations, shareholders who acquired shares pursuant to the exercise of an employee stock option or otherwise as compensation or foreign persons). Also, the discussion does not address state, local or foreign tax consequences.

   Tax Opinions. The obligations of CoreStates and of Meridian to complete the Meridian/CoreStates Merger are subject to the receipt of the opinions of tax counsel outlined below, unless waived. Neither CoreStates nor Meridian has requested or will request an advance ruling from the Internal Revenue Service (the "IRS") as to the tax consequences of the Meridian/CoreStates Merger.

   As of the date of the joint proxy statement prospectus to be mailed to shareholders of Meridian and Core- States in connection with the Meridian/CoreStates Merger, Simpson Thacher & Bartlett, counsel to CoreStates, and Stevens & Lee, counsel to Meridian, will have advised CoreStates and Meridian, respectively, that in their opinion, based on certain customary representations and assumptions referred to in such opinions, (i) the Meridian/CoreStates Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code and (ii) no income, gain or loss will be recognized for federal income tax purposes by Meridian shareholders upon the exchange in the Meridian/CoreStates Merger of shares of Meridian for shares of CoreStates (except to the extent of any cash received in lieu of fractional shares). In addition, completion of the Meridian/CoreStates Merger is conditioned upon the receipt by CoreStates and Meridian of the opinions described above dated as of the closing date of the Meridian/CoreStates Merger.

   Cash Received in Lieu of Fractional Shares. A Meridian Shareholder who receives cash in the Meridian/CoreStates Merger in lieu of a fractional share interest in CoreStates Common Stock will be treated for federal income tax purposes as receiving such fractional share interest and then redeeming it for cash. Such a Meridian Shareholder will recognize gain or loss as of the Meridian/CoreStates Effective Time in an amount equal to the difference between the amount of cash received and the portion of the shareholder's adjusted tax basis in the shares of Meridian Common Stock allocable to the fractional share interest. Any gain or loss will be capital gain or loss if the shareholder holds the Meridian Common Stock as a capital asset at the CoreStates/Meridian Merger and will be long-term capital gain or loss if the holding period for the fractional share interest deemed to be received and then redeemed is more than one year.

   Tax Basis and Holding Period of CoreStates Common Stock. The tax basis of the shares of CoreStates Common Stock received by Meridian shareholders will be the same as the tax basis of their Meridian Common Stock exchanged therefor (reduced by any amount allocable to a fractional share interest for which cash is received). The holding period of CoreStates Common Stock received by Meridian Shareholders will include the holding period of their Meridian Common Stock exchanged therefor, provided such Meridian Common Stock is held as a capital asset at the Meridian/CoreStates Effective Time.

ANTICIPATED ACCOUNTING TREATMENT


   Management of each of Meridian and CoreStates expect the Meridian/CoreStates Merger to qualify as a "pooling of interests" for accounting and financial reporting purposes.

   The Meridian/CoreStates Merger Agreement provides that a condition to completion of the Meridian/CoreStates Merger is the receipt of letters from Ernst & Young LLP, independent auditors for Core- States, and KPMG Peat Marwick LLP, independent auditors for Meridian, concurring with managements' conclusions that the Meridian/CoreStates Merger qualifies for "pooling of interests" accounting treatment.


TERMINATION; POSSIBLE EXCHANGE RATIO INCREASE

   The Meridian/CoreStates Merger Agreement may be terminated at any time prior to the Meridian/CoreStates Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval and adoption of the Meridian/CoreStates
Merger Agreement by the shareholders of Meridian or CoreStates: (a) by mutual consent of CoreStates and Meridian; (b) by either CoreStates or Meridian if the

CoreStates/Merger is not completed by September 30, 1996 (except to the extent that the failure of the Meridian/CoreStates Merger then to be completed arises out of or results from the knowing action or inaction of the terminating party); or (c) by either CoreStates or Meridian if (i) the consent of the Federal Reserve Board for completion of the Meridian/CoreStates Merger and the other transactions contemplated by the Meridian/CoreStates Merger Agreement has been denied by final action and the time for appeal has expired or (ii) any approval of the shareholders of Meridian or of CoreStates required for the completion of the Meridian/CoreStates Merger has not been obtained. The Meridian/CoreStates Merger Agreement may also be terminated at any time prior to (a) the Meridian special meeting of shareholders to approve the Meridian/CoreStates Merger Agreement, by CoreStates, if the Board of Directors of Meridian fails to recommend to its shareholders the approval of the Meridian/CoreStates Merger or withdraws or modifies or changes such recommendation in a manner adverse to CoreStates, and (b) the CoreStates special meeting of shareholders to approve the Meridian/CoreStates Merger Agreement, by Meridian, if the Board of Directors of CoreStates fails to recommend to its shareholders approval of the Meridian/CoreStates Merger and the related amendment to the Articles of Incorporation of CoreStates or withdraws or modifies or changes such recommendations in a manner adverse to Meridian.

   In addition, the Meridian/CoreStates Merger Agreement may be terminated by the Meridian Board of Directors at its sole option, if either:

       (i) both (a) the Average Closing Price on the Determination Date (i.e., the average closing price of CoreStates Common Stock for the ten full trading days ending on the date the Federal Reserve Board approves the Meridian/CoreStates Merger) is less than $32.725 and (b) the number obtained by dividing the Average Closing Price on the Determination Date by $38.50 (the "CoreStates Ratio") is less than the number obtained by dividing the Index Price (being the weighted average on a given date of the closing prices of the companies composing the Index Group described below) on the Determination Date by $41.71 (being the Index Price on October 9, 1995) and subtracting .15 from such latter number (after such subtraction, the "Index Ratio"); or

       (ii) the Average Closing Price on the Determination Date is less than $27.75 (the number obtained by multiplying $37.00 (being the last sale price of CoreStates Common Stock on October 10, 1995 on the NYSE Tape) and 0.75);

provided, however, that the Meridian/CoreStates Merger Agreement would not be so terminated if Core- States elects, at its sole option, to increase the Meridian/CoreStates Exchange Ratio as set forth in the Meridian/CoreStates Merger Agreement and as illustrated below. There can be no assurance that the Meridian Board of Directors would exercise its right to terminate the Meridian/CoreStates Merger Agreement if a Termination Event (i.e., the conditions in either (i) or (ii) above) exists, and if the Meridian Board of Directors does elect to so terminate the Meridian/CoreStates Merger Agreement, there can be no assurance that CoreStates will elect to increase the Meridian/CoreStates Exchange Ratio as provided in the Meridian/CoreStates Merger Agreement and as illustrated below.

   Certain possible effects of the above provisions of the Meridian/CoreStates Exchange Ratio may be illustrated by the following four scenarios:


       (1) If the Average Closing Price on the Determination Date is not less than $32.725, there would be no Termination Event and no adjustment to the Meridian/CoreStates Exchange Ratio.

       (2) If the Average Closing Price on the Determination Date is less than $32.725 and greater than or equal to $27.75, but the CoreStates Ratio is equal to or greater than the Index Ratio, there would be no Termination Event and no increase in the Meridian/CoreStates Exchange Ratio.

       (3) If the Average Closing Price on the Determination Date is less than $32.725 and the CoreStates Ratio is less than the Index Ratio, there would be a Termination Event and the Meridian Board of Directors could, at its sole option, elect to terminate the Meridian/CoreStates Merger Agreement; provided that CoreStates could, at its sole option, override such termination by electing to increase the Meridian/CoreStates Exchange Ratio to equal the lesser of (i) the result of dividing $40.09 (the product of $32.725 and the Exchange Ratio) by the Average Closing Price on the Determination Date, and (ii) the result of dividing the product of the Index Ratio and the Meridian/CoreStates Exchange Ratio (as then in effect), by the CoreStates Ratio.

       (4) If the Average Closing Price on the Determination Date is less than $27.75, there would be a Termination Event and the Meridian Board of Directors could, at its sole option, elect to terminate the Meridian/CoreStates Merger Agreement, provided that CoreStates could, at its sole option, override such termination by electing to increase the Meridian/CoreStates Exchange Ratio to equal the quotient obtained by dividing $33.99 (the product of $27.75 and the Meridian/CoreStates
   Exchange Ratio (as then in effect)) by the Average Closing Price.
       These four scenarios may be summarized as follows:


                                  CoreStates Ratio
     Average Closing             Compared to Index
          Price                        Ratio                 Termination Event
 ------------------------   ----------------------------   ---------------------
        ]$32.725                       --                             no
        -
[$32.725 and ]$27.75      equal to or greater than                    no
             -
[$32.725 and ]$27.75          less than                              yes
             -
        [$27.75                     --                               yes


   If there would be a Termination Event described in both paragraphs (3) and
(4) above, the Meridian Board of Directors could elect which Termination Event to assert. The above scenarios are for illustrative purposes only and are not intended to, and do not, reflect the value of the CoreStates Common Stock that may actually be received by holders of Meridian Common Stock in the Meridian/CoreStates Merger, nor do they reflect all possible termination/increase scenarios.

   The Average Closing Price on the Determination Date on which the occurrence of a Termination Event and the subsequent increase, if any, in the Meridian/CoreStates Exchange Ratio may be determined, will be based on the average of the last sale prices of CoreStates Common Stock during the ten-day period ending on the Determination Date. Accordingly, because the market price of CoreStates Common Stock between the Determination Date and the effective time of the Meridian/CoreStates Merger, as well as on the date certificates representing shares of CoreStates Common Stock are delivered in exchange for shares of Meridian Common Stock following completion of the Meridian/CoreStates Merger, will fluctuate and possibly decline, the value of the CoreStates Common Stock actually received by holders of Meridian Common Stock may be more or less than (i) the Average Closing Price on the Determination Date, or (ii) the value of the CoreStates Common Stock on the Closing Date resulting from the Meridian/CoreStates Exchange Ratio or any possible adjustment to the Meridian/CoreStates Exchange Ratio as illustrated above.


   At the close of business on December 15, 1995, the Index Price was $43.18


   The Index Group consists of 11 bank holding companies selected by CoreStates and Meridian as being directly relevant for purposes of distinguishing changes in CoreStates; stock prices that are unique from those reflective of general changes in comparable companies. The 11 bank holding companies are Bank of Boston, Barnett Banks, Inc., Boatmen's Bancshares, Inc., Comerica, First Bank System Inc., Fleet Financial Group, Inc., KeyCorp, Mellon Bank Corporation, National City Corporation, PNC Financial Corp and The Bank of New York Company, Inc. If CoreStates or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between October 10, 1995 and the Determination Date, the prices of CoreStates Common Stock or such other common stocks shall be appropriately adjusted for all purposes, including determining whether there is a Termination Event or determining any possible increase in the Meridian/CoreStates Exchange Ratio as illustrated above (and, in the case of any such transaction by CoreStates, the Meridian/CoreStates Exchange Ratio also shall be appropriately adjusted). In the event the common stock of any such company ceases to be publicly traded or there has been an announcement of a proposal for the acquisition or sale of such company, such company will be removed from the Index Group and the weights will be redistributed proportionately for purposes of determining whether there has been a Termination Event.

   It is not possible to know whether a Termination Event will occur until after the Determination Date. The Meridian Board of Directors has made no decision as to whether it would exercise its right to terminate the Meridian/CoreStates Merger Agreement if there is a Termination Event. In considering whether to exercise its termination right in such situation, the Meridian Board of Directors would, consistent with its fiduciary duties, take into account all relevant facts and circumstances that exist at such time and would consult with its financial advisors and legal counsel. Approval of the Meridian/CoreStates Merger Agreement by the shareholders of Meridian at the Meridian special meeting of shareholders will confer on the Meridian Board of Directors the power, consistent with its fiduciary duties, to elect to complete the Meridian/CoreStates Merger in the event of a Termination Event whether or not there is any increase in the Meridian/CoreStates Exchange Ratio and without any further action by, or resolicitation of, the shareholders of Meridian. If the Meridian Board of Directors elects to exercise its termination right, Meridian must give CoreStates prompt notice of that decision during a ten-day period. During the five-day period commencing with receipt of such notice, CoreStates has the option, in its sole discretion, to increase the Meridian/CoreStates Exchange Ratio in the manner set forth in the Meridian/CoreStates Merger Agreement and as illustrated above and thereby avoid such termination of the Meridian/CoreStates Merger Agreement. CoreStates is under no obligation to increase the Meridian/CoreStates Exchange Ratio, and there can be no assurance that CoreStates would elect to increase the Meridian/CoreStates Exchange Ratio if the Meridian Board of Directors were to exercise its right to terminate the Meridian/CoreStates Merger Agreement as set forth above. Any such decision would be made by CoreStates in light of the circumstances existing at the time CoreStates has the opportunity to make such an election. If CoreStates elects to increase the Meridian/CoreStates Exchange Ratio, no termination of the Meridian/CoreStates Merger Agreement would occur as a result of a Termination Event.


   Although CoreStates has the right in the limited circumstances described above to increase the Meridian/CoreStates Exchange Ratio, under no circumstances may the Meridian/CoreStates Exchange Ratio be decreased.


   In the event of termination of the Meridian/CoreStates Merger Agreement by either Meridian or CoreStates, there will be no liability or obligation on the part of CoreStates or Meridian other than the obligation dealing with confidentiality, and other than any liabilities or damages incurred as a result of the willful breach by a party of any of its representations, warranties, covenants or agreements set forth in the Meridian/CoreStates Merger Agreement.

AMENDMENT AND WAIVER

   Prior to the Meridian/CoreStates Effective Time, any provision of the Meridian/CoreStates Merger Agreement may be: (i) waived by the party benefitted by the provision; or (ii) amended or modified at any time by an agreement in writing among the parties thereto, approved by their respective Boards of Directors and executed in the same manner as the Meridian/CoreStates Merger Agreement, provided that, after approval by the shareholders of Meridian, the consideration to be received by the shareholders of Meridian Common Stock may not thereby be decreased.

INTERESTS OF CERTAIN PERSONS IN THE MERIDIAN/CORESTATES MERGER

   Certain members of the Boards of Directors and management of CoreStates and Meridian may be deemed to have certain interests in the Meridian/CoreStates Merger in addition to their interests generally as shareholders of CoreStates or Meridian, as the case may be. All of such additional interests are described below, to the extent material, and except as described below such persons have, to the best knowledge of CoreStates and Meridian, no material interests in the Meridian/CoreStates Merger apart from those of shareholders generally. The CoreStates Board of Directors and the Meridian Board of Directors were each aware of these interests of their respective directors and officers and considered them, among other matters, in approving the Meridian/CoreStates Merger Agreement and the transactions contemplated thereby.

   Indemnification and Board Membership. The Meridian/CoreStates Agreement provides that CoreStates will maintain all rights of indemnification existing in favor of the directors, officers and employees of Meridian for six years (and, with respect to transactions arising out of the Meridian/CoreStates Merger Agreement or the Stock Option Agreements, indefinitely) after the Meridian/CoreStates Effective Time to the full extent that Meridian would have been permitted under Pennsylvania law and the Meridian Articles of Incorporation (the "Meridian Charter") and By-laws to indemnify such person and will cause to be maintained for six years after the Meridian/CoreStates Effective Time directors' and officers' liability insurance on terms no less favorable than those contained in policies maintained by Meridian; provided that if the annual premium payments for such insurance exceeds 250% of the annual premiums paid as of the date of the Meridian/CoreStates Merger Agreement by Meridian, CoreStates is required to maintain the maximum coverage available at an annual premium equal to 250% of Meridian's annual premium.

   The Board of Directors of CoreStates as of the Meridian/CoreStates Effective Time is expected to consist of persons currently serving as directors of CoreStates and Meridian, and certain officers of CoreStates and Meridian will become officers of CoreStates as of the Effective Time. See "-- Management and Operations After the Merger."


   Termination Agreements. Prior to the execution of the Meridian/CoreStates Merger Agreement, four executive officers of Meridian, Messrs. McCullough, Sparks, Grosz and Fenimore, were parties to termination agreements. Under the terms of the Meridian/CoreStates Merger Agreement, (i) Messrs. Fenimore and Grosz were to retain their existing termination agreements, and (ii) Messrs. McCullough and Sparks were to enter into new termination agreements. With the consent of CoreStates, Meridian will not enter into a new termination agreement with Mr. McCullough and Mr. McCullough will retain his existing termination agreement. Mr. Sparks and five other senior executives, Ms. P. Sue Perrotty, a Group Executive Vice President of Meridian, Mr. R. William Holland, an Executive Vice President of Meridian, Mr. Wayne R. Huey, an Executive Vice President of Meridian, Mr. Richard E. Meyers, an Executive Vice President of Meridian and Mr. Thomas G. Strohm, an Executive Vice President of Meridian, are to enter into new termination agreements pursuant to the Meridian/CoreStates Merger Agreement, which, in the case of Mr. Sparks, will supersede the prior agreement with Meridian.

   In the event, and only in the event, an executive's employment is terminated under the circumstances hereinafter described, each executive would be entitled to receive cash payments ("Termination Payments"). The factors that provide the basis for calculating Termination Payments vary over time, and consequently a sum certain for such Termination Payments could be determined only as of the specific dates upon which any such payments were made. Under the existing termination agreements for Messrs. McCullough, Fennimore and Grosz, and assuming new termination agreements are executed for Mr. Sparks, Ms. Perrotty and Messrs. Holland, Huey, Meyers and Strohm in the form contemplated by the Meridian/CoreStates Merger Agreement, then, if Termination Payments were determined as of the Meridian/CoreStates Effective Time, the total of such payments (exclusive of additional retirement benefits) to Messrs. McCullough, Sparks, Fennimore, Grosz, Ms. Perrotty and Messrs. Holland, Huey, Meyers and Strohm would be approximately $3,196,000, $1,742,000, $766,000, $731,000, $689,000, $511,000, $582,000, $561,000 and
$433,000, respectively.

   The new termination agreement for Mr. Sparks will have a three-year term commencing as of the Meridian/CoreStates Effective Time and provide for severance benefits for a period of three years in the event of the termination of the executive's employment without "Cause" or by the executive with "Good Reason" (as each such term is defined). Such severance benefits would consist of (i) salary continuation (based on the highest salary during the year of termination and the two-year period preceding termination); (ii) annual payments of the greater of (A) the highest bonus paid in respect of the year of termination or the preceding two years or (B) the highest bonus paid with respect to calendar years 1992-1994; (iii) annual payments of the highest amount contributed by the employer in the year of termination or the preceding three years under any tax- qualified defined contribution plans, supplemental salary reduction plan, defined contribution portion of a retirement restoration plan and other nonqualified plans; (iv) accrual of additional benefits under any tax-qualified defined benefit plan, supplemental retirement plan and defined benefit portion of a retirement restoration plan based on the highest compensation in the year of termination or the preceding three years; and (v) continued participation in welfare benefit plans or tax- effected payments in lieu thereof. The payments and benefits under this agreement will be limited to the extent necessary to avoid application of the "golden parachute" deduction and excise tax provisions of Sections 280G and 4999 of the Code.


   The existing termination agreements for Messrs. McCullough, Fennimore and Grosz are similar to the termination agreement described above except that
(i) such agreements do not contain the Code Sections 280G and 4999 limitation on the amount of payments and benefits and (ii) the agreements for Messrs. Fennimore and Grosz provide, in general, for two years of payments and benefits.


   The termination agreements for Ms. Perrotty and Messrs. Holland, Huey,
Meyers and Strohm have three- year terms commencing as of the Meridian/CoreStates Effective Time and provide for severance benefits for the balance of the term, up to a maximum of 24 months, in the event of the termination of an executive's employment without "Cause" or by the executive due to certain job changes, relocations or reductions in compensation or benefits. Such severance benefits would consist of (i) salary continuation (based on the highest salary in the three-year period preceding the executive's termination); (ii) monthly prorated payments in respect of targeted incentive compensation for the year in which the Merger occurs; (iii) monthly prorated payments in respect of benefits the executive would have received under the Meridian 401(k) plan, or a successor plan, for the year prior to termination;
(iv) continued participation in Meridian's retirement plan and supplemental retirement plan (including any successor plan); and (v) continued life, disability and medical insurance benefits. The payments and benefits under these agreements will be limited to the extent necessary to avoid application of the "golden parachute" deduction and excise tax provisions of Sections 280G and 4999 of the Code.

   CoreStates had no comparable termination arrangements. However, approximately 24 executive officers of CoreStates generally at the level of Executive Vice-President and above will be offered an executive severance policy which is substantially equivalent to the policy covering Meridian executives.


   The Meridian/CoreStates Merger will not, however, constitute a change of control or otherwise trigger or accelerate any payment for purposes of such severance agreements or any other agreement or arrangement between CoreStates and its existing executive officers.


MANAGEMENT AND OPERATIONS AFTER THE MERIDIAN/CORESTATES MERGER


   Directors After the Meridian/CoreStates Merger. CoreStates has agreed in the Meridian/CoreStates Merger Agreement to fix the size of its Board of Directors at 15 members, comprised of ten of the current directors of CoreStates and five of the current directors of Meridian, which five directors shall consist of Samuel A. McCullough, Robert W. Cardy, Lawrence R. Pugh, George Strawbridge, Jr. and Judith M. von Seldeneck ("Former Meridian Directors"). CoreStates has agreed in the Meridian/CoreStates Agreement to cause the Former Meridian Directors to be elected or appointed as directors of CoreStates at, or as promptly as practicable after, the Meridian/CoreStates Effective Time.


   Two of the Former Meridian Directors, including Mr. McCullough, will be appointed to the class of the Board of Directors of CoreStates elected by the shareholders of CoreStates at the annual meeting of CoreStates immediately preceding the Meridian/CoreStates Effective Time. Two of the Former Meridian Directors will be appointed to the class of the Board of Directors of CoreStates elected by the shareholders of CoreStates at the annual meeting of CoreStates immediately preceding the annual meeting referenced in the preceding sentence. The remaining Former Meridian Director will be appointed to the remaining class of the CoreStates Board of Directors.


   Except as set forth herein, the parties have not yet determined which members of their respective current Boards of Directors will continue as members of the Board of Directors of CoreStates after the Meridian/CoreStates Effective Time. The determination as to the composition of the Board of Directors of CoreStates after the Meridian/CoreStates Effective Time is not expected to be made until shortly before the Effective Time. Although two UCB directors will be added to the Meridian Board of Directors upon completion of the Merger, these persons are not anticipated to be among the directors to be considered for the CoreStates Board of Directors.

   Management After the Meridian/CoreStates Merger. The Board of Directors of CoreStates has agreed in the Meridian/CoreStates Merger Agreement to take appropriate action so that as of the Meridian/CoreStates Effective Time, Mr. Larsen will be Chairman and Chief Executive Officer of CoreStates and Mr. McCullough will become President and Chief Operating Officer of CoreStates.


   In addition, the Board of Directors of CoreStates has agreed in the Meridian/CoreStates Merger Agreement to take appropriate action so that as of the Meridian/CoreStates Effective Time the following persons will hold the offices of CoreStates having the functions set forth below:

   Rosemarie B. Greco: President and Chief Executive Officer of CoreStates Bank, N.A.

   Charles L. Coltman III: Vice Chairman.

   Charles P. Connolly, Jr.: Senior Executive Vice President and Chief Risk Management Officer.

   Robert N. Gilmore: Chief Processing Services Officer.

   David E. Sparks: Chief Financial Officer.

   The Office of the Chairman of CoreStates after the Meridian/CoreStates Effective Time will consist of Messrs. Larsen, McCullough, Coltman, Connolly, Gilmore and Sparks and Ms. Greco.

   As of the date hereof, neither CoreStates nor Meridian is aware of any material relationship between Core- States or its directors or executive officers and Meridian or its directors or executive officers, except as contemplated by the Meridian/CoreStates Merger Agreement or as described herein or in the documents incorporated by reference herein. In the ordinary course, of business and from time to time, CoreStates may do business with Meridian, CoreStates may enter into banking transactions with certain of Meridian's directors, executive officers and their affiliates, Meridian may do business with CoreStates, and Meridian may enter into banking transactions with certain of CoreStates' directors, officers and their affiliates.

CONSOLIDATION OF OPERATIONS; ANTICIPATED COST SAVINGS


   Although no assurances can be given that any specific level of expense savings will be achieved or as to the timing thereof, the managements of Meridian and CoreStates currently expect to achieve substantial savings in the base of operating expenses by consolidating certain operations, facilities and business lines and eliminating redundant expenses. Such savings (the principal components of which are described in greater detail below) are expected to be realized over time as such consolidation is completed. Annual pre-tax savings are expected to amount to approximately $186 million (or approximately 12% of the projected annual operating expense base) by the end of 1997, assuming among other things that the reductions in staff, branch consolidations and consolidations of other operations on which such estimates are based are accomplished within such time period. Such savings are expected to be realized primarily through reductions in staff, the consolidation and elimination of certain branches and office facilities and the consolidation of certain data processing and other back office operations. These anticipated expense savings are in addition to the projected savings from CoreStates' previously- announced "BEST" program and Meridian's previously-announced "59.9" program, which are anticipated to result in annual expense reductions of $145 million and $55 million, respectively, in 1996. It is expected that one-time, pre-tax merger-related and other charges of $175 million will be incurred upon completion of the Meridian/CoreStates Merger, principally as a result of an addition to the allowance for loan losses which CoreStates has determined will be necessary in connection with a change in strategy related to problem assets and to conform Meridian's consumer lending charge-off policies to those of CoreStates, and also as a result of severance expenses to be incurred in connection with anticipated staff reductions, expenses in connection with planned office eliminations and other Meridian/CoreStates Merger-related expenses, including costs to eliminate redundant back office and other operations of CoreStates and Meridian and other expenses related directly to the Meridian/CoreStates Merger. See "SELECTED COMBINED PRO FORMA FINANCIAL INFORMATION." While the managements of Meridian and CoreStates believe such expectations have a reasonable basis and have been prepared in good faith, the extent to which cost savings will be achieved is dependent upon various factors beyond the control of Meridian and CoreStates, including the regulatory environment, economic changes, unanticipated changes in business conditions and inflation. Therefore, no assurances can be given with respect to the ultimate level and composition of cost savings to be realized, or that such savings will be realized in the time frame currently anticipated.

   Of the projected annual expense savings of $186 million expected to be realized from the Meridian/CoreStates Merger, approximately $112 million is expected to be derived from the reduction in personnel, approximately $20 million is expected to be derived from the elimination of redundant outside services, approximately $12 million is expected to be derived from reduction in occupancy expense resulting from branch consolidations, and the remaining approximately $42 million is expected to be derived from other areas.

   CoreStates and Meridian are currently conducting a branch network review which is expected to result in the consolidation, closing or sale of approximately 115 branch offices out of a combined total of 666 branches. CoreStates and Meridian also anticipate that less than 10% of the combined total of 19,127 personnel positions will need to be eliminated in order to achieve the projected cost savings in personnel expense described above. In order to reduce the number of potential layoffs associated with the anticipated reduction in staff positions, both CoreStates and Meridian have instituted hiring freezes except for critical positions.

                   DESCRIPTION OF CORESTATES CAPITAL STOCK

GENERAL


   As of September 30, 1995, the authorized capital stock of CoreStates consisted of 10,000,000 shares of Series Preferred Stock, without par value ("Series Preferred Stock"), of which none was issued and outstanding and 200,000,000 CoreStates Common Stock, par value $1.00 per share, of which 138,909,597 shares were issued and outstanding.


   At the special meeting of shareholders of CoreStates to consider the Meridian/CoreStates Merger Agreement, the Board of Directors of CoreStates will submit for consideration by shareholders of CoreStates a proposal to amend the Articles of Incorporation of CoreStates to increase the number of authorized shares of Core- States Common Stock from 200,000,000 to 350,000,000.

   CoreStates' Board of Directors is authorized to issue the shares of Series Preferred Stock in series without further shareholder action with such voting rights, designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights of any series as it may determine from time to time by resolution.

CORESTATES COMMON STOCK

   Dividend Rights. The holders of CoreStates Common Stock are entitled to share ratably in dividends out of funds legally available therefor, when and as declared by the CoreStates Board of Directors, after full cumulative dividends on all shares of Series Preferred Stock, and any other class or series of preferred stock ranking superior as to dividends to CoreStates Common Stock, have been paid or declared and funds sufficient for the payment thereof set apart.

   Voting Rights. Each holder of CoreStates Common Stock has one vote on matters presented for consideration by the shareholders for each share held. There are no cumulative voting rights in the election of directors. All issued and outstanding shares of CoreStates Common Stock are fully paid and nonassessable. In certain circumstances, issued and outstanding Series Preferred Stock or any other class or series of preferred stock issued by CoreStates may affect voting rights of CoreStates Common Stock. There are no shares of Series Preferred Stock or any other class or series of preferred stock issued by CoreStates outstanding.

   Size and Classification of Board of Directors. The Articles of Incorporation of CoreStates provide for a classified Board of Directors, consisting of three substantially equal classes of directors, each serving for a three-year term, with the term of each class of directors ending in successive years. The CoreStates Board of Directors currently consists of 19 members. Classification of the Board of Directors may have the effect of decreasing the number of directors that could otherwise be elected at a given meeting by anyone who obtains a controlling interest in CoreStates Common Shares and thereby could impede a change in control of CoreStates. CoreStates has agreed in the Meridian/CoreStates Merger Agreement to fix the size of its Board of Directors at 15 members, comprised of ten of the current directors of CoreStates and five of the current directors of Meridian. See "CERTAIN INFORMATION REGARDING PENDING MERIDIAN/CORESTATES MERGER -- Management and Operations After the Meridian/CoreStates Merger."

   Preemptive Rights. The holders of CoreStates Common Stock have no preemptive rights to acquire any new or additional unissued shares or treasury shares of CoreStates capital stock.

   Liquidation Rights. In the event of a liquidation, dissolution or winding up of CoreStates, whether voluntary or involuntary, the holders of CoreStates Common Stock will be entitled to share ratably in any of CoreStates' assets or funds that are available for distribution to its shareholders after the satisfaction of its labilities (or after adequate provision is made therefor) and after preferences on any outstanding preferred stock.

   Assessment and Redemption. The shares of CoreStates Common Stock issuable pursuant to the Meridian/CoreStates Merger will be, when issued, fully paid and nonassessable. CoreStates Common Stock does not have any redemption provisions.

CORESTATES SERIES PREFERRED STOCK

   CoreStates' Articles of Incorporation contain general terms for Series Preferred Stock, and specific terms for a series of 3,041,000 shares designated as Series A Preferred Stock with a stated value of $25 per share. No shares of Series Preferred Stock or Series A Preferred Stock are issued or outstanding.

   Dividend Rights. The holders of Series A Preferred Stock are entitled to receive out of any funds legally available therefor, when and as declared by CoreStates' Board of Directors, cash dividends at an annual per share rate equal to 12.3%.

   Voting Rights. Except as otherwise required by law or as provided in any resolution of the CoreStates Board of Directors designating a series of Series Preferred Stock (a "Creating Resolution"), any series of Series Preferred Stock has no voting rights and shall not be entitled to notice of any meeting of the shareholders of CoreStates. Except as otherwise provided by law or in any Creating Resolution, upon any matter on which the shares of Series Preferred Stock of any series have voting rights, each holder of shares of Series Preferred Stock of such series shall be entitled to one vote for each $25 which would be payable with respect to the holder's shares of Series Preferred Stock of such series upon any involuntary liquidation, dissolution or winding up of CoreStates. The Creating Resolution relating to the Series A Preferred Stock did not provide for any voting rights or notice of any meeting of the shareholders of CoreStates. Except as otherwise provided in a Creating Resolution, in the event that dividends upon any series of the Series Preferred Stock shall be in arrears in an amount equal to six full quarterly dividends thereon, the holders of such series shall become entitled to vote noncumulatively at all elections of directors of CoreStates, and to receive notice of all shareholders' meetings to be held for such purpose. At such meetings, the holders of such series, voting as a class together with the holders of any other series then having the right to elect directors under such circumstances, shall be entitled solely to elect two members of the Board of Directors of CoreStates and all other directors of CoreStates shall be elected by the other shareholders of CoreStates entitled to vote in the election of directors. Such voting rights of the holders of such series shall continue until all accumulated and unpaid dividends thereon shall have been paid or funds sufficient therefor set aside, whereupon all such voting rights of the holders of shares of such series shall cease, subject to being revived from time to time upon the reoccurrence of the conditions above described as giving rise thereto.

   At any time when such right to elect directors separately as a class has so vested, CoreStates may, and upon written request of the holders of record of not less than 20% of the then outstanding total number of shares of all the Series Preferred Stock having the right to elect directors in such circumstances shall, call a special meeting of holders of such Series Preferred Stock for the election of directors. Upon the mailing of the notice of such special meeting to the holders of such Series Preferred Stock, or, if no such meeting is held, then upon the mailing of the notice of the next annual or special meeting of shareholders for the election of directors, the number of directors of CoreStates shall be increased only to the extent necessary to provide sufficient vacancies to enable the holders of such Series Preferred Stock to elect the two directors discussed herein, and all such vacancies shall be filled only by a vote of the holders of such Series Preferred Stock as discussed herein. Whenever the number of directors of CoreStates shall have been increased, the number as so increased may thereafter be further increased or decreased in such manner as may be permitted by CoreStates' By-laws and without the vote of the holders of Series Preferred Stock, provided that no such action shall impair the right of the holders of Series Preferred Stock to elect and to be represented by two directors as herein discussed.

   So long as the holders of any series of Series Preferred Stock are entitled to voting rights under the Articles of Incorporation of CoreStates, any vacancy in the Board of Directors caused by the death or resignation of any director elected by the holders of Series Preferred Stock, shall, until the next meeting of shareholders for the election of directors, in each case be filled by the remaining director elected by the holders of Series Preferred Stock having the right to elect directors in such circumstances.

   Upon termination of the voting rights of the holders of any series of Series Preferred Stock, so long as no other Series of Preferred Stock then outstanding has the right to elect directors in such circumstances, the terms of the office of all persons who shall have been elected directors of CoreStates by vote of the holders of Series Preferred Stock or by a director elected by such holders shall forthwith terminate.

   Except in certain cases, as long as two or more series of Series Preferred Stock are outstanding, no particular series of Series Preferred Stock shall be entitled to vote as a separate series on any matter and all shares of

Series Preferred Stock of all series shall be deemed to constitute but one class for any purpose for which a vote of the shareholders of CoreStates by classes may now or hereafter be required.

   Preemptive Rights. No holder of Series Preferred Stock shall have any preemptive right to acquire any new or additional unissued shares or treasury shares of CoreStates capital stock.

   Liquidation Rights. In the event of a liquidation, dissolution or winding up of CoreStates, whether voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled only to payment in cash of $25 per share, plus an amount equal to full cumulative dividends to the date when such payments shall be made available to the holders thereof.

   Redemption. The Series A Preferred Stock may be called for redemption and redeemed by the payment therefor of $25 per share, plus an amount equal to full cumulative dividends to the date fixed by the Board of Directors as such redemption date.

   Certain Corporate Action. Without the consent of the holders of at least a majority of the shares of Series Preferred Stock at the time outstanding, CoreStates cannot (i) authorize any new class or series of shares or any series of Series Preferred Stock, or an increase in the authorized amount of any class or series of shares or any series of Series Preferred Stock, which shall rank senior to any series of the Series Preferred Stock with respect to payment of dividends or distribution upon liquidation; provided, however, that if shares of such class or series would rank prior to one or more but not all the several series of the Series Preferred Stock at the time outstanding, the consent of the holders of a majority of the shares of all series with respect to which shares of such class or series would rank prior shall be required in lieu of the consent of holders of all Series Preferred Stock; or (ii) increase the authorized Series Preferred Stock to any amount in excess of 5,000,000 shares; or (iii) merge or consolidate with any other corporation if the corporation resulting from such merger or consolidation would have after such merger or consolidation any authorized class of shares ranking prior to or equal with the Series Preferred Stock with respect to payment of dividends or distributions upon liquidation, except for classes having the same number of shares with the same rights and preferences as the authorized shares of CoreStates immediately preceding such merger or consolidation.


   See "COMPARISON OF SHAREHOLDER RIGHTS -- Amendment of Certificate or Articles of Incorporation or Bylaws," for a description of the manner in which CoreStates' Articles of Incorporation and By-laws may be amended.


                       COMPARISON OF SHAREHOLDER RIGHTS

GENERAL

   Meridian and CoreStates are each Pennsylvania corporations subject to the provisions of the PaBCL. UCB is a New Jersey corporation subject to the provisions of the New Jersey Business Corporation Act ("NJBCA"). Stockholders of UCB, whose rights are governed by UCB's Certificate of Incorporation and Bylaws and the NJBCA will, upon completion of the Merger, become shareholders of Meridian and, on the Effective Date, their rights as shareholders of Meridian will be determined by Meridian's Articles of Incorporation, Meridian's Bylaws and the PaBCL. If both the Merger and the Meridian/CoreStates Merger are completed, stockholders of UCB will ultimately become shareholders of CoreStates and their rights as shareholders of CoreStates will be determined by the PaBCL, CoreStates' Articles of Incorporation and CoreStates' Bylaws.

   The rights of a holder of UCB Common Stock are similar in some respects and different in other respects from the rights of a holder of Meridian Common Stock or CoreStates Common Stock. The following summarizes certain similarities and differences but does not purport to be a complete description of the similarities and differences between the rights of holders of the common stock of UCB, Meridian and CoreStates. Such differences may be determined in full by reference to New Jersey law, Pennsylvania law, UCB's Certificate of Incorporation and Bylaws, Meridian's Articles of Incorporation and Bylaws and CoreStates' Articles of Incorporation and Bylaws. The information related to CoreStates will be applicable to UCB stockholders only if the Merger and the Meridian/CoreStates Merger are completed.

   The following discussion does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the governing law and the Articles or Certificate of Incorporation and Bylaws of each corporation.

AUTHORIZED CAPITAL

   Meridian's Articles of Incorporation authorize the issuance of 200,000,000 shares of Meridian Common Stock, par value $5.00 per share, and 25,000,000 shares of preferred stock, par value $25.00 per share. As of September 30, 1995, there were 57,822,604 shares of Meridian Common Stock and no shares of Meridian Preferred Stock issued and outstanding. See "DESCRIPTION OF MERIDIAN CAPITAL SECURITIES" in the accompanying Proxy Statement/Prospectus.

   CoreStates' Articles of Incorporation authorize the issuance of 200,000,000 shares of CoreStates Common Stock, par value $1.00 per share, and 10,000,000 shares of Series Preferred Stock, without par value. As of November 1, 1995, there were 139,152,444 shares of CoreStates Common Stock issued and outstanding and no shares of Series Preferred Stock issued and outstanding.


   UCB's Certificate of Incorporation authorizes the issuance of 6,000,000 shares of UCB Common Stock, no par value $1.00 stated value per share, and 3,000,000 shares of preferred stock, no par value (the "UCB Preferred Stock"). As of the Record Date, there were 2,148,150 shares of UCB Common Stock and no shares of UCB Preferred Stock issued and outstanding. UCB Preferred Stock is issuable in series, each having such rights, and preferences as the Board of Directors of UCB may, by adoption of an amendment of UCB's Certificate of Incorporation, fix and determine.


DIRECTORS

  REMOVAL

   Pursuant to Meridian's Articles of Incorporation, Meridian directors may be removed from office without cause by the affirmative vote of a majority of outstanding voting shares.

   Under CoreStates' Bylaws and Pennsylvania law, directors may only be removed for cause. In case the Board of Directors or a class of the Board of Directors or any one or more directors are so removed, new directors may be elected at the same meeting.

   UCB's Certificate of Incorporation does not provide for the removal of directors. However, pursuant to the NJBCA, one or more UCB directors may be removed without cause by the affirmative vote of the majority of votes cast by stockholders entitled to vote for the election of directors.

 NOMINATION

   Meridian's Bylaws provide that nominations for the election of directors may be made by the Board of Directors or any shareholder entitled to vote for the election of directors. Written notice of a shareholder's intent to nominate a director at the meeting must be given by the shareholder and received by the Secretary of Meridian not less than 30 days nor more than 50 days prior to the date of the annual meeting of shareholders. However, if less than 21 days' notice of the meeting is given to shareholders, written notice of a shareholder's intent to nominate a director is required to be delivered to the Secretary of Meridian not later than the seventh day following the day on which notice of the meeting was first mailed to shareholders. The notice is required to be in writing and contain or be accompanied by certain information about such shareholder, as described in Meridian's Bylaws. The chairman of the meeting may, if the facts warrant, determine and declare to the meeting that any nomination made at the meeting was not made in accordance with the foregoing procedures and, in such event, the nomination will be disregarded.

   CoreStates' Bylaws provide that nominations for election of directors may be made by any shareholder entitled to vote for the election of directors so long as written notice of such shareholder's intent to nominate a director at the meeting is given by the shareholder and received by the Secretary of CoreStates not less than 45 days prior to the date of the annual meeting of shareholders. If directors are to be elected by shareholders at any other time, notice is required to be delivered to the Secretary of CoreStates not later than the seventh day following the date on which notice of the

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

meeting was first mailed to shareholders. In lieu of delivery to the Secretary of CoreStates, such notice may be mailed to the Secretary of CoreStates certified mail, return receipt requested, but shall be deemed to have been given only upon actual receipt by the Secretary of CoreStates. The notice is required to be in writing and contain or be accompanied by certain information about such shareholder, as described in CoreStates Bylaws. The chairman of the meeting may, if the facts warrant, determine and declare to the meeting that any nomination made at the meeting was not made in accordance with the foregoing procedures and, in such event, the nomination will be disregarded.

   Neither the Certificate of Incorporation or Bylaws of UCB nor the NJBCA sets forth the procedures pursuant to which UCB shareholders may nominate a candidate for election as a director.

 ELECTION OF DIRECTORS

   Meridian's Articles of Incorporation and Bylaws provide that the Meridian Board of Directors shall be composed of not less than 12 nor more than 24 directors, the number of which may be determined by the Meridian Board of Directors. Currently, the Meridian Board of Directors is composed of 24 members. The Meridian Board of Directors is divided into three classes, each serving three-year terms, so that approximately one-third of the directors of Meridian are elected at each annual meeting of shareholders of Meridian. Classification of the Meridian Board of Directors has the effect of decreasing the number of directors that could be elected in a single year by any person who seeks to elect its designees to a majority of the seats on the Meridian Board of Directors and thereby could impede a change in control of Meridian.

   CoreStates' Articles of Incorporation provide for a classified Board of Directors, consisting of three substantially equal classes of directors, each serving for a three-year term, with the term of each class of directors ending in successive years. The CoreStates Board of Directors currently consists of 17 members. See "CERTAIN INFORMATION REGARDING PENDING MERIDIAN/CORESTATES MERGER -- Management and Operations After the Meridian/CoreStates Merger. Classification of the CoreStates Board may have the effect of decreasing the number of directors that could otherwise be elected at a given annual meeting by anyone who obtains a controlling interest in CoreStates Common Stock and thereby could impede a change in control of CoreStates.

   UCB's Bylaws provide that the UCB Board of Directors shall be composed of not less than 5 nor more than 25 directors, the number of which may be determined by the UCB Board of Directors. Currently, the UCB Board of Directors is composed of six members. UCB's Board of Directors is not classified. All directors of UCB are elected at each annual meeting of shareholders of UCB. Therefore, any person who seeks to elect its designees to a majority of the seats on the UCB Board of Directors could do so at any annual meeting.

 CUMULATIVE VOTING

   Neither Meridian's, CoreStates' nor UCB's shareholders are permitted to cumulate votes in the election of directors.

 LIMITED LIABILITY

   As permitted by the PaBCL, Meridian's Bylaws provide that directors of Meridian are not personally liable for taking or failing to take any action unless the director breached or failed to perform the duties of his or her office as set forth under Pennsylvania law and such breach or failure constitutes self-dealing, willful misconduct or recklessness; provided, however, that there is no such elimination of liability arising under any criminal statute or with respect to the payment of taxes pursuant to local, state or federal law.

   As permitted by the PaBCL, CoreStates' Articles of Incorporation and CoreStates' Bylaws provide that a director or officer shall not be personally liable, as such, for monetary damages for any action taken, or any failure to take any action, unless the director or officer has breached or failed to perform the duties of his or her office and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. Such limitation
(i) does not apply to the responsibility or liability of a director or officer pursuant to any criminal statute or the liability of a director or officer for the payment of taxes, and (ii) may, in the view of certain commentators, shield a director from liability for certain breaches of his or her duty of loyalty as well as his or her duty of care.

   As permitted by the NJBCA, UCB's Certificate of Incorporation provides that directors of UCB are not personally liable for breach of any duty owed to UCB or its shareholders, unless such breach of duty is the result of an act or omission (i) in breach of such director's duty of loyalty to UCB or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit.

 INDEMNIFICATION

   As permitted by the PaBCL, Meridian's Bylaws provide for indemnification of directors, officers and agents for certain litigation-related liabilities and expenses unless the individual's conduct is determined by a court to have constituted willful misconduct or reckless conduct.

   In accordance with the PaBCL, and pursuant to its Bylaws, CoreStates is obligated to indemnify an Indemnified representative (as defined below) against any Liability (as defined below) incurred in connection with any Proceeding (as defined below) in which the Indemnified representative may be involved as a party or otherwise, by reason of the fact that such person is or was serving in an Indemnified capacity (as defined below), including, without limitation, liabilities resulting from any actual or alleged breach or neglect of duty, error, misstatement or misleading statement, negligence, gross negligence or act giving rise to strict or product Liabilities; except:

   1. where such indemnification is expressly prohibited by applicable law, or

   2. where the conduct of the Indemnified representative has been determined to constitute willful misconduct or recklessness within the meaning of 42 Pa.C.S. Section8365(b) (now a reference to PaBCL Section1746(b) or any superseding provision of law, sufficient in the circumstances to bar indemnification against Liabilities arising from the conduct.

   For purposes of the foregoing,

   "Indemnified capacity" means any and all past, present and future service by an indemnified representative in one or more capacities as a director, officer, employee or agent of CoreStates, or, at the request of CoreStates, as a director, officer, employee, agent, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise;

   "Indemnified representative" means any and all directors and officers of the corporation and any other person designated as an indemnified representative by the Board of Directors of CoreStates (which may, but need not, include any person serving at the request of CoreStates, as a director, officer, employee, agent, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise);

   "Liability" means any damage, judgment, amount paid in settlement, fine, penalty, punitive damages, excise tax assessed with respect to an employee benefit plan, or other cost or expense of any nature (including, without limitation, attorneys' fees and disbursements); and

   "Proceeding" means any threatened, pending or completed action, suit, appeal or other proceeding of any nature, whether civil, criminal, administrative or investigative, whether formal or informal, and whether brought by or in the right of CoreStates, a class of its security holders or otherwise.

   As permitted by the NJBCA, UCB's Certificate of Incorporation provides for indemnification of directors, officers, employees and agents of UCB, and any other person serving in such capacity with any other entity at the request of UCB, for certain litigation-related liabilities and expenses to the full extent permitted under the NJBCA.

SHAREHOLDERS' MEETINGS

   Meridian's Bylaws provide that the Board of Directors may fix the date and time of the annual meeting of shareholders, but if no such date is fixed, the meeting for any calendar year is to be held on the third Tuesday of April in such year. Notice of the annual meeting of shareholders must be given not less than 10 days before the date of the meeting. The presence, in person or by proxy, of shareholders entitled to cast at least 66 2/3% of the votes that all shareholders are entitled to cast constitutes a quorum for the transaction of business at the meeting. Meridian's Bylaws provide that special meetings of shareholders may be called at any time by any of the following: (1) the Chief Executive Officer, Chairman or President of Meridian; (2) the Board of Directors of Meridian or the Executive Committee thereof; or (3) Meridian shareholders entitled to cast at least 20% of the votes which all shareholders are entitled to cast at the meeting. Notice of special meetings of shareholders must be given not less than 10 days before the date of the meeting.

   CoreStates Bylaws provide that the Board of Directors may fix and designate the date and time of the annual meeting of shareholders, but if no such date is fixed, the meeting for any calendar year is to be held on the third Tuesday of April in such year. The presence in person or by proxy of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter to be acted upon at the meeting constitutes a quorum at that meeting. CoreStates Bylaws provide that a special meeting of the shareholders may be called at any time by the Chairman of the Board, the President, or the Board of Directors, who may fix the date, time and place of the meeting. If the date, time or place of the meeting is not so fixed, it will be fixed by the Secretary. A date fixed by the secretary cannot be more than 60 days after the date of the calling of the meeting. CoreStates' Bylaws expressly provide that, except when acting by unanimous consent to remove a director or directors, shareholders may act only at a duly organized meeting.

   UCB's Bylaws provide that the Board of Directors may fix the date and time of the annual meeting of shareholders. Notice of the annual meeting of shareholders must be given not less than 10 days nor more than 60 days prior to the date of the meeting. The presence, in person or by proxy, of a majority of the outstanding voting shares constitutes a quorum for the transaction of business at the meeting. A special meeting of UCB's shareholders may be called at any time by any of the following: (1) the Chairman or President of UCB, or (2) a majority of the Board of Directors. The NJBCA provides that holders of 10% or more of all the shares entitled to vote may apply to the Superior Court of New Jersey to order that a special meeting of shareholders be held. Notice of a special meeting of shareholders must be given not less than 10 nor more than 60 days prior to the date of the meeting.

   Meridian's Bylaws set forth procedures pursuant to which any business, including the nomination of directors by a shareholder, may be properly brought by a shareholder before an annual meeting of shareholders. Core-States' Bylaws set forth procedures pursuant to which shareholders may submit nominations for the election of directors, but neither its Bylaws nor its Articles of Incorporation set forth procedures pursuant to which other businesses may be properly brought by a shareholder before an annual meeting of shareholders. Neither UCB's Bylaws nor its Certificate of Incorporation set forth similar procedures pursuant to which business, including the nomination of directors by a shareholder, may be brought before an annual meeting of shareholders.

SHAREHOLDER RIGHTS PLAN

   Meridian has adopted a shareholder rights plan pursuant to which holders of Meridian Common Stock are entitled, under certain circumstances generally involving an accumulation of Meridian Common Stock, to purchase Meridian Common Stock or common stock of the potential acquiror at a substantially reduced price. See "DESCRIPTION OF MERIDIAN CAPITAL SECURITIES -- Shareholder Rights Plan" in the accompanying Proxy Statement/Prospectus. On October 10, 1995, Meridian amended its shareholder rights plan so that such plan would not be triggered by the execution of the Meridian/CoreStates Merger Agreement or the Meridian Stock Option Agreement or completion of the transactions contemplated thereby. Neither CoreStates nor UCB has adopted a shareholder rights plan.

ANTITAKEOVER PROVISIONS

   Meridian and CoreStates are each subject to some, but not all, of various provisions of the PaBCL which are triggered, in general, if any person or group acquires, or discloses an intent to acquire, 20% or more of the voting power of a covered corporation, other than pursuant to a registered firm commitment underwriting or, in certain cases, pursuant to the approving vote of the board of directors. The relevant provisions are contained in Subchapters 25E-H of the PaBCL.

   Subchapter 25E of the PaBCL (relating to control transactions) provides that if any person or group acquires 20% or more of the voting power of a covered corporation, the remaining shareholders may demand from such person or group the fair value of their shares, including a proportionate amount of any control premium.

   Subchapter 25F of the PaBCL (relating to business combinations) delays for five years and imposes conditions upon "business combinations" between an "interested shareholder" and the corporation. The term "business combination" is defined broadly to include various transactions utilizing a corporation's assets for purchase price amortization or refinancing purposes. For this purpose, an "interested shareholder" is defined generally as the beneficial owner of at least 20% of a corporation's voting shares.

   Subchapter 25G of the PaBCL (relating to control-share acquisitions) prevents a person who has acquired 20% or more of the voting power of a covered corporation from voting such shares unless the "disinterested" shareholders approve such voting rights. Failure to obtain such approval exposes the owner to the risk of a forced sale of the shares to the issuer. Even if shareholder approval is obtained, the corporation is also subject to Subchapters 25I and J of the PaBCL. Subchapter 25I provides for a minimum severance payment to certain employees terminated within two years of the approval. Subchapter 25J prohibits the abrogation of certain labor contracts prior to their stated date of expiration.

   Subchapter 25H of the PaBCL (relating to disgorgement) applies in the event that (i) any person or group publicly discloses that the person or group may acquire control of the corporation or (ii) a person or group acquires (or publicly discloses an offer or intent to acquire) 20% or more of the voting power of the corporation and, in either case, sells shares within 18 months thereafter. Any profits from sales of equity securities of the corporation by the person or group during the 18-month period belong to the corporation if the securities that were sold were acquired during the 18-month period or within 24 months prior thereto.

   Subchapters 25E-H of the PaBCL contain a wide variety of transactional and status exemptions, exclusions and safe harbors. As permitted under the PaBCL, Meridian and CoreStates have each opted out of the provisions of Subchapters 25G and H but are subject to the provisions of Subchapters 25E and F. Such action can be reversed under certain circumstances.

   In addition, the fiduciary duty standards applicable to the Board of Directors of each of Meridian and CoreStates under the PaBCL may have the effect of deterring or discouraging, among other things, a nonnegotiated tender or exchange offer for Meridian or CoreStates stock, a proxy contest for control of Meridian or CoreStates, the assumption of control of Meridian or CoreStates by a holder of a large block of Meridian's or CoreStates' stock, respectively, and the removal of Meridian's or CoreStates' management. See "DESCRIPTION OF MERIDIAN CAPITAL SECURITIES -- Special Charter and Pennsylvania Corporation Law Provisions" in the accompanying Proxy Statement/Prospectus.

   Under a provision of the Pennsylvania Banking Code of 1965 designed to protect shareholders of Pennsylvania banking institutions, subject to certain exceptions, no person may offer to acquire, or acquire, control of more than 10% of the outstanding shares of a Pennsylvania banking institution or 5% of the outstanding shares of a Pennsylvania banking institution if such institution had net operating loss carry forwards in excess of 20% of its total shareholders' equity as reported in its most recent publicly available annual financial statements, without the prior written approval of the Pennsylvania Department of Banking.

   The New Jersey Shareholders Protection Act ("NJSPA") provides that no corporation organized under the laws of New Jersey with its principal executive offices or significant operations located in New Jersey (a "New Jersey Resident Domestic Corporation") may engage in any "business combination" (as defined in the NJSPA, a "Business Combination") with any interested shareholder (as defined in the NJSPA, an "Interested Stockholder") of that New Jersey Resident Domestic Corporation for a period of five years following that Interested Stockholder's stock acquisition unless that Business Combination is approved by the board of directors of that New Jersey Resident Domestic Corporation prior to that Interested Stockholder's stock acquisition. The term Business Combination as defined in the NJSPA includes, among other things, certain mergers, consolidations, asset transfers, stock issuances, plans of liquidation and recapitalizations. Interested Stockholder, as defined in the NJSPA, includes certain holders of 10% or more of the voting power of the outstanding voting stock of that New Jersey Resident Domestic Corporation and certain affiliates of the New Jersey Resident Domestic Corporation that at any time within the five year period immediately prior to the date in question were the beneficial owners, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the New Jersey Resident Domestic Corporation.

   Pursuant to the NJSPA, no New Jersey Resident Domestic Corporation may engage, at any time, in any Business Combination with any Interested Stockholder of that New Jersey Resident Domestic Corporation other than: (i) a Business Combination approved by the board of directors of that New Jersey Resident Domestic Corporation prior to that Interested Stockholder's stock acquisition, (ii) a Business Combination approved by the affirmative vote of the holders of two-thirds of the voting stock not beneficially owned by that Interested Stockholder at a meeting called for such purpose, or (iii) a Business Combination where the Interested Stockholder pays a formula price designed to ensure that all holders (other than the Interested Stockholder) of stock of the New Jersey Resident Domestic Corporation receive at least the highest price per share paid by that Interested Stockholder. The NJSPA does not apply to certain inadvertent acquisitions, provided the shareholder divests itself or himself of a sufficient number of shares in accordance with the NJSPA. A New Jersey Resident Domestic Corporation may not opt-out of the NJSPA.

   Under the NJBCA, the director of a New Jersey corporation may consider, in discharging his or her duties to the corporation and in determining what he or she reasonably believes to be in the best interests of the corporation, any of the following (in addition to the effects of any action on shareholders): (i) the effects of the action on the corporation's employees, suppliers, creditors and customers, (ii) the effects of the action on the community in which the corporation operates and (iii) the long-term as well as the short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation. If, on the basis of the foregoing factors, the board of directors determines that any proposal or offer to acquire the corporation is not in the best interests of the corporation, it may reject such proposal or offer, in which event the board of directors will have no duty to remove any obstacles to, or refrain from impeding, such proposal or offer.

REQUIRED SHAREHOLDER VOTE

 GENERAL

   Subject to the voting rights of any series of Meridian Preferred Stock then outstanding, the holders of Meridian Common Stock possess exclusive voting rights of Meridian. Each holder of Meridian Common Stock is entitled to one vote for each share owned of record. There are no cumulative voting rights in the election of directors. For general corporate action of the shareholders of Meridian, the affirmative vote of a majority of the votes cast in person or by proxy at a shareholders' meeting is required for approval.

   Subject to the voting rights of any series of CoreStates Series Preferred Stock then outstanding, the holders of CoreStates Common Stock possess exclusive voting rights of CoreStates. Each holder of CoreStates Common Stock is entitled to one vote for each share owned of record. There are no cumulative voting rights in the election of directors. For general corporate action of the shareholders of CoreStates, the affirmative vote of a majority of the votes cast in person or by proxy at a shareholders' meeting at which a quorum is present is required for approval.

   Subject to the voting rights of any series of UCB Preferred Stock then outstanding, the holders of UCB Common Stock possess exclusive voting rights of UCB. Each holder of UCB Common Stock is entitled to one vote for each share owned of record. There are no cumulative voting rights in the election of directors. For general corporate actions submitted to the shareholders of UCB, the affirmative vote of a majority of votes cast at any shareholders' meeting is required for approval.

 FUNDAMENTAL CHANGES

   Meridian's Articles of Incorporation require that a plan of merger, consolidation, share exchange, division, conversion or transfer of all, or substantially all, the assets of Meridian (other than in the usual and regular course of business) must be approved by the affirmative vote of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast. In the absence of prior approval by Meridian's Board of Directors, Meridian's Articles of Incorporation require a vote of shareholders with at least 80% of Meridian's total voting power to approve any merger, consolidation, share exchange, asset transfer (in respect of a sale, lease, exchange or other disposition of all, or substantially all, the assets of Meridian) or similar transactions involving a shareholder holding 5% or more of Meridian's voting power.

   CoreStates Articles of Incorporation and Bylaws do not contain similar provisions with respect to business combinations. However, under the PaBCL, applicable to CoreStates, a plan of merger, consolidation, share

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

exchange, division, conversion or asset transfer (in respect of a sale, lease, exchange or other disposition of all, or substantially all, the assets of a corporation other than in the usual and regular course of business) generally must be proposed by the board of directors and approved by the affirmative vote of a majority of the votes cast by all shareholders of any class or series of shares entitled to vote thereon as a class.


   The PaBCL also provides that if a shareholder of a registered corporation is a party to a sale of assets transaction, share exchange, merger or consolidation involving the corporation or a subsidiary, or if a shareholder is to receive a disproportionate amount of the shares or other securities of any corporation surviving or resulting from a plan of division, or is to be treated differently in a corporate dissolution from other shareholders of the same class, or is to have a materially increased percentage of voting or economic share interest in the corporation relative to substantially all other shareholders as a result of a reclassification, then approval must be obtained of the shareholders entitled to cast at least a majority of the votes which all shareholders other than the interested shareholder are entitled to cast with respect to the transaction, without counting the votes of the interested shareholder (and certain affiliated and associated persons). Such additional shareholder approval is not required if the consideration to be received by the other shareholders in such transaction for shares of any class is not less than the highest amount paid by the interested shareholder in acquiring shares of the same class, or if the proposed transaction is approved by a majority of the board of directors other than certain directors affiliated or associated with, or nominated by, the interested shareholder.

   Under the PaBCL, an articles amendment or plan of reclassification, merger, consolidation, exchange, asset transfer, division or conversion that provides mandatory special treatment for the shares of a class held by particular shareholders or groups of shareholders that differs materially from the treatment accorded other shareholders or groups of shareholders holding shares of the same class must be approved by each group of holders of any outstanding shares of a class who are to receive the same special treatment under the amendment or plan, voting as a special class in respect of the plan, regardless of any limitations stated in the articles or bylaws on the voting rights of any class or series. At the option of the corporation's board of directors, the approval of such special treatment by any such affected group may be omitted, but in such event the holder of any outstanding shares of the special class so denied voting rights will be entitled to dissenters' rights (i.e., the right to demand payment in cash by the corporation of the fair value of the shareholder's shares).

   UCB's Certificate of Incorporation requires a supermajority vote of shareholders to approve business combinations (includes any merger, consolidation, or any sale, transfer, or other disposition of all or a substantial part of the assets of UCB). For a business combination which has been recommended by at least 66 2/3 % of UCB's Board of Directors, the affirmative vote of 66 2/3 % of the shares entitled to vote is required for approval. For a business combination which has not been recommended by at least 66 2/3 % of UCB's Board of Directors, the affirmative vote of 75% of the shares entitled to vote is required for approval.

 AMENDMENT OF ARTICLES OR CERTIFICATE OF INCORPORATION

   Meridian's Articles of Incorporation contain various provisions that require a supermajority vote of shareholders to amend or repeal particular sections of such Articles. Amendment or repeal of the provisions of Meridian's Articles of Incorporation relating to noncumulative voting, the classification of directors, the requirement of holding meetings for shareholder action, the amendment of Bylaws generally, and the consideration of non-economic factors by Meridian's Board of Directors in evaluating a tender offer, all require a 66 2/3 % vote of shareholders, absent prior Meridian Board approval. In the case of certain other provisions, including the supermajority vote requirement on a merger or similar transaction with a 5% or greater Meridian shareholder, amendment or repeal requires a vote of shareholders owning 80% of Meridian's outstanding shares or a 66 2/3 % vote of both Meridian's Board of Directors and its shareholders.

   CoreStates' Articles of Incorporation may be amended in the manner prescribed by the PaBCL. The PaBCL generally provides that an amendment of the articles of incorporation must be proposed by the Board of Directors and may be adopted by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon. Notwithstanding the foregoing, without the consent of the holders of at least two-thirds of the shares of Series Preferred Stock outstanding, CoreStates cannot adopt or effect any amendment to its Articles of Incorporation which would adversely affect the rights or preferences of the Series Preferred Stock (except as may be expressly permitted under its Articles of Incorporation with the consent of the holders of a majority of the shares of Series Preferred Stock); provided, however, that if any such amendment adversely affects the rights or preferences of one or more, but not all, of the series of Series Preferred Stock at the time outstanding, the consent of the holders of at least two-thirds shares of all Series Preferred Stock is required.

   The NJBCA provides that a corporation's articles of incorporation may be amended upon approval of such corporation's board of directors and the affirmative vote of a majority of the votes cast by shareholders entitled to vote, subject to any supermajority requirements set forth in such articles of incorporation. UCB's Certificate of Incorporation requires the affirmative vote of 66 2/3 % of the shares entitled to vote to amend any of the provisions set forth in Article VI of UCB's Certificate of Incorporation regarding business combinations.

AMENDMENT OF BYLAWS

   The authority to amend or repeal Meridian's Bylaws is vested in Meridian's Board of Directors, subject always to the power of the shareholders of Meridian to change such action by the affirmative vote of shareholders holding at least 66 2/3 % of the voting power (except that any amendment to the indemnification provisions set forth in the Bylaws requires the affirmative vote of 66 2/3 % of the Board of Directors or shareholders holding 80% of the voting power).

   CoreStates Bylaws may be amended by shareholder vote by a majority of the votes cast by all shareholders entitled to vote or by a majority of the Board of Directors if the matter in question is not required to be submitted to the shareholders by statute.

   UCB's Bylaws may be amended by the Board of Directors of UCB or by the affirmative vote of the majority of votes cast by shareholders entitled to vote on such amendment.

MANDATORY TENDER OFFER PROVISION

   Meridian's Articles of Incorporation provide that any person or entity acquiring Meridian capital stock with 25% or more of Meridian's total voting power is required to offer to purchase, for cash, all shares of Meridian's voting stock, at a price per share equal to the highest price paid by such person for each respective class of Meridian's voting stock within the preceding twelve months. Neither CoreStates' Articles of Incorporation nor UCB's Certificate of Incorporation contain an equivalent provision. The PaBCL also provides that following any acquisition by a person or group of more than 20% of a publicly-held corporation's voting stock, the remaining shareholders have the right to receive payment, in cash, for their shares from such person or group of an amount equal to the "fair value" of their shares. The NJBCA contains no equivalent provision.

DISSENTERS' RIGHTS

   Under the PaBCL, a shareholder of a corporation is generally entitled to receive payment for the fair value of such shareholder's shares if such shareholder duly exercises its dissenters' rights with respect to a plan of merger or consolidation, share exchange or asset transfer, to which such corporation is a party, except if the shares are (i) listed on a national securities exchange or (ii) held by more than 2,000 shareholders. The foregoing market exceptions do not apply, and dissenters' rights generally are available in respect of, (i) shares that are not converted solely into shares or shares and money in lieu of fractional shares, (ii) shares of any preferred or special class unless the shareholders of the class are entitled to vote on the plan and such class vote is required for the adoption of the plan or to effectuate the transaction and (iii) shares which under the plan are treated differently from shares of the same class or series and which are not entitled to vote as a special class under PaBCL Section1906(c). The PaBCL allows a corporation to provide dissenters' rights notwithstanding the statutory exceptions but neither Meridian's nor CoreStates' Articles of Incorporation or Bylaws require such optional dissenters' rights. Under the PaBCL, if a plan of merger or consolidation, share exchange, asset transfer, division or conversion is adopted by the directors only, without any shareholder approvals required, the shareholders have no statutory dissenters' rights in respect of the plan other than optional dissenters' rights, if any. In respect of the Merger and the Meridian/CoreStates Merger, no statutory dissenters' rights are applicable and no optional dissenters' rights have been granted to shareholders.

   The NJBCA generally provides for dissenters' rights in connection with any merger or consolidation or any sale, lease, exchange, or other disposition of all or substantially all of the assets of the corporation not in the usual or ordinary course of business. However, no such rights exist with respect to (i) any class or series of shares that is listed on a national securities exchange or is held of record by not less than 1,000 holders on the record date fixed to determine the shareholders entitled to vote on the transaction, or, generally, (ii) any transaction in connection with which the shareholders of the corporation will receive only (a) cash, (b) securities that, upon consummation of the transaction, will be listed on a national securities exchange or held by record by not less than 1,000 holders, or (c) cash and such securities. A shareholder of a corporation may also dissent from any acquisition of shares owned by such shareholder in connection with the acquisition by another New Jersey corporation, in exchange for its shares, of all the shares of a class or series of securities of such corporation. Any shareholder that perfects dissenters' rights under the NJBCA is entitled to receive the "fair value" of such shares as determined either by agreement between such shareholder and the corporation or by a court of competent jurisdiction. UCB stockholders have no dissenters' rights with respect to the Merger and, if the Merger is consummated, would have no dissenters' rights, as shareholders of Meridian, with respect to the Meridian/CoreStates Merger.

DIVIDENDS

   Under the PaBCL, a corporation may pay dividends unless, after giving effect thereto, (i) the corporation would be unable to pay its debts as they come due in the usual course of business or (ii) the total assets of the corporation would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time as of which the distribution is measured, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

   Subject to any restrictions contained in a corporation's certificate of incorporation, the NJBCA provides that a corporation may pay dividends unless, after giving effect thereto, (i) the corporation would be unable to pay its debts as they become due in the usual course of its business or (ii) the corporation's total assets would be less than its total liabilities. UCB's Certificate of Incorporation provides that no dividends may be paid on UCB Common Stock if UCB is in default with respect to any dividend due and payable on, or any sinking fund or redemption requirements with respect to, any outstanding UCB Preferred Stock.

VOLUNTARY DISSOLUTION

   Under the PaBCL and Meridian's Articles of Incorporation, if at least 66 2/3 % of Meridian's Board of Directors recommends that Meridian be dissolved and directs that the question be submitted to a vote at a meeting of shareholders, Meridian may be dissolved upon the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon and, if any class of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class vote. If at least 66 2/3 % of Meridian's Board of Directors has not recommended that Meridian be dissolved, Meridian may be dissolved upon the affirmative vote of shareholders entitled to cast at least 80% of the votes which all shareholders are entitled to cast.

   Under the PaBCL, if CoreStates' Board of Directors recommends that CoreStates be dissolved and directs that the question be submitted to a vote at a meeting of shareholders, CoreStates may be dissolved upon the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon and, if any class of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class vote.

   Under the NJBCA, UCB may be dissolved upon the consent of all its shareholders entitled to vote thereon or, alternatively, if the UCB Board recommends that UCB be dissolved and directs that the question be submitted to a vote at a meeting of shareholders, UCB may be dissolved upon the affirmative vote of a majority of the votes cast by the shareholders entitled to vote thereon and, if any class or series of securities of UCB is entitled to vote on such motion as a class, upon the affirmative vote of a majority of the votes cast by each such class. If the dissolution is proposed by, on behalf of or pursuant to any agreement, arrangement or understanding with an Interested Stockholder, the NJSPA will apply. See "Antitakeover Provisions" above.

PREEMPTIVE RIGHTS

   Neither the holders of Meridian Common Stock, CoreStates Common Stock, nor UCB Common Stock are entitled to preemptive rights.

                                   EXPERTS

   The consolidated financial statements of Meridian and subsidiaries as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the aforementioned financial statements contains an explanatory paragraph which discusses that Meridian adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, and No. 112, Employers' Accounting for Postemployment Benefits, in 1994, and No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, and No. 109, Accounting for Income Taxes, in 1993.

   The consolidated financial statements of UCB as of December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the aforementioned consolidated financial statements refers to a change in method of accounting for certain investments in debt and equity securities in 1994, income taxes in 1993 and post-retirement benefits other than pensions in 1992.


   The consolidated financial statements of CoreStates for the years ended December 31, 1994, 1993 and 1992 included in Meridian's Current Report on Form 8-K filed December 29, 1995 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                                                       ANNEX A
                                                                       -------












                   UPDATED OPINION OF GOLDMAN, SACHS & CO.

                  [LETTERHEAD OF GOLDMAN SACHS & CO., INC.]



January 4, 1996

Board of Directors
United Counties Bancorporation
Four Commerce Drive
Cranford, New Jersey 07016

Gentlemen:

You have requested our opinion as to the fairness to the holders of the outstanding shares of Common Stock, no par value (the "Shares"), of United Counties Bancorporation (the "Company") of the exchange ratio of 5.0 shares of Common Stock, par value $5.00 per share ("Meridian Common Stock"), of Meridian Bancorp, Inc. ("Meridian") to be received for each Share (the "Exchange Ratio") pursuant to the Agreement and Plan of Merger dated as of May 23, 1995 between Meridian and the Company (the "Agreement").

Goldman, Sachs & Co. ("Goldman Sachs"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company, having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We also regularly provide investment banking and financial advisory services to Meridian, including having acted as its financial advisor in connection with its proposed merger (the "Meridian/CoreStates Merger") with CoreStates Financial Corp. ("CoreStates") pursuant to the Agreement and Plan of Merger, dated as of October 10, 1995 (the "Meridian/CoreStates Agreement"), its acquisition of Commonwealth Bancshares Corporation in 1993, its disposition of Meridian Title Insurance Co. in 1992 and its disposition of selected credit card assets to Mellon Bank Corporation in 1991, and having acted as co-manager in its common stock offering in 1991, and we can be expected to continue to provide investment banking and financial advisory services to Meridian. If the transactions contemplated by the Meridian/CoreStates Agreement are completed, each share of Meridian Common Stock will be converted into the right to receive 1.225 shares of common stock, par value $1.00 per share, of CoreStates ("CoreStates Common Stock"), subject to possible increase under certain circumstances. Goldman Sachs is a full service securities firm and in the course of its trading activities it may from time to time effect transactions and hold positions in the securities of the Company, Meridian and CoreStates.


In connection with this opinion, we have reviewed, among other things, the Agreement; the Meridian/CoreStates Agreement; the Proxy Statement/Prospectus, dated September 25, 1995, of the Company and Meridian and the Supplement thereto, dated the date of this opinion; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company, Meridian and CoreStates for the five years ended December 31, 1994; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company, Meridian and CoreStates; certain other communications from the Company, Meridian and CoreStates to their respective stockholders; and certain internal financial analyses and forecasts for the Company, Meridian and CoreStates prepared by their respective managements. We also have held discussions with members of the senior management of the Company, Meridian and CoreStates regarding the past and current business operations, regulatory relationships, financial condition and future prospects of their respective companies individually and as combined. In addition, we have reviewed the reported price and trading activity for the Shares, Meridian Common Stock and CoreStates Common Stock, compared certain financial and stock market information for the Company, Meridian and CoreStates with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

We have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion. In that regard, we have assumed, with your consent, that the financial forecasts, including, without limitation, cost savings and operating synergies projected by Meridian to result from the merger contemplated by the Agreement and from the Meridian/CoreStates Merger, have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the Company, Meridian and CoreStates and that such forecasts will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed, with your consent, that such allowances for each of the Company, Meridian and CoreStates are adequate to cover all such losses. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of the Company, Meridian or CoreStates or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed with your consent that each of the merger contemplated by the Agreement and the Meridian/CoreStates Merger will be accounted for as a pooling of interests under generally accepted accounting principles.


Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair to the holders of Shares.




Very truly yours,



GOLDMAN, SACHS & CO.

                                   PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

   The bylaws of Meridian provide for (1) indemnification of directors, officers, employees and agents of the registrant and its subsidiaries and (2) the elimination of a director's liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

   Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by Meridian.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

 (a)  Exhibits.

    2.1  Agreement and Plan of Merger dated as of May 23, 1995, between Meridian Bancorp,
         Inc. and United Counties Bancorporation (included as Annex A to the Proxy
         Statement/Prospectus). Schedules are omitted; Meridian Bancorp, Inc. agrees to furnish copies of such schedules to the Commission upon request.
    2.2  Stock Option Agreement, dated May 23, 1995, between Meridian Bancorp, Inc.
         and United Counties Bancorporation (included as Annex B to the Proxy
         Statement/Prospectus).
    2.4  Bank Plan of Merger, dated as of May 23, 1995, between Meridian Bank, New
         Jersey and United Counties Trust Company (included as Exhibit 3 to Annex
         A to the Proxy Statement/Prospectus).
    2.5  Agreement and Plan of Merger, dated as of October 10, 1995, by and between
         Meridian Bancorp, Inc. and CoreStates Financial Corp. (Incorporated herein by reference to Exhibit 99.2 to the Current Report on Form 8-K, dated October
         10, 1995, of Meridian Bancorp, Inc.).
    3.1  Articles of Incorporation of Meridian Bancorp, Inc., as amended (incorporated herein by reference to Exhibit 3.1 to the Annual Report on Form 10-K of Meridian
         Bancorp, Inc. for the year ended December 31, 1994).
    3.2  Bylaws of Meridian Bancorp, Inc., as amended (incorporated herein by reference to Exhibit 3.2 to the Annual Report on Form 10-K of Meridian Bancorp, Inc.
         for the year ended December 31, 1991).
    4.1  Rights Agreement dated July 25, 1989, between Meridian Bancorp, Inc. and
         Meridian Bank, as Rights Agent (incorporated herein by reference to the
         Registration Statement on Form 8-A of Meridian Bancorp, Inc. filed August
         14, 1989).
    4.2  Amendment to Rights Agreement, dated as of June 28, 1994, between Meridian
         Bancorp, Inc. and Meridian Trust Company, as Rights Agent, incorporated herein by reference to Exhibit 2.2 of Amendment No. 1, filed July 25, 1994, to the
         Registration Statement on Form 8-A of the Registrant, filed August 14, 1989.
    4.3  Amendment to Rights Agreement, dated as of October 10, 1995, between Meridian
         Bancorp, Inc. and Meridian Trust Company. (Incorporated herein by reference to Exhibit 2.3 to Amendment No. 2 on Form 8-A/A, dated November 6, 1995, to the Registration Statement on Form 8-A dated August 11, 1989 of Meridian
         Bancorp, Inc.).

                                      II-1

    4.4  Meridian Bancorp, Inc. has outstanding long-term debt which does not exceed
         10% of the total assets of Meridian Bancorp, Inc. and its consolidated subsidiaries; therefore, copies of the constituent instruments defining the rights of the holders of such debt are not included as exhibits to this
         Registration Statement. Meridian Bancorp, Inc. agrees to furnish copies of such instruments to the Commission upon request.
    5.1  Opinion of Stevens & Lee re: Legality of Common Stock.*
    8.1  Form of Opinion of Stevens & Lee re: Tax Matters.*
   10.1  Stock Option Agreement, dated as of October 10, 1995, by and between Meridian
         Bancorp, Inc., as issuer, and CoreStates Financial Corp, as grantee.
         (Incorporated herein by reference to Exhibit A to Exhibit 99.2 to the Current
         Report on Form 8-K, dated October 10, 1995, of Meridian Bancorp, Inc.).
   10.2  Stock Option Agreement, dated as of October 10, 1995, by and between CoreStates
         Financial Corp, as issuer, and Meridian Bancorp, Inc., as grantee. (Incorporated herein by reference to "Exhibit B to Exhibit 99.2 to the Current Report on
         Form 8-K dated October 10, 1995, of Meridian Bancorp, Inc.)
   23.1  Consent of KPMG Peat Marwick LLP as to consolidated financial statements of Meridian Bancorp, Inc. as of December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994.
   23.2  Consent of KPMG Peat Marwick LLP as to consolidated financial statements of United Counties Bancorporation as of December 31, 1994 and 1993 and for
         each of the three years in the three year period ended December 31, 1994.
   23.3  Consent of Stevens & Lee (contained in Exhibit 5).*
   23.4  Consent of Stevens & Lee (contained in Exhibit 8.1).*
   23.5  Consent of Goldman, Sachs & Co., Inc.*
   23.6  Updated Consent of Goldman, Sachs & Co., Inc.
   23.7  Consent of Ernst & Young LLP as to consolidated financial statements of
         CoreStates Financial Corp as of December 31, 1994 and 1993 and for each of the three years ended December 31, 1994.
   23.8  Consent of Coopers & Lybrand LLP as to consolidated financial statements of Independence Bancorp, Inc. as of December 31, 1993 and for the years ended
         December 31, 1993 and 1992.
   23.9  Consent of KPMG Peat Marwick LLP as to consolidated financial statements of Constellation Bancorp as of December 31, 1993 and for the years ended
         December 31, 1993 and 1992.
   24.1  Powers of Attorney of Directors and Officers.*
   99.1  Opinion of Goldman, Sachs & Co., dated September 21, 1995 (included as Annex
         C to the Proxy Statement/Prospectus).
   99.2  Form of Proxy for the Special Meeting of Stockholders of United Counties
         Bancorporation.*
   99.3  Employment agreement, dated September 9, 1993, by and between United Counties
         Bancorporation, United Counties Trust Company and Eugene H. Bauer (incorporated herein by reference to Exhibit I to the Current Report on Form 8-K dated
         September 22, 1993 of United Counties Bancorporation).
   99.4  Agreement dated May 23, 1995 between Eugene H. Bauer and United Counties
         Bancorporation.*
   99.5  Updated Opinion of Goldman, Sachs & Co., dated January 4, 1996 (included as Annex A to the Proxy Statement/Prospectus Supplement).
   99.6  Revised Form of Proxy for the reconvened Special Meeting of Shareholders of United Counties Bancorporation.

------
*Previously filed.

   (b) Financial Statement Schedules.

   None required. Applicable schedules are included in documents incorporated herein by reference.

ITEM 22. UNDERTAKINGS.

   (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

   (c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

       (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the bylaws of the registrant, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this post-effective amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reading, Commonwealth of Pennsylvania, on December 27, 1995.


                                            MERIDIAN BANCORP, INC.
                                            (Registrant)

                                            By: /s/ Samuel A. McCullough
                                            ---------------------------------
                                                Samuel A. McCullough,
                                                Chairman and Chief
                                                Executive Officer


   Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to registration statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                                  Title                              Date
 ----------------------------------   ------------------------------------------   --------------------

/s/ Samuel A. McCullough
-----------------------------------  Chairman, Chief Executive Officer and Director
Samuel A. McCullough                 (Principal Executive Officer)                December 27, 1995

/s/ David E. Sparks*
-----------------------------------  Vice Chairman, Chief Financial Officer and
David E. Sparks                      Director (Principal Financial Officer)       December 27, 1995

/s/ Michael B. High
-----------------------------------  Senior Vice President (Principal
Michael B. High                      Accounting Officer)                          December 27, 1995

/s/ Delight E. Breidegam, Jr.*       Director
-----------------------------------
DeLight E. Breidegam, Jr.                                                         December 27, 1995

/s/ Thomas F. Burke, Jr.*            Director
-----------------------------------
Thomas F. Burke, Jr.                                                              December 27, 1995

/s/ Robert W. Cardy*                 Director
-----------------------------------
Robert W. Cardy                                                                   December 27, 1995

                                     Director
-----------------------------------
Harry Corless                                                                     December 27, 1995

/s/ William D. Davis*                Director
-----------------------------------
William D. Davis                                                                  December 27, 1995

                                     Director
-----------------------------------
Julius W. Erving                                                                  December 27, 1995

/s/ Fred D. Hafer*                   Director
-----------------------------------
Fred D. Hafer                                                                     December 27, 1995

                                     Director
-----------------------------------
Lawrence C. Karlson                                                               December 27, 1995

                                     Director
-----------------------------------
Ezekiel S. Ketchum                                                                December 27, 1995

/s/ Sidney D. Kline, Jr.*            Director
-----------------------------------
Sidney D. Kline, Jr.                                                              December 27, 1995

/s/ George W. Leighow*               Director
-----------------------------------
George W. Leighow                                                                 December 27, 1995

                                      II-5



             Signature                                  Title                              Date
 ----------------------------------   ------------------------------------------   --------------------

/s/ Joseph F. Paquette, Jr.*         Director
-----------------------------------
Joseph F. Paquette, Jr.                                                           December 27, 1995

/s/ Daniel H. Polett*                Director
-----------------------------------
Daniel H. Polett                                                                  December 27, 1995

/s/ Lawrence R. Pugh*                Director
-----------------------------------
Lawrence R. Pugh                                                                  December 27, 1995

                                     Director
-----------------------------------
Paul R. Roedel                                                                    December 27, 1995

/s/ Wilmer R. Schultz*               Director
-----------------------------------
Wilmer R. Schultz                                                                 December 27, 1995

/s/ Robert B. Seidel*                Director
-----------------------------------
Robert B. Seidel                                                                  December 27, 1995

/s/ Judith M. von Seldeneck*         Director
-----------------------------------
Judith M. von Seldeneck                                                           December 27, 1995

/s/ George Strawbridge, Jr.*         Director
-----------------------------------
George Strawbridge, Jr.                                                           December 27, 1995

/s/ Anita A. Summers*                Director
-----------------------------------
Anita A. Summers                                                                  December 27, 1995

/s/ Earle A. Wootton*                Director
-----------------------------------
Earle A. Wootton                                                                  December 27, 1995

*/s/ Samuel A. McCullough
-----------------------------------
Attorney-in-fact                                                                  December 27, 1995

                                EXHIBIT INDEX

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a)  Exhibits.

      2.1  Agreement and Plan of Merger dated as of May 23, 1995, between Meridian Bancorp,
           Inc. and United Counties Bancorporation (included as Annex A to the Proxy
           Statement/Prospectus). Schedules are omitted; Meridian Bancorp, Inc. agrees to furnish copies of such schedules to the Commission upon request.
      2.2  Stock Option Agreement, dated May 23, 1995, between Meridian Bancorp, Inc.
           and United Counties Bancorporation (included as Annex B to the Proxy
           Statement/Prospectus).
      2.4  Bank Plan of Merger, dated as of May 23, 1995, between Meridian Bank, New
           Jersey and United Counties Trust Company (included as Exhibit 3 to Annex
           A to the Proxy Statement/Prospectus).
      3.1  Articles of Incorporation of Meridian Bancorp, Inc., as amended (incorporated herein by reference to Exhibit 3.1 to the Annual Report on Form 10-K of Meridian
           Bancorp, Inc. for the year ended December 31, 1994).
      3.2  Bylaws of Meridian Bancorp, Inc., as amended (incorporated herein by reference to Exhibit 3.2 to the Annual Report on Form 10-K of Meridian Bancorp, Inc.
           for the year ended December 31, 1991).
      4.1  Rights Agreement dated July 25, 1989, between Meridian Bancorp, Inc. and
           Meridian Bank, as Rights Agent (incorporated herein by reference to the
           Registration Statement on Form 8-A of Meridian Bancorp, Inc. filed August
           14, 1989).
      4.2  Amendment to Rights Agreement, dated as of June 28, 1994, between Meridian
           Bancorp, Inc. and Meridian Trust Company, as Rights Agent, incorporated herein by reference to Exhibit 2.2 of Amendment No. 1, filed July 25, 1994, to the
           Registration Statement on Form 8-A of the Registrant, filed August 14, 1989.
      4.3  Meridian Bancorp, Inc. has outstanding long-term debt which does not exceed
           10% of the total assets of Meridian Bancorp, Inc. and its consolidated subsidiaries; therefore, copies of the constituent instruments defining the rights of the holders of such debt are not included as exhibits to this
           Registration Statement. Meridian Bancorp, Inc. agrees to furnish copies of such instruments to the Commission upon request.
      5.1  Opinion of Stevens & Lee re: Legality of Common Stock.*
      8.1  Form of Opinion of Stevens & Lee re: Tax Matters.*
     23.1  Consent of KPMG Peat Marwick LLP as to consolidated financial statements of Meridian Bancorp, Inc. as of December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994.
     23.2  Consent of KPMG Peat Marwick LLP as to consolidated financial statements of United Counties Bancorporation as of December 31, 1994 and 1993 and for
           each of the three years in the three year period ended December 31, 1994.
     23.3  Consent of Stevens & Lee (contained in Exhibit 5).*
     23.4  Consent of Stevens & Lee (contained in Exhibit 8.1).*
     23.5  Consent of Goldman, Sachs & Co., Inc.
     23.6  Updated Consent of Goldman, Sachs & Co., Inc.
     23.7  Consent of Ernst & Young LLP as to consolidated financial statements of
           CoreStates Financial Corp as of December 31, 1994 and 1993 and for each of the three years ended December 31, 1994.
     23.8  Consent of Coopers & Lybrand LLP as to consolidated financial statements of Independence Bancorp, Inc. as of December 31, 1993 and for the years ended
           December 31, 1993 and 1992.
     23.9  Consent of KPMG Peat Marwick LLP as to consolidated financial statements of Constellation Bancorp as of December 31, 1993 and for the years ended
           December 31, 1993 and 1992.
     24.1  Powers of Attorney of Directors and Officers.*
     99.1  Opinion of Goldman, Sachs & Co., dated September 21, 1995 (included as Annex
           C to the Proxy Statement/Prospectus).
     99.2  Form of Proxy for the Special Meeting of Stockholders of United Counties
           Bancorporation.*
     99.3  Employment Agreement, dated September 9, 1993, by and between United Counties
           Bancorporation, United Counties Trust Company and Eugene H. Bauer (incorporated herein by reference to Exhibit I to the Current Report on Form 8-K dated
           September 22, 1993 of United Counties Bancorporation).
     99.4  Agreement dated May 23, 1995 between Eugene H. Bauer and United Counties
           Bancorporation.*
     99.5  Updated opinion of Goldman, Sachs & Co., dated January 4, 1996 (included as Annex A to the Proxy Statement/Prospectus Supplement).
     99.6  Revised Form of Proxy for the reconvened Special Meeting of Shareholders of United Counties Bancorporation.
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* Previously filed.